As filed with the Securities and Exchange Commission on April 26, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________

TASKER CAPITAL CORP.

(Exact Name of Registrant as Specified in its Charter)
_____________

Nevada	2844	88-0426048
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

39 Old Ridgebury Road
Danbury, Connecticut 06810
(203) 730-4350
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Richard Falcone
President and Chief Executive Officer
Tasker Capital Corp.
39 Old Ridgebury Road
Danbury, Connecticut 06810
(203) 730-4350
(Name, Address and Telephone Number of Agent for Service)
_____________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share (2)	34,138,319	$ 0.67	$22,872,673.73	$2,447.38

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

_____________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

* * * * * *

Subject to Completion, dated April 26, 2006

Preliminary Prospectus

TASKER CAPITAL CORP.

34,138,319 Shares of Common Stock

_______________________

This prospectus relates to the offer and sale from time to time of up to 34,138,319 shares of our common stock by the persons described in this prospectus, whom we call the “selling stockholders.” Of such 34,138,319 shares, 16,283,470 shares are being offered for resale by current stockholders and 17,854,849 shares are being offered for resale upon exercise of warrants held by certain of the selling stockholders. We are registering these shares as required by the terms of registration rights agreements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if the selling stockholders sell them.

Our common stock is currently traded on the OTC Bulletin Board under the symbol “TKER.” The closing price of our common stock on April 21, 2006 was $0.67 per share.

This investment involves risks. You should refer to the discussion of risk factors, beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

, 2006

TABLE OF CONTENTS

Page
Forward Looking Statements	i
Prospectus Summary	1
Risk Factors	3
Price Range Of Common Stock	9
Selected Financial Data	10
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	11
Business	22
Management	31
Certain Relationships and Related Transactions	38
Principal Stockholders	39
Selling Stockholders	41
Plan Of Distribution	46
Description Of Our Securities	48
Legal Matters	49
Experts	49
Where Can You Find More Information	49
Index To Financial Statements	50

FORWARD LOOKING STATEMENTS

Because we want to provide you with meaningful and useful information, this prospectus contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under “Risk Factors,” which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

i

PROSPECTUS SUMMARY

The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under “Risk Factors” found elsewhere in this prospectus.

Overview

We manufacture, distribute and market products using a patented process that utilizes a safe solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. We refer to this patented process as the “pHarlo technology.” We currently market: Unifresh® Footbath, a grooming aid for dairy cows, Tasker Pacific Blue™ Seafood Wash, and Close Call™ an oral hygiene breath drink.

We have begun the in-plant commercial verification process for United States Department of Agriculture (“USDA”) approval to use the pHarlo technology in the scalder process of poultry processing. We are in the process of conducting tests of the pHarlo technology in other pre- and post-harvest food processing applications including seafood and poultry farming. We are also in various stages of developing future product lines using the pHarlo technology.

We are in the development stage; therefore, recovery of our assets is dependent upon future events, the outcome of which is indeterminable.

Our headquarters are located at 39 Old Ridgebury Road, Danbury, Connecticut 06810 and our phone number is 1-203-730-4350. Our Internet website is www.taskerproducts.com. The information on our website is not part of this prospectus.

The Offering

Common stock offered for sale by the selling stockholders	34,138,319	shares (1)
Common stock to be outstanding after this offering	122,626,869	shares (1)(2)

(1)	Includes 17,854,849 shares issuable upon the exercise of outstanding warrants held by the selling stockholders.

(2)
Based upon our issued and outstanding shares of common stock as of March 31, 2006. This number excludes 22,010,777 shares of our common stock, which are issuable upon exercise of our outstanding options, and 3,741,192 shares of our common stock, which are issuable upon exercise of our outstanding warrants. No additional shares are currently reserved for future grants under a equity compensation plans. Our stockholders are being asked to approve our 2006 Stock Plan, which would authorize the issuance of up to 2,500,000 shares of our common stock pursuant to awards granted under the 2006 Stock Plan, at our annual meeting of stockholders on June 16, 2006.

Summary Consolidated Financial Statements

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. We are in the development stage; therefore, recovery of our assets is dependent upon future events, the outcome of which is indeterminable.

Statement of Operations Data:

	Year Ended December 31,
	2005	2004	2003	2002	2001
Revenues	$705,476	$—	$—	$—	$—
Loss from operations	(16,963,821)	(3,367,495)	(500,716)	(744,621)	(59,060)
Other income (expense)	(1,304,807)	(2,704,120)	(106,364)	(16,631)	7,236
Net loss	(18,268,628)	(6,071,615)	(607,080)	(761,252)	(51,824)
Net loss per common share, basic and diluted	$(0.25)	$(0.26)	$(0.05)	$(0.07)	$(0.01)
Weighted average common shares outstanding	73,549,000	23,597,000	13,003,000	11,305,489	11,262,110

Balance Sheet Data:
	As of December 31,
	2005	2004	2003	2002	2001
Working capital (deficit)	$(603,085)	$14,333,819	$34,027	$(49,924)	$(147,542)
Total assets	68,854,019	16,766,867	547,909	421,915	529
Long-term liabilities	1,573,923	1,388,652	386,161	307,525	—
Stockholders’ equity	63,288,424	14,243,638	20,852	(89,869)	(147,542)
Number of shares outstanding at year end	89,167,095	48,863,740	14,510,800	11,786,860	11,262,010

RISK FACTORS

You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus, before you decide whether to purchase shares of our common stock. The risks and uncertainties described in this prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us, or risks that we do not consider significant, may also impair our business. This document also contains forward-looking statements that involve risks and uncertainties, and actual results may differ materially from the results we discuss in the forward-looking statements. If any of the following risks actually occur, they could have a severe negative impact on our financial results and stock price.

RISKS RELATED TO OUR BUSINESS AND COMPANY

We have a limited operating history in our present market and prospective investors have a limited historical basis on which to judge our ability to be successful.

We were originally organized for the purpose of engaging in the acquisition and exploration of mineral properties, primarily in the Province of British Columbia, Canada. During 2001, we allowed the option on our mineral property to lapse and began to investigate other business opportunities. In late 2002, we entered into an exclusive license to sell, develop, market and distribute consumer deodorant breath products, animal deodorant breath products and soft drink products using the pHarlo technology. Since late 2002 we have pursued this business plan and have expanded it to include the use of the pHarlo technology in the pre-harvest and post-harvest food processing, skin care, pet products, hangover remedy, alcohol abatement and water purification industries. Additionally, we are investigating the applicability of the pHarlo technology to fishing boats, seafood farms, and commercial and retail seafood processing.

Since inception, we have suffered recurring losses and net cash outflows from operations. We expect to continue to incur substantial losses to complete the development of our business. In addition, we only recently began shipping our first product, Close Call™, in February of 2005. We thus have a limited operating history upon which investors may base an evaluation of our likely future performance.

We recently completed a significant acquisition of certain assets of pHarlo Citrus Technologies, Inc. and other related entities. We cannot guarantee that we will be able to manage these new assets profitably.

On July 15, 2005, we purchased certain assets of pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC, which four entities are referred to in this prospectus as the “Selling Entities.” We refer to this acquisition as the “2005 Acquisition.” The purchased assets include all of the functional assets of these entities that relate to our product lines and fields of use, including several utility patent applications and provisional patent applications. In addition, we also purchased all of the working assets of Indian River Labs and Coast to Coast Laboratories. As part of the consideration for the acquired assets, we issued 18,992,388 shares of our common stock (net of purchase price adjustments totaling 677,662 shares) and issued and delivered to Indian River Labs a promissory note in the principal amount of $1,931,973, paid $1,428,000 in cash and cancelled certain promissory notes issued to us by the Selling Companies and certain equity holders of the Selling Companies totaling approximately $2,542,631.

This represents a highly significant acquisition for our company. Prior to the acquisition, we licensed the use of these patents applications from the Selling Companies and also purchased concentrate (the so-called “pHarlo concentrate”) which is made using these patent applications from Indian River Labs. As a result of the acquisition (and the purchase of all of the working assets of Indian River Labs), we now control the manufacturing process of the pHarlo concentrate. There can be no assurance that we will successfully manage this manufacturing process.

We have limited experience in the marketing of our products and may not be able to market them successfully.

We currently market Close Call™, an oral hygiene breath drink and Unifresh Footbath, a grooming aid that helps clean and disinfect the hooves of dairy cows. We have also begun clinical testing of the pHarlo technology in the poultry scalding process and in various seafood applications. We are continuing our clinical research and hope to develop future products using the pHarlo technology in the pre-harvest and post-harvest food processing, oral care, skin care, pet products, hangover remedy, alcohol abatement and water treatment industries.

These are diverse markets and we may not be aware of all the customs, practices and competitors in these industries. We believe that we will need to hire appropriate consultants and staff to reach all of these markets successfully. The consultants that we may retain may not have had sufficient experience to enable us to completely understand the characteristics of these diverse industries. There can be no assurance that we will properly ascertain or assess any and all risks inherent in our proposed markets or that we will successfully enter into new markets or grow in our existing markets.

Our ability to reach some of the markets currently set forth in our business plan will require regulatory approval. In addition, new products that we may develop or acquire may also require regulatory approval.

The ingredients that we use to produce the pHarlo concentrate are acknowledged as “generally recognized as safe” by the U.S. Food and Drug Administration, also known as the FDA. Therefore, we believe that our current line of products that utilize the pHarlo concentrate, including the intended uses of these products, do not require further approval by the FDA. However, we may develop or acquire future products that use ingredients that will need to be approved by the FDA, or we may alter the intended uses of our current product, such that those products require additional FDA approvals. There can be no assurance that FDA approval, if necessary, will be obtained.

In addition, the use of our pHarlo concentrate in the meat and poultry processing applications requires the approval of the United States Department of Agriculture, also known as the USDA. We have an application for the use of the pHarlo technology in the scalder process of poultry processing with the USDA. In August 2005, we began the in-plant commercial verification for USDA approval of the pHarlo technology in the scalder process of poultry processing. The first in-plant commercial verification test was completed in October 2005, and submitted to the USDA shortly thereafter. On February 6, 2006, we received a Letter of No Objections from the Food Safety and Inspection Service of the USDA for the continuation of in-plant trials at the facility in Athens, Georgia, as well as two additional poultry processors. Upon the successful completion of these trials, which are scheduled to begin during the second quarter 2006 and expected to be completed during the summer of 2006, a summary of the results will be submitted to the Food Safety and Inspection Service for review and, upon the receipt of a “No Objections” letter from the Food Safety and Inspection Service, we will begin the commercialization phase of the specific application. There can be no assurance that we will successfully complete the commercial verification process. If we do not successfully complete the commercial verification process, this may have a material adverse effect on our business plan.

In addition to the poultry processing industry, we also intend to market the pHarlo technology for use in seafood processing, and may resume efforts to introduce the pHarlo technology in skin care and pet care products. If marketed in the US, each of these product lines could potentially be subject to a variety of federal, state, and regulatory authorities which could require additional testing, registration, premarket approval, labeling, manufacturing, safety, recordkeeping and other obligations. There can be no assurance that the products will obtain the necessary approvals, or, if granted, that the approvals will not include significant limitations on the indicated use for which the products may be marketed or other restrictions or requirements that may reduce the value of the products.

Finally, we also intend to market our products internationally. If marketed internationally, each of our products lines could potentially be subject to a variety of international regulatory authorities which could require additional testing, registration, pre-market approval, labeling, manufacturing, safety, recordkeeping and other obligations. There can be no assurance that the products will obtain the necessary approvals, or, if granted, that the approvals will not include significant limitations on the indicated use for which the products may be marketed or other restrictions or requirements that may reduce the value of the products.

We have lost money in each fiscal quarter since we changed our business model to the development of products in the oral care, food processing, skin care, water purification and pet industries. We expect future losses and we may never become profitable.

We have incurred losses from operations in each quarter since we changed our business direction in late 2002. Our net losses for the years ended December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002 were $18,268,628, $6,071,615, $607,080 and $761,252, respectively. We expect to continue to incur losses in the short term. We expect to maintain our level of operating expenses in the near term until such time as we begin to generate revenue from our various applications, after which we expect to increase operating expenses as we attempt to build our brands, expand our customer base and develop new products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability.

A key component of our business strategy is the proprietary nature of the pHarlo concentrate, and therefore our inability to protect our intellectual property rights could materially harm our business.

The pHarlo concentrate that we produce is based upon both the patent applications that we purchased in the 2005 Acquisition, as well as on certain base patents and base patent applications that we sub-license. We have entered into an exclusive worldwide royalty free sub-license with pHarlo IP, the exclusive licensee of the base patents and base patent applications, to exploit these base patents and applications in certain fields of use. Protecting this intellectual property, in addition to protecting the patent applications that we purchased in the acquisition, is a key component to the success of our business. Although we have retained the right to enforce our rights as a sub-licensor under the base patents and base patent applications if an infringement occurs within the field of use specified in our sub-license agreement, there can be no assurance that we would be successful in any such pursuit, or that we would be successful in any action to protect our rights under the patent applications that we have purchased. In addition, there can be no assurance that the base patent applications or the patent applications that we have purchased will ultimately be protected by an issued patent.

We do not maintain effective disclosure controls and procedures and we have consistently had material weaknesses in our internal control over financial reporting.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure. Since 2003, we have been required to evaluate our disclosure controls and procedures. It is the current management’s view that our disclosure controls and procedures are ineffective and have most likely been ineffective since our inception. Although we have repeatedly attempted to remediate the problems leading to ineffective disclosure controls and procedures, to date, our remediation efforts have not been sufficient. Without effective disclosure controls and procedures, we risk filing inadequate, incomplete and untimely Exchange Act reports.

In addition, in connection with the audit of our consolidated financial statements for the year ended December 31, 2005, our independent registered public accounting firm advised the Board of Directors and management that we had two material weaknesses in our internal control over financial reporting. The first material weakness related to limitations in the capacity of our accounting resources to identify and react in a timely manner to non-routine and complex business transactions. This was the same material weakness identified by our independent registered public accounting firm during the audit of our financial statements for the year ended December 31, 2004. Despite hiring additional accounting resources in 2005 to supplement the internal accounting staff, we were unable to remediate this material weakness. In 2004, this material weakness led directly to the restatement of the financial statements filed with the SEC for the quarters ended June 30 and September 2004 (see Note 18 to the Consolidated Financial Statements).

The second material weakness identified related to an overall lack of internal control over sales and revenue recognition as well as inventory calculations and expenditures. This material weakness led directly to our announced internal investigation into the financial statements filed with the SEC for the quarter ended September 30, 2005 (see Note 18 to the Consolidated Financial Statements). Our internal investigation led to the discovery that certain sales recognized as revenues and booked as accounts receivable were mischaracterized.

So long as we continue to have material weaknesses in our internal control over financial reporting, we cannot provide reasonable assurance that material misstatements in our financial statements will be prevented or detected on a timely basis.

Intense competition could harm our financial performance and the value of your investment.

The industries in which we will be marketing our products are characterized by intense competition. Although our oral hygiene product—Close Call™—is swallowed rather than expectorated like mouthwash, our product may compete directly with the mouthwash industry. The mouthwash industry is a mature industry with several participants, many of which are divisions of large corporations, such as Listerine® (Pfizer), Scope® (Procter & Gamble), ACT® (Johnson & Johnson), Peroxyl® (Colgate), and Cepacol® (Combe). These are well established companies with vastly greater resources than our company. We may not be able to successfully compete with these companies.

Currently, there is little competition for bacterial inhibitors in the scalding process of poultry processors; however, we intend to expand the use of the pHarlo technology into the remaining operations of poultry processing—specifically, the on-line reprocessing area and the chill process. We will therefore encounter competition in the chill process from manufacturers of sodium hydrochloride. If we are unable to successfully compete with these industry competitors, it may have a material adverse effect on our business plan.

Through our new subsidiary, Coast to Coast, the assets of which we acquired from Coast to Coast Laboratories, LLC in the 2005 Acquisition, we are also currently marketing Unifresh™ Footbath concentrate, a grooming aid for dairy cows. In addition, our business plan includes developing and marketing the pHarlo technology in seafood processing and a wider range of poultry processing segments. Competition in these markets is intense.

In addition, there may be a number of companies, universities and research organizations actively engaged in research and development of technology that could be similar to our processes. If their products or processes are successful, this could result in the creation of competitors that may have substantially greater assets, technical staffs, established market shares, and greater financial and operating resources than we do. There is no assurance that we can successfully compete with any of our present or future competitors.

RISKS RELATED TO OUR COMMON STOCK

Future sales of our common stock may cause our stock price to decline.

Since our inception, we have funded operations through common stock issuances in order to meet our strategic objectives. We have completed five private sales of common stock and securities convertible into common stock. In addition, on January 26, 2006, we issued shares of our common stock in connection with a private placement to accredited investors. We may, in the future, issue more shares of common stock in sales that may or may not be registered under the Securities Act of 1933. Our stock price may decline due to future sales of our shares or even the perception that such sales may occur.

Our stock price can be extremely volatile.

Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. The price of our common stock may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of our common stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

We do not expect to pay dividends.

We have not paid dividends on our common stock since our inception, and we do not contemplate paying dividends in the foreseeable future on our common stock in order to use all of our earnings, if any, to finance expansion of our business plans.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Exchange Act of 1934, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock is subject to the “Penny Stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience and objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board under the symbol “TKER.”

The following table sets forth, for the periods indicated, the high and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	High	Low

March 31, 2004	$0.29	$0.09
June 30, 2004	$0.51	$0.09
September 30, 2004	$0.54	$0.22
December 31, 2004	$2.89	$0.39
March 31, 2005	$5.15	$2.31
June 30, 2005	$4.14	$2.21
September 30, 2005	$3.90	$2.21
December 31, 2005	$2.79	$0.58
March 31, 2006	$1.04	$0.54

As of March 31, 2006, we had approximately 104,773,020 shares of common stock outstanding and approximately 137 stockholders of record. The closing price for our common stock on April 21, 2006 was $0.67.

We have never paid dividends on our common stock. We intend to retain our earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock for the foreseeable future.

SELECTED FINANCIAL DATA

The following table sets forth the Company’s selected historical consolidated financial data as of and for each of the five years ended December 31, 2005.

The selected historical consolidated financial data for the years ended December 31, 2005, 2004 and 2003 and as of December 31, 2005 and 2004 have been derived from our financial statements, included elsewhere in this prospectus, which have been audited by either Rothstein, Kass & Company, P.C. or Morgan and Company, each an independent registered public accounting firm. The selected historical consolidated financial data as of and for the year then ended December 31, 2002 and 2001 have been derived from the Company’s consolidated financial statements not included in this annual report, which have been audited by Morgan and Company. As a result of the 2005 Acquisition, financial data for periods prior to the 2005 Acquisition may not be comparable with financial data for periods following the 2005 Acquisition.

The selected financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus in order to more fully understand the historical consolidated financial data.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. We are in the development stage; therefore, recovery of our assets is dependent upon future events, the outcome of which is indeterminable.

Statement of Operations Data:

	Year Ended December 31,
	2005	2004	2003	2002	2001
Revenues	$705,476	$—	$—	$—	$—
Loss from operations	(16,963,821)	(3,367,495)	(500,716)	(744,621)	(59,060)
Other income (expense)	(1,304,807)	(2,704,120)	(106,364)	(16,631)	7,236
Net loss	(18,268,628)	(6,071,615)	(607,080)	(761,252)	(51,824)
Net loss per common share, basic and diluted	$(0.25)	$(0.26)	$(0.05)	$(0.07)	$(0.01)
Weighted average common shares outstanding	73,549,000	23,597,000	13,003,000	11,305,489	11,262,110
Balance Sheet Data:

	As of December 31,
	2005	2004	2003	2002	2001
Working capital (deficit)	$(603,085)	$14,333,819	$34,027	$(49,924)	$(147,542)
Total assets	68,854,019	16,766,867	547,909	421,915	529
Long-term liabilities	1,573,923	1,388,652	386,161	307,525	—
Stockholders’ equity	63,288,424	14,243,638	20,852	(89,869)	(147,542)
Number of shares outstanding at year end	89,167,095	48,863,740	14,510,800	11,786,860	11,262,010

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Data” and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Information” and “Risk Factors” for a description of the important factors that could cause actual results to differ materially from those contained in forward-looking statements.

Overview

We are a manufacturer, distributor and marketer of products using a patented process, which we refer to as the “pHarlo technology,” that utilizes a highly charged and acidified, yet stable and safe, solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. We currently market:

•	Close Call™, an oral hygiene breath drink, and

•	Unifresh™ Footbath, a grooming aid for dairy cows.

We are also in the process of developing several other products using the pHarlo technology. In August 2005, we began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. We are in the process of conducting tests of the pHarlo technology for other pre- and post-harvest food processing applications including seafood and water treatment uses. We are also in various stages of developing future product lines using the pHarlo technology in the skin care and pet product industries.

As a result of the 2005 Acquisition, we now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our field of use, and have entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

Critical Accounting Policies and Significant Judgements and Estimates

We believe that several accounting policies are important to understanding our historical and future performance. We refer to such policies as “critical” because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates—which also would have been reasonable—could have been used. These critical accounting policies and estimates relate to derivative liabilities, valuation of goodwill, intangible assets and inventory. These critical policies, and our procedures related to these policies, are discussed below. In addition, refer to Note 2 to the accompanying consolidated financial statements for a discussion of all of our significant accounting policies.

Derivative Instruments

We are a development stage company without significant revenues. To date, we have entered into several debt and equity transactions to fund our operations. A number of these transactions involved the issuance of convertible debt and warrants. These transactions also included registration rights agreements that impose significant penalties on us if certain conditions are not met. As a result of these registration rights agreements we face a number of unique and complex accounting issues such as the ones discussed below.

We have issued and outstanding convertible debt and certain convertible equity instruments with embedded derivative features, such as the conversion feature of its convertible debt into shares of our common stock. We analyze these financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133 and Emerging Issues task Force (“EITF”) Issue Nos. 00−19 and 05−02 to determine if these hybrid contracts have embedded derivatives that must be bifurcated. In addition, free standing warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF Issue No. 00−19.

EITF Issue No. 05−4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00−19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’” addresses financial instruments, such as convertible notes and stock purchase warrants, which are accounted for under EITF 00−19, that are issued with a corresponding right to have these securities registered pursuant to a registration rights agreement that includes a liquidated damages clause. Alternative accounting treatments of registration rights are discussed in EITF Issue No. 05-4. One alternative treatment discussed in EITF Issue No. 05-4 could require the warrants, the convertible debt and the registration rights agreement to be treated as a single financial instrument. If the EITF implements this approach, the convertible debt and the warrants we have issued would need to be recorded as a liability at fair value and changes in the fair value of the liability would need to be recorded in the statement of operations each period. Implementation of this approach may have a material non-cash impact to our financial statement. Since no consensus on EITF Issue No. 05−4 has been reached, we have given only prospective application to this guidance. Further impact on our consolidated financial statements of adopting the standard, if any, will follow the transition guidance when released.

In April and July 2004, we entered into private placement agreements for convertible debentures, registration rights agreements and warrants (see Note 6 to the consolidated financial statements). Based on the interpretive guidance in EITF Issue No. 05−4 due to an uncapped liquidated damages provision in the registration rights agreements, we determined that the registration rights are derivative liabilities that should be bifurcated from the related financial instruments. Accordingly, the estimated fair value of the registration rights derivative of $244,000 was recorded as a liability as of October 1, 2005, the beginning of the first fiscal period after September 15, 2005, the date that EITF postponed further deliberations.

Changes in the estimated fair value of the registration rights derivative liability are recorded in the consolidated statement of operations. In the fourth quarter of 2005 we recorded a gain on the reduction of the derivative liability of approximately $9,000.

In connection with our examination of past transactions for application of EITF Issue No. 05-4, we noted that for the period from entering into the April 2004 Securities Purchase Agreement until we increased our authorized shares in August 2004, we had insufficient shares to meet all potential obligations to issue shares under our convertible notes and exercisable warrants and options. Under EITF Issue No. 00-19, a liability should be recognized for those financial instruments for that period, with any changes in the fair value of such liabilities recognized in our consolidated statement of operations. Based on our analysis of such liabilities, we determined the effect of any such amounts to be immaterial.

Goodwill and Intangible Assets

Since the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets”, we are required to test our goodwill at least annually for impairment and for fiscal year 2005 we performed this review during our fourth quarter, which, going forward, will be the timing of our annual goodwill impairment review. Based on this review, we concluded that there was no goodwill impairment. Our analysis was performed at the company level which represents the “reporting unit” level. Our analysis of goodwill impairment required an estimate of the fair value for the reporting unit, which is an inherently subjective process. Based on the results of our impairment review we concluded that, by a wide margin, the fair value of the reporting unit was not impaired. There can be no assurance that there will not be impairment charges in subsequent periods as a result of our future periodic impairment reviews. To the extent that future impairment charges occur, they will likely have a material impact on our financial results. At December 31, 2005, the carrying value of goodwill was approximately $41.7 million.

In addition to our annual goodwill review, we will also perform periodic reviews of the carrying value of our other intangible assets. These intangible assets consist of acquired core technology and customer related intangibles such as acquired customer lists and customer contracts. We specifically consider whether any indicators of impairment are present, including:

•	whether there has been a significant decrease in the market price of an asset;

•	whether there has been a significant adverse change in the extent or manner in which an asset is used; and

•	whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life.

If indicators of impairment are present, an estimate of the undiscounted cash flows that the specific asset is expected to generate is made to ensure that the carrying value of the asset can be recovered. These estimates involve significant subjectivity. At December 31, 2005, the carrying value of our intangible assets, excluding goodwill, was approximately $21.6 million. None of these assets were deemed to be impaired.

Valuation of Acquired Intangible Assets

In connection with the 2005 Acquisition we recorded other intangible assets relating to acquired utility patents. The valuation process used to calculate the value assigned to the acquired intangible asset is complex and involves significantly subjective financial projection estimates. The principal component of the valuation is the determination of discounted future cash flows expected to be derived from the use of these intangible assets, there are a number of variables that we considered for purposes of projecting these future cash flows including those listed below.

There is inherent uncertainty involved with this estimation of cash flows from intangible assets, and, while our estimates are consistent with our internal planning assumptions, the ultimate accuracy of these estimates is only verifiable over time. Further, the projections required for the valuation process normally utilize a ten-year forecast, which exceeds our normal internal planning and forecasting timeline. The particularly sensitive components of these estimates include, but are not limited to:

•	the selection of an appropriate discount rate;

•	the required return on all assets employed by the valued asset to generate future income streams;

•	our projected overall revenue growth;

•	our gross margin estimates;

•	our patent technology and its useful life;

•	our planned level of operating expenses; and

•	our effective tax rate.

Inventory Valuation and Classification

Our inventory is valued at the lower of cost or market on an average cost basis. We regularly review inventory balances to determine whether a write-down is necessary. We consider various factors in making this determination, including recent sales history and predicted trends, industry market conditions, general economic conditions, the age of our inventory and recent quality control data. Changes in the factors above or other factors could result in significant additional inventory cost reductions and write-offs.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) “Accounting for Stock-Based Compensation (Revised)”. Under SFAS 123(R), companies will be required to recognize as expense the estimated fair value of all share-based payments to employees, including the fair value of employee stock options. Pro forma disclosure of the estimated expense impact of such awards is no longer an alternative to expense recognition within the financial statements. SFAS No. 123(R) is effective for public companies in the first annual reporting period beginning after June 15, 2005. Accordingly, we will adopt the provisions of SFAS No. 123(R) effective January 1, 2006, the first quarter of our 2006 calendar year.

There are two transition alternatives for public companies adopting the statement: the modified prospective method and the modified retrospective method. Under the modified prospective method, companies are required to recognize compensation cost for share-based payments to employees, based on the grant date estimate of fair value, from the beginning of the fiscal period in which the recognition provisions of SFAS No. 123(R) are first applied. Prior period financial information would not be restated under this method. Under the modified retrospective method, companies would restate prior periods to include the recognition of compensation cost based on amounts previously reported in the pro forma disclosures relating to stock based compensation under the existing requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, such as is presented in Note 2 to our audited consolidated financial statements. We expect to elect the modified prospective method, upon adoption.

We expect the adoption of SFAS No. 123(R) to have a material effect on our financial statements, in the form of additional compensation expense, on a quarterly and annual basis. We are still in the process of evaluating the impact of SFAS No. 123(R), and have not yet quantified the expense impact of this accounting pronouncement on future financial periods.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4”. SFAS No. 151 has been issued to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage), which requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires our company to allocate fixed production overheads to the costs of conversion based on the normal capacity of the production facilities. Our management does not believe the effects of SFAS No. 151 will have a material impact on the consolidated financial statements, as we have not incurred any inventory costs that meet the definition of “so abnormal.”

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes,” and supersedes FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements--an amendment of APB Opinion No. 28.” SFAS No. 154 requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS No. 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the implementation of SFAS No. 154 to have a significant impact on our results of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation in our consolidated financial statements.

Results of Operations

Overview

During the calendar year 2005, we substantially completed the integration of the assets acquired in the 2005 Acquisition. The audited financial statements as of and for the period ending December 31, 2005 contained herein reflect our operations on a consolidated basis, which includes the assets acquired. As the 2005 Acquisition was completed in the year end 2005, the assets acquired are included in the financial statements for the period ending December 31, 2005 but are not included in prior periods contained in this annual report. In 2005, we also began selling Close Call™. As a result of these changes, our operating results for the year ended December 31, 2005, include several material changes as compared to the same periods in 2004 and 2003. Below is a brief summary of these material changes.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

Revenues for the year ended December 31, 2005 were approximately $705,000 compared with no revenue for the corresponding period in 2004. This increase in revenue was due primarily to revenue associated with sales of Close Call™, which contributed approximately $503,000 for the year ended December 31, 2005 and the sales of Unifresh® Footbath, a product we acquired in the 2005 Acquisition, which contributed approximately $202,000 in revenue for the year ended December 31, 2005, net of approximately $890,000 of credit memos. These credit memos were issued to customers for which we promised to take back the Unifresh® Footbath that was not as effective due to abnormally high alkaline content in the customers’ water sources. We have now reformulated its Unifresh® Footbath product with the addition of a compound that neutralizes alkali. We expect that our revenue will increase in fiscal year 2006 upon the successful marketing of existing products and the securing of regulatory approvals for certain applications that it intends to market. While waiting for regulatory approvals, we are aggressively marketing our existing products, building our network of distributors and our identifying prospective customers.

Gross Margin

During the year ended December 31, 2005, we wrote-off approximately $741,000 of Close Call™ finished goods inventory that we estimated would not be sold prior to its shelf expiration date. This write-off resulted in negative gross margin of approximately $(603,000) for the year ended December 31, 2005, compared to zero gross margin for the year ended December 31, 2004. As a result of anticipated increased sales in fiscal year 2006, gross margin, in absolute dollars and as percentage of revenue is expected to increase.

Product Development

Product development consists primarily of personnel costs to support product development and clinical trials, which continued to be the focus of our company during 2005. Product development and research costs for the year ended December 31, 2005 increased by approximately $2.0 million or 143% to $3.4 million from $1.4 million for the year ended December 31, 2004. The increase was primarily due to an increase in salary expense of approximately $740,000 from $170,000 for the year ended December 31, 2004, to $910,000 for the year ended December 31, 2005, and an increase in consulting costs of approximately $600,000 from $900,000 for the year ended December 31, 2004 to $1.5 million for the year ended December 31, 2005. The increase in consulting costs was due to research and development in the areas of food processing and the Unifresh® Footbath product. Production supply expense increased by approximately $100,000 from $200,000 for the year ended December 31, 2004 to approximately $300,000 for the year ended December 31, 2005. Also, clinical trials expense increased approximately $520,000 from $105,000 in 2004 to $625,000 in 2005, due to increased testing and development of new product lines. We anticipate that product development will decrease, as a percentage of revenues, in fiscal year 2006.

Selling, General and Administrative

Selling, General, and Administrative (“SGA”) expenses are primarily comprised of sales and marketing costs, compensation, professional fees, and general administrative costs. SGA costs for the year ended December 31, 2005 increased by approximately $9.9 million from $2.0 million for the year ended December 31, 2004, to $11.9 million for the year ended December 31, 2005. We anticipate that SGA costs will decrease, as a percentage of revenues, in fiscal year 2006.

Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, promotional expenses, advertising, public relations and trade shows. Sales and marketing costs increased by approximately $820,000 from $160,000 for the year ended December 31, 2004 to approximately $980,000 for the year ended December 31, 2005. This increase is due to marketing research, branding and promotion for our Close Call™ and Unifresh® Footbath product line roll-outs.

Compensation expense consists primarily of salaries and other related costs for our executives, senior management, finance and administrative employees. Compensation expense increased by approximately $4.2 million from approximately $700,000 for the year ended December 31, 2004, to approximately $4.9 million for the year ended December 31, 2005. This increase is primarily due to the addition of executive management and management to oversee the development of our oral care, food processing, skin care, and pet products and to a lesser extent due to salaries for personnel added in the 2005 Acquisition.

Professional fees consist primarily of legal, accounting, investor relation fees. Professional fees for the year ended December 31, 2005 increased by $3.5 million from $600,000 in 2004 to $4.1 million in 2005, primarily due to non-cash charges of approximately $2.8 million for stock options issued to an investor relations consultant for services rendered. The remaining increase in 2005 over 2004 of $700,000 is primarily due to increased legal and accounting fees necessary to complete our various SEC filings during 2005.

General and administrative expenses consist primarily of rent, insurance, stock based compensation and travel and entertainment expenses. General administrative costs for the year ended December 31, 2005 increased by $1.4 million from $500,000 in 2004 to $1.9 million in 2005. This increase is attributable to an increase in travel expenses of approximately $500,000, due to the increased sales efforts to promote our products, increased insurance costs of approximately $327,000, an increase in rent expense of approximately $283,000, an increase in utility and equipment charges of approximately $200,000 and an increase of approximately $111,000 in stock based compensation as a result of “in the money” stock options issued to employees during the year ended December 31, 2005. In 2006, we expect a significant increase in stock compensation expense based on our adoption of SFAS 123R on July 1, 2005.

Depreciation and Amortization Expense

Depreciation and amortization expense, which includes the amortization of identifiable intangible assets, increased by approximately $1.1 million from approximately $29,000 in the year ended December 31, 2004, to approximately $1.1 million for the year ended December 31, 2005, due in large part to the 2005 acquisition whereby we acquired fixed assets and intellectual property. The intellectual property, predominately patent applications, has a current estimated value of approximately $21.5 million and is being amortized over 11.5 years. See Note 12 to the consolidated financial statements.

Interest Expense, Net

Interest expense, net decreased by approximately $2.6 million from $2.7 million for the year ended December 31, 2004 to approximately $85,000 for the year ended December 31, 2005. The decrease is principally due to the one-time write off in September 2004 of approximately $1.7 million of debt discount caused by our default of certain covenants of the July 2004 convertible debentures private placement and the one-time write off in June 2004 of approximately $800,000 of debt discount caused by our default of certain covenants of the April 2004 convertible debentures private placement. Interest income increased by approximately $112,000 from $23,000 for the year ended December 31, 2004 to approximately $135,000 for the year ended December 31, 2005, primarily due to an increased average cash balance throughout 2005.

Other

We incurred other expenses of approximately $1.2 million for the year ended December 31, 2005 related primarily to a reserve recorded for certain notes receivable in the amount of $890,000, and an additional accrued expense for potential liquidating damages in the amount of $286,000.

Net Loss

As a result of the above, we had a net loss of $18.3 million for the year ended December 31, 2005, as compared to a net loss of $6.1 million for the year ended December 31, 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Product development

Product development and research costs for the year ended December 31, 2004 increased by approximately $1.3 million from approximately $89,000 for the year ended December 31, 2003 primarily due to consultant fees associated with gaining regulatory approval for our poultry processing product, and additional development costs associated with Close Call™.

Selling, General and Administrative

Selling, General, and Administrative (“SGA”) expenses are primarily comprised of sales and marketing costs, compensation, professional fees, and general administrative costs. SGA costs for the year ended December 31, 2004 increased by approximately $1.6 million from $398,000 for the year ended December 31, 2003, to $2.0 million for the year ended December 31, 2004.

Sales and marketing costs increased by approximately $141,000 for the year ended December 31, 2004. This increase is primarily attributable to an increase in advertising and marketing expense as well as increased compensation for additional sales employees.

Compensation expense increased by approximately $620,000 from $50,000 in the year ended December 31, 2003 to approximately $670,000 for the year ended December 31, 2004. This increase reflects the addition of executive and senior management, as well as management to oversee the development of our products such as oral care, food processing, skin care, and pet products.

Professional fees for the year ended December 31, 2004 increased by approximately $500,000 from $100,000 in 2003 to $600,000 in 2004, primarily due to legal fees for intellectual property reviews and due diligence support in our effort to consummate the 2005 Acquisition.

General and administrative costs for the year ended December 31, 2004 increased by approximately $290,000 from $260,000 for the year ended December 31, 2003 to $550,000 for the year ended December 31, 2004. This increase is primarily due to an expense of $373,000 for stock based compensation as a result of “in the money” stock options issued to employees during the year ended December 31, 2004, as compared to no stock based compensation expense for the year ended December 31, 2003, and a decrease of approximately $100,000 in miscellaneous fees associated with filing and stock transfer fees.

Interest Expense, net

Interest expense, net increased by approximately $2.6 million from $113,000 for the year ended December 31, 2003 to approximately $2.7 million for the year ended December 31, 2004 primarily as a result of the amortization of loan discounts from the convertible debentures issued by us during 2004 and from notes payable.

Net Loss

As a result of the above, we had a net loss of $6.1 million for the year ended December 31, 2004, as compared to a net loss of $607,000 for the year ended December 31, 2003.

Liquidity and Capital Resources

Overview

Since our inception, we have funded operations and investing activities through the issuance of common stock and other financing activities under several private placements. Requirements for liquidated damages under some of our private placements may have an impact on our future liquidity. To date we have satisfied and/or received waivers for the provisions of a majority the agreements that would have otherwise required us to pay liquidated damages. We do not expect, although the conditions that may result in liquidated damages are not in our control, that any liquidated damage amounts we may be required to pay will be material.

Operating Activities

Our cash balances were approximately $1.0 million at December 31, 2005, $14.2 million at December 31, 2004, and $33,000 at December 31, 2003. Net cash used in operating activities for the year ended December 31, 2005 was approximately $11.8 million, compared to net cash used in operating activities of approximately $2.4 million in 2004 and net cash used in operating activities of approximately $471,000 in 2003.

Our accounts receivable, less allowance for doubtful accounts, at December 31, 2005 and December 31, 2004 were approximately $155,000 and $0 respectively. Also we have fully reserved a certain note receivable in the amount of $890,000 as there are no assurances that this note is collectible.

We have significantly increased our inventory level to approximately $1.4 million for the year ended December 31, 2005, from approximately $100,000 for the year ended December 31, 2004, in anticipation of future sales.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2005 was approximately $7.7 million, net cash used in investing activities was approximately $530,000, and $133,000 for the years ended December 31, 2004, and 2003 respectively.

As a result of the 2005 Acquisition we recorded $2.6 million in cash payments to pHarlo Citrus Technologies, pHarlo Citrus Properties Partnership, Indian River Labs, Coast to Coast Laboratories and principals of pHarlo Citrus Technologies and Indian River Labs) representing approximately $1.4 million in cash consideration, and approximately $1.2 million in acquisition costs related to the 2005 Acquisition.

Net cash used for the purchase of property and equipment for the year ended December 31, 2005 was approximately $825,000. A major portion of this expense was directly related to the 2005 Acquisition in which we added a production facility, and warehouse to facilitate our anticipated growth and revenue stream.

During the year ended December 31, 2005, pursuant to a series of promissory notes, we loaned approximately $2.6 million (including $136,000 paid to a vendor on behalf of pHarlo Citrus Technologies) to pHarlo Citrus Technologies, pHarlo Citrus Properties Partnership, Indian River Labs, Coast to Coast Laboratories and principals of pHarlo Citrus Technologies and Indian River Labs. All of the loans granted to pHarlo Citrus Technologies, pHarlo Citrus Properties Partnership, Indian River Labs, Coast to Coast Laboratories and principals of pHarlo Citrus Technologies and Indian River Labs during the year ended December 31, 2005 were cancelled on July 15, 2005 upon the completion of the 2005 Acquisition, with the exception of a loan granted on March 28, 2005 to David Creasey, a principal of pHarlo Citrus Technologies and Indian River Labs, in the amount of $625,000. This loan is evidenced by a promissory note and secured by options and stock that Mr. Creasey holds in our company.

In April 2005, we purchased from Electric Aquagenics Unlimited, Inc. 359,000 common shares of Biofilm Strategies Corporation, representing 27% of Biofilm’s outstanding common stock, for cash consideration of $718,000. Further, we advanced a total of $890,000 to the owners of the remaining 73% of Biofilm’s common stock. Biofilm’s proprietary technology is designed to eradicate biofilms, a protective coating that forms on listeria and other pathogens making them resistant to traditional remedies of eradicating bacteria. We understand that Biofilm is in the process of obtaining certain regulatory approvals for the use of its product in specified applications. After several months of unsuccessful negotiations, we have decided that we will not seek to acquire the remaining 73% of Biofilm’s common stock. We originally anticipated that if the acquisition did not close, we would seek repayment of the funds advanced. We are now negotiating an alternative arrangement with Biofilm, whereby Biofilm would license its technology to us, and the $890,000 advanced would be used as a credit against royalty fees due under the license agreement. There can be no assurance that the license agreement will be entered into, or if entered into, that Biofilm would agree to credit the $890,000 advanced toward the royalty fees of such license. We believe that recovery of these advances is uncertain, and have set up an allowance for uncollectible accounts for the entire $890,000.

Financing Activities

Our net cash provided by financing activities during the year ended December 31, 2005 was approximately $6.3 million, as compared to approximately $17.1 million, and $545,000 for the years ended 2004, and 2003 respectively.

The net cash provided by financing activities for the year ended December 31, 2005 principally represents proceeds from the sale of common stock and warrants. In September 2005, we completed a private placement in which we raised gross proceeds of $6,485,000 through the sale of 2,947,545 shares of our common stock at a purchase price of $2.20 per share, which were sold together with warrants to purchase an additional 1,473,769 shares of our common stock at an exercise price of $3.00. In conjunction with the January 2006 private placement discussed below the exercise price of the warrants was reduced from $3.00 to $1.00. We also recorded payment for the Indian River Labs promissory note of approximately $409,000.

As of December 31, 2005, we had approximately $1.0 million in cash and cash equivalents.

In January 2006, we sold 13,335,925 units consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. The gross proceeds to us at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,148. The warrants expire five years from the date of issuance. As a result of the January 2006 private placement, we increased our cash and cash equivalent balance by $8.7 million.

During the year ended December 31, 2005, we continued to be in violation of certain representations of our convertible debentures issued on April 30, 2004 and July 22, 2004. As a result of this violation, principal and accrued interest on outstanding debentures became immediately due and payable at the option of holders and, as a result, as of December 31, 2005, the Company has classified the entire remaining principal balance in the amount of approximately $194,000 and interest of approximately $119,000 as a current liability and has amortized the debt discount associated with the remaining principal balance. In addition, during the year ended December 31, 2005, we were in default of certain of our obligations under two separate registration rights agreements. As a result of these violations, contractual payments became immediately due and payable to certain holders of our common stock. As of December 31, 2005, we accrued a $286,000 liability associated with these defaults.

Contractual Obligations

We have entered into various license, consulting, and employment agreements throughout the year. Estimated future minimum annual contractual payments under these agreements including agreements executed in 2005, is as follows:

	Total	Less than one year	1-3 years	3-5 Years	More than 5 years
R&D fees (1)	$—	$—	$—	$—	$—
Consulting agreements	24,000	24,000	—	—	—
Employment agreements (2)	1,995,000	990,000	1,005,000	—	—
Notes Payable Shareholders	475,000	—	475,000	—	—
Note Payable-Indian River Labs	1,523,000	966,000	557,000	—	—
Vendor agreements	300,000	300,000	—	—	—
Operating leases	1,437,000	387,000	988,000	62,000	—
Convertible Debentures	194,000	—	194,000	—	—
Other	53,000	11,000	34,000	8,000	—
R&D Fees (1)	—	—	—	—	—
Total	$6,001,000	$2,678,000	$3,253,000	$70,000	$—

(1)
On January 26, 2006, R&D fees payable under the Sub-License Agreement with pHarlo IP were amended so that they are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter (ii) are based on gross sales of the Company (or its affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. The R&D Fees have no minimum amounts payable after 2006, however, they are capped at $2,000,000 for 2007, $4,000,000 for 2008, $8,000,000 for 2009 and $10,000,000 for 2010 and beyond.

(2)
Subsequent to December 31, 2005, the Company terminated several of its existing employment agreements with some of its senior management and entered into new employment agreements with its current executive management. The revised estimated future minimum annual compensation under these employment agreements, including the new and terminated agreements for 2006, 2007, 2008 and 2009 is approximately $1,346,000, $1,128,000, $718,000 and $59,000, respectively.

Off-Balance Sheet Arrangements

During the twelve months ended December 31, 2005, we did not engage in material off-balance sheet activities, including the use of structured finance, special purpose entities; material trading activities in non-exchange traded commodity contracts; or transactions with persons or entities that benefit from their non-independent relationship with us.

In April 2005, we purchased from Electric Aquagenies Unlimited, Inc. 359,000 common shares of Biofilm, representing 27% of Biofilm’s outstanding common stock, for cash consideration of $718,000. We believe that our 27% equity interest in Biofilm is a significant variable interest, as defined by FIN 46(R) “Consolidation of Variable Interest Entities.” However, we believe that we are currently not the primary beneficiary of Biofilm and thus we would not be required to consolidate the accounts of Biofilm. We believe that our maximum exposure to loss as a result of our involvement with Biofilm is limited to our initial investment of $718,000.

BUSINESS

Overview

We manufacture, distribute and market products using a patented process that utilizes a safe solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. We refer to this patented process as the “pHarlo technology.” We currently market: Unifresh® Footbath, a grooming aid for dairy cows, Tasker Pacific Blue™ Seafood Wash, and Close Call™ an oral hygiene breath drink.

We have begun the in-plant commercial verification process for United States Department of Agriculture (“USDA”) approval to use the pHarlo technology in the scalder process of poultry processing. We are in the process of conducting tests of the pHarlo technology in other pre- and post-harvest food processing applications including seafood and poultry farming. We are also in various stages of developing future product lines using the pHarlo technology.

We are in the development stage; therefore, recovery of our assets is dependent upon future events, the outcome of which is indeterminable.

Corporate History

We were organized as a Nevada corporation on February 2, 1999, to explore for and, if possible, develop mineral properties primarily in the Province of British Columbia, Canada, through our wholly owned subsidiary, Tanuta Ventures Corp. (“Tanuta”). Tanuta was incorporated under the laws of the Province of British Columbia, Canada, on May 13, 1996. This initial business endeavor ceased in 2002.

In late 2002, the Company entered into an exclusive license agreement with a privately held development company, pHarlo Citrus Technologies, Inc., to sell, develop, market and distribute consumer deodorant breath products, animal breath products and soft drink products using pHarlo Citrus Technologies’ patented pHarlo technology. In 2004, we cancelled the 2002 license agreement and entered into two Exclusive License Agreements, one covering the products covered by the 2002 license agreement, and the other covering the sale, marketing and distribution of post-harvesting processing aids to the poultry industry. In July 2005, we acquired certain assets of pHarlo Citrus Technologies, Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, and Coast to Coast Laboratories, LLC and now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our fields of use. In this prospectus, we refer to these four entities as the “Selling Entities” and to this acquisition as the “2005 Acquisition.” In connection with the 2005 Acquisition, we also entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

Current and Projected Markets

On November 21, 2005, we announced that we planned to refocus our operations, reduce costs, strengthen management and streamline operations. As part of this refocusing effort, we reviewed our various product lines, and announced our intention to concentrate our resources on the development of our poultry processing products, our seafood processing products and our Unifresh® Footbath and Unifresh® Pen Spray products.

Products

Unifresh® Footbath

We currently market Unifresh® Footbath concentrate, a grooming aid that helps clean and disinfect the hooves of dairy cows. Because of the bacteriostatic properties of the pHarlo technology, the product helps control bacteria that infect the hooves of cows and cause interdigital dermatitis and interdigital papillomatosis. Unifresh® Footbath concentrate was launched during the third quarter of 2005. In the fourth quarter of 2005, we discovered that our Unifresh® Footbath product’s effectiveness was diminished in water that had abnormally high alkaline content. We reformulated our Unifresh® Footbath concentrate with the addition of a compound that neutralizes alkali. In the first quarter of 2006, we introduced our enhanced formulation to the market. It is currently being sold to dairy farms throughout the U.S. through our sales force, independent brokers and farm product distributors. We currently market the product as a grooming aid, but there can be no assurance that the FDA will agree with this characterization or the product claims, which could result in additional regulatory requirements or potentially subject us to a variety of enforcement actions.

Unifresh® Pen Spray

In 2005, Groupe Doux, one of Europe’s premier poultry processors, began conducting in-house tests on Tasker’s Unifresh® Pen Spray, a product that is still in development in the United States. These initial tests were designed to verify the appropriate delivery mechanism for Unifresh® Pen Spray in pens with high concentrations of poultry and to test the efficacy of the product. Unifresh® Pen Spray is a product designed to reduce or neutralize the ammonia byproduct in poultry pens. High ammonia levels can have adverse effects on poultry health, including impacting weight and mortality rates. Unifresh® Pen Spray, which is in development and is expected to begin testing in the United States this year, is a product designed to reduce or neutralize the ammonia byproduct in poultry pens. On February 9, 2006, we announced that Groupe Doux had begun the second phase of testing of Unifresh® Pen Spray. This phase of testing will be conducted at several of Groupe Doux’s poultry farms in France, over a fifteen week period and is expected to achieve a suitable statistical representation that will provide more reliable results. We also expect to begin testing Unifresh® Pen Spray in the United States in 2006.

Poultry Processing Products

In August 2005, we began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. The first in-plant commercial verification test was completed in October 2005, and submitted to the USDA shortly thereafter. On February 6, 2006 we received a Letter of No Objections from the Food Safety and Inspection Service of the USDA for the continuation of in-plant trials at the facility in Athens, Georgia, as well as two additional poultry processors. The trial involves the use of our pHarlo Blue product as an antimicrobial in the scalder and post-feather picker processes. Upon the successful completion of these trials, which began in March 2006 and are scheduled to be completed late in the second quarter of 2006, a summary of the results will be submitted to the Food Safety and Inspection Service for review and, upon the receipt of a “No Objections” letter from the Food Safety and Inspection Service, we will begin the commercialization phase for the specific applications. While we expect the product to be approved for this use, there can be no assurance of this result.

In February 2005, we announced that we were working with Groupe Doux to procure European Union regulatory approval for use of the pHarlo technology in the scalder and chill processes of poultry processing. Upon receiving approval from the European Union, Groupe Doux has indicated to us that it anticipates utilizing the pHarlo technology in its European poultry processing plants. There can be no assurance that the European Union will approve the use of the pHarlo technology for use in poultry processing and, if such approval is achieved, there can be no assurance that we will enter into a commercial contract with Groupe Doux or, if we do, that such a commercial contract will be profitable.

In addition to the testing of our pHarlo technology for use in poultry processing and in poultry pens by Groupe Doux in France, we have a number of initiatives for use of the technology underway in several international markets, including Mexico, Chile, New Zealand and Australia. Product registrations and regulatory approvals are underway in some of these markets. Commercial site testing will begin upon receipt of all necessary government approvals.

Seafood Processing Products

We recently began marketing the pHarlo technology for use in pathogen reduction and shelf life extension in seafood processing subject to the receipt of any necessary regulatory approvals. Our product, Tasker Pacific Blue™ Seafood Wash, has been tested at the North Carolina State Center for Marine Science & Technology, Virginia Tech University and Mississippi State University on shrimp, mahi mahi, salmon, flounder, scallops and catfish. The results of these studies indicated that the pHarlo technology could possibly double the shelf life on catfish filets and significantly increase the shelf life of scallops. Commercial scale run tests began in December 2005.

Close Call™

Our oral hygiene drink, Close Call™, is marketed as an oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol. We currently market the product as a cosmetic, but there can be no assurance that the FDA will agree with this characterization or the product claims, which could result in additional regulatory requirements and potentially subject us to a variety of enforcements actions.

We believe that our Close Call™ product could be marketed more efficiently by a company either already established in the industry or with more commercial resources. Therefore, we currently plan to seek to license and/or sell the Close Call™ brand or derivative applications.

Government Approvals and Regulations

The ingredients used to produce the pHarlo concentrate are acknowledged as “Generally Recognized as Safe” by the FDA. Therefore, we believe that our current line of products that utilize the pHarlo concentrate, including the intended uses of these products do not require further approval by the FDA. These ingredients are already in wide use in the food industry and are readily available. The unique combination of these ingredients and the preparation process of the pHarlo formula are protected under two U.S. patents and are covered in several pending patent applications in the U.S. and elsewhere. The use of the pHarlo technology in food processing, with the exception of meat and poultry, is covered by FDA.

The use of the pHarlo technology in meat and poultry food processing applications requires the approval of the USDA. In August 2005, the Company began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. The first in-plant commercial verification test was completed in October 2005. On February 6, 2006, we announced that we had received a Letter of No Objections from Food Safety and Inspection Service of the USDA for the continuation of in-plant trials at the facility in Athens, Georgia, as well as two additional poultry processors. While we expect the product to be approved for this use, there can be no assurance of this result.

We also intend to market the pHarlo technology for use in seafood processing, and may resume efforts to introduce the pHarlo technology in skin care and pet care products. If marketed in the US, each of these product lines could potentially be subject to a variety of federal, state, and regulatory authorities which could require additional testing, registration, pre-market approval, labeling, manufacturing, safety, recordkeeping and other obligations. There can be no assurance that we will ultimately market these products, that the products will obtain the necessary approvals, or, if granted, that the approvals will not include significant limitations on the indicated use for which the products may be marketed or other restrictions or requirements that may reduce the value of the products.

Manufacturing

We currently manufacture the concentrate used for all of the products it currently markets, including Close Call™ and Unifresh® Footbath, in our facility located in Conroe, Texas. We believe our facility procedures and manufacturing process assures the finished products meet specifications and comply with applicable regulatory requirements, but there can be no assurance that the pertinent regulatory authorities will agree with this conclusion, which could result in a variety of enforcement actions. It is possible that additional manufacturing facilities or controls will be necessary to market the product lines currently under development.

Strategic Relationships

In 2004, we entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Star Specialty Flavors LLC. Under the terms of this agreement and its subsequent amendments, we have granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. Wynn Starr is also responsible for taking the pHarlo concentrate provided by us and blending it with liquids to create the finished product that is ultimately distributed by Wynn Starr. In return for this license, Wynn Starr has agreed to pay us a royalty of $70.00 per gallon on all net sales (as defined in the Exclusive Field of Use License Agreement and Product Sale Agreement) sold by Wynn Starr for which payment is received from customers. We are currently renegotiating the royalty payments associated with the Exclusive Field of Use License Agreement and Product Sale Agreement. Steven Zavagli, one of our directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors.

Due to the 2005 Acquisition, we now own the tangible assets used in the manufacturing process for the pHarlo concentrate. The pHarlo concentrate is based upon both the patent applications that we purchased in the acquisition, as well as on the base patents associated with the pHarlo technology. We have entered into an exclusive worldwide license, the Sub-License Agreement, with pHarlo IP, LLC, the exclusive licensee of the base patents, to exploit the base patents in our fields of use. Pursuant to the Sub-License Agreement, we also granted pHarlo IP an exclusive (even to us) royalty-free worldwide right and license to import, export, make, manufacture, use and sell any inventions outside of our fields of use that were disclosed and claimed in the patent applications that we purchased in the acquisition. The terms of the Sub-License Agreement are more fully discussed under the caption “— Intellectual Property Rights.”

Distribution Channels

We expect to sell our products through distributors, strategic intermediaries (such as Wynn Starr), and directly to commercial end-users. The choice of distribution channel will vary by product and will be decided by our management according to our strategic objectives.

Competition

Several of the industries in which we will be marketing our products are characterized by intense competition. Although our oral hygiene product, Close Call™, is swallowed rather than expectorated like mouthwash, this product may have to compete within the mouthwash industry generally. The mouthwash industry is a mature industry with several participants, many of which are divisions of large corporations, such as Listerine® (Pfizer), Scope® (Procter & Gamble), ACT® (Johnson & Johnson), Peroxyl® (Colgate), and Cepacol® (Combe). We believe Close Call™ has a major advantage over its competition because of our use of pHarlo as a key ingredient, which effectively eliminate bad breath odors caused from eating, smoking and drinking.

Currently, there is no competition for bacterial inhibitors in the scalding process of poultry processors. We believe that the introduction of the pHarlo technology to this specific operation will be considered a breakthrough in the endeavor to reduce pathogenic bacteria in poultry products. Since we intend to expand the use of the pHarlo technology into the remaining operations of poultry processing—specifically, the on-line reprocessing area and the chill process—we will encounter competition in the chill process from manufacturers of sodium hydrochloride. We believe that our product presents a healthier, yet more effective, alternative to the use of sodium hydrochloride. We further believes that, because the poultry processing industry is a very large industry, our presence in that market will attract other products designed to reduce or eliminate bacteria. We believe that the efficacy of the pHarlo technology and its price competitiveness will enable us to effectively compete against existing and future competitive products in the poultry processing industry.

Our license with pHarlo IP entitles us to develop and market uses of the pHarlo technology in pre-harvest and post-harvest food processing, skin care, oral care (including hangover remedy and alcohol abatement), water purification and pet care industries. Competition in these markets is intense; however, we believe that the pHarlo technology will provide us with competitive advantages in these selected markets.

Dependence on Certain Customers

Since we are in the development stages of the introduction of our products, we have not developed a sufficient revenue source to determine a dependence on any one group of customers for revenue.

Intellectual Property Rights

Pursuant to the 2005 Acquisition, we acquired the rights to the following utility patent applications, which applications include both US applications and applications in other countries (pursuant to The Patent Cooperation Treaty), and include two US Provisional Applications not yet subject to any international application (the “Transferred Patents”):

•	Antimicrobial Composition for Pre-Harvest and Post-Harvest Treatment of Plants and Animals

•	Skin Care Composition for Dermatological Disorders including burn and wrinkle creams (US Provisional Application)

•	Oral Health Care Drink and Method for Reducing Malodors

•	Antimicrobial Food Additive and Treatment for Cooked Food, Water and Wastewater

•	Antimicrobial Processing Aid and Food Additive (US Provisional Application)

•	Hangover Remedy and Alcohol Abatement Composition

In addition to the utility patent applications and provisional patent applications described above, we have also entered into a Patent and Technology Sub-License Agreement (the “Sub-License Agreement”) with pHarlo IP. Pursuant to the Sub-License Agreement, pHarlo IP has granted us an exclusive worldwide license to exploit the Base Patents (as defined below) in the following fields of use (the “Fields of Use”):

1.	Pre-harvest food processing and safety applications, including treatment for plants and animals;

2.	Post-harvest food processing and safety applications, including treatment for plants and animals, including the following:

a.	antimicrobial processing aide and food additive including specific seafood applications, and

b.	antimicrobial for airborne contaminants on cooked food;

3.	Breath and mouthwash applications;

4.	Hangover and alcohol abatement applications;

5.	Topical palliative for dermatological disorders, including skin moisturizing applications, anti-wrinkle applications and burn treatment applications;

6.	Pet product applications; and

7.	Antimicrobial water treatment applications.

Pursuant to the Sub-License Agreement, we granted to pHarlo IP a royalty-free, worldwide exclusive right and license to import, export, make, manufacture, use and sell any inventions outside the Fields of Use which are disclosed and claimed in the Transferred Patents. In addition, pHarlo IP has the right to sublicense and assign to third parties all of the rights and licenses granted by us with respect to the Transferred Patents.

To the extent that pHarlo IP expresses an intent to enter into a transaction with an unaffiliated third party pursuant to which the third party would acquire rights related to the Base Patents outside the Fields of Use, we have the right of first refusal to enter into the transaction with pHarlo IP for the same consideration and on the same terms offered to the third party (“Right of First Refusal”).

Subject to certain conditions, we will have a 10% equity ownership interest in Phitex Ltd. LLLP, the direct one hundred percent owner of pHarlo IP, the sole and exclusive licensee of the Base Patents. In the event we elect not to exercise its Right of First Refusal for rights to the Base Patents outside the Fields of Use, as an equity owner we would share in the monetary benefits derived by Phitex from any transaction between pHarlo IP and an unaffiliated third party pursuant to which that third party acquires rights to exploit the Base Patents outside the Fields of Use. Prior to the issuance of the Phitex equity interests, (i) the prospectus that forms part of the registration statement covering the resale of the shares acquired by the Selling Companies in the 2005 Acquisition must be amended or supplemented so that the Selling Companies can sell such shares for a period of 60 consecutive days; (ii) we must be in compliance with all of our obligations under the Asset Purchase Agreement forming part of the transaction documents for the 2005 Acquisition (subject to certain exceptions); and (iii) we must enter into a lock-up and repurchase right agreement relating to its Phitex equity interests. Under the lock-up and repurchase right agreement, Phitex will retain the right to repurchase our equity interests for a nominal amount upon a change of control of our company.

The technology that forms the basis of the pHarlo technology is derived from U.S. Patent No. 5,989,595, U.S. Patent No. 6,242,011 and U.S. Patent Application Serial No. 10/453,805 (the “Base Patents”). pHarlo IP is the sole and exclusive licensee of the Base Patents pursuant to a certain License Agreement by and between Mr. Barry Cummins and pHarlo IP, dated July 15, 2005 and effective as of March 18, 2005 (the “Base License”). Pursuant to the Base License, pHarlo IP is required to pay to Mr. Cummins royalties (“Base License Royalty Payments”). Pursuant to the Sub-License Agreement, in the event that pHarlo IP defaults in its obligations to make the Base License Royalty Payments to Mr. Cummins, pHarlo IP is required to assign that portion of the Base License representing all of the rights sublicensed to us under the Sub-License Agreement to us, and we will assume pHarlo IP’s obligation to pay the Base License Royalty Payments.

Prior to the 2005 Acquisition, on December 7, 2004, we entered into a Settlement Agreement and General Release pursuant to which we effectively purchased the exclusive rights of first refusal to applications of the pHarlo technology from Richard J. Kirby, a developer who had previously purchased the rights on July 19, 2002. Under the terms of the settlement agreement, Mr. Kirby assigned and granted all his rights, titles and interests in his license agreements with pHarlo Citrus Technologies to us for which we agreed to pay Mr. Kirby one half of one percent (0.5%) of net revenues generated from products using the pHarlo technology, in an amount not to exceed $400,000 in any one calendar year. The agreement continues until the termination of or expiration of pHarlo Citrus Technologies’ patent to the licensed technology.

On January 26, 2006, we entered into a letter agreement with the Selling Companies and pHarlo IP that amended certain terms of the transaction documents related to the 2005 Acquisition, including the Sub-License Agreement. The Sub-License Agreement was amended, in part, to restructure the fees payable to pHarlo IP. Prior to the amendment, pHarlo IP had agreed to provide to us technical assistance necessary to implement, refine and exploit the base patents for the pHarlo technology in the Fields of Use. In consideration for the technical assistance, we had agreed to pay to pHarlo IP, in advance, prior to the calendar quarter for which they are payable, certain research and development fees (“R&D Fees”). The R&D Fees were originally set at a fixed amount and although subject to recovery in certain circumstances, were not dependant on sales of our products until certain thresholds had been met.

The amendment restructures the R&D Fees so that they are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) are based on gross sales of our company (or our affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. There are no other minimum R&D Fees payable after 2006, although R&D Fees for all subsequent years are capped at specified rates.

Research and Development

Research and development of new products using the pHarlo technology, as well as other products, are continually under development. Our efforts in this area are focused on the product applications to which it currently has rights of use. It is our intention to develop and market commercially viable applications for this technology within its product ranges.

Employees

In connection with the refocusing effort announced in November 2005, we have also reduced monthly expenses. Specifically, we have reduced the number of full time employees by approximately 41%, including a reduction in our corporate staff of approximately 39%, and a reduction in our Conroe, TX manufacturing facility staff of approximately 47%. We have also hired a new management team. We believe that our reduced staff can provide sufficient product and perform the necessary duties to forward our objectives for the foreseeable future. At March 17, 2006, we had 33 full-time employees, 10 of whom are in sales & marketing, 8 of whom are in research and development, 8 of whom are in warehousing and production and 7 of whom are in finance and administration. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that employee relationships are good. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and managerial personnel.

Properties

We currently lease approximately 9,000 square feet of office space at our corporate headquarters in Danbury, Connecticut under a lease that expires in 2010. We also occupy approximately 27,000 square feet of leased manufacturing, warehouse and office space in Conroe, Texas that expires in September 2009.

Legal Proceedings

On October 26, 2005, a civil action captioned The BOC Group, Inc. v. Tasker Capital Corp., Randy Cable, and Shaun Porter was filed in the United States District Court for the District of Connecticut. In the complaint, The BOC Group alleges that Mr. Porter and Mr. Cable, employees of Tasker, have breached certain restrictive covenants contained in their employment agreements with The BOC Group, and that we tortuously interfered with The BOC Group’s agreements with Mr. Porter and Mr. Cable. The BOC Group also claims that we, Mr. Porter and Mr. Cable violated Connecticut’s statutes governing trade secrets and unfair trade practices. The BOC Group seeks unspecified monetary damages. We believe that the complaint is without merit and plans to vigorously defend our company against such action.

On January 5, 2006, a civil action captioned Robert L. Mandell, D.M.D., and Anthony M. Broschetti, D.M.D. v. Tasker Capital Corporation, Arthur P. Bergeron and Richard J. Kirby was filed in the Middlesex Superior Court in Massachusetts. In the complaint, the plaintiffs allege that we, our former President, Mr. Bergeron, and our alleged former agent, Mr. Kirby, breached an agreement to pay for a study regarding our Breath Rephresh product. The plaintiffs seek recovery of $100,000 in connection with the breach of contract claim. We believe that the complaint is without merit and plan to vigorously defend our company against such action.

On January 17, 2006, we received correspondence from Provco Ventures I, LP, an investor in our September 2005 private placement. Provco alleges potential securities law claims in connection with the September 2005 private placement. As of March 27, 2006, no legal proceeding has been commenced by Provco or any other party regarding the September 2005 private placement. We believe that the allegations contained in the letter are without merit and plan to vigorously defend our company against any such action.

On January 18, 2006, a civil action captioned Dallas XXIX Corporate Square, L.P., v. Coast to Coast Laboratories and Tasker Capital Corp. was filed in the Circuit Court of Pinellas County, Florida. The plaintiff alleges that Coast to Coast Laboratories Corp., a wholly owned subsidiary of our company, has breached a lease agreement and that we have breached a guaranty. The plaintiff seeks recovery of monetary damages of approximately $55,000. We intend to vigorously defend our company against such action.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning each of our directors and executive officers.

Name	Age	Position
Gordon O. Davis	65	Chairman of the Board of Directors
Richard D. Falcone	53	President, Chief Executive Officer and Director
James Burns	51	Executive Vice President - Business Development and Director
Stathis Kouninis	44	Chief Financial Officer
Albert A. Canosa	60	Director
Steven B. Zavagli	57	Director

Gordon O. Davis has been Chairman of our board of directors since 2004. Mr. Davis has been Vice President of National Sales and Distribution for Polar Beverages, Inc., one of the largest independent soft drink bottlers in the country, since 1975. Mr. Davis has also been President of Bold River LLC, a marketing and consulting firm to the retail industry, since January 2004. Mr. Davis is the father-in-law of Stathis Kouninis, the Chief Financial Officer, Treasurer and Secretary of the Company.

Richard D. Falcone has been our President and Chief Executive Officer since February 2006 and a member of our board of directors since 2005. From February 2001 to February 2006, Mr. Falcone served as Chief Financial Officer of The A Consulting Team, a publicly traded IT service and business process outsourcing company. Mr. Falcone is also Chairman of the Board of Assured Pharmacy, Inc., a publicly traded company. Prior to joining The A Consulting Team, Mr. Falcone was an operations and financial executive with several private and public retail and service companies. Mr. Falcone is a certified public accountant and received his accounting degree from the University of Vermont.

James Burns has been our Executive Vice President - Business Development since December 2005 and a member of our board of directors since 2004. From September 2004 to December 2005, Mr. Burns served as our Chief Operating Officer. From April 2004 to September 2004, Mr. Burns served as our Executive Vice President. From January 1995 to April 2004, Mr. Burns was President and a principal of Water & Ice, a small business specializing in developing turn-key retailer brand programs in the breath mint and confection categories. From October 1980 to December 1994, Mr. Burns was employed by Olin Corporation and its subsidiaries as a sales executive and national account manager. Mr. Burns received his BA in Business from the University of New Hampshire.

Stathis Kouninis has been our Chief Financial Officer since February 13, 2006, our Treasurer since March 30, 2006 and our Secretary since April 19, 2006. From November 2004 to February 2006, Mr. Kouninis was employed in the Division of Corporation Finance of the U.S. Securities and Exchange Commission. From January 2004 to November 2004, Mr. Kouninis was the Director of Finance for Bottomline Technologies, Inc., a publicly traded financial process software and solutions company. From January 2003 to December 2003, Mr. Kouninis was the Chief Financial Officer of PCA, Inc., a non-profit educational organization. From May 2000 to January 2003, Mr. Kouninis was Director of Finance for CMGI, Inc., a publicly traded Internet technology incubator. Mr. Kouninis received a Bachelor of Science degree from the University of Massachusetts, and an Accounting Post Baccalaureate and a Master of Science degree in Taxation from Bentley College. Mr. Kouninis is the son-in-law of Gordon O. Davis, the Chairman of our board of directors

Albert A. Canosa has been a member of our board of directors since 2006. Mr. Canosa has been a private investor since June 2004. From January 1998 to June 2004, Mr. Canosa served as President, Chief Executive Officer and a director of Raytech Corporation, a New York Stock Exchange listed manufacturer of vehicular components. From October 1986 to January 1998, Mr. Canosa served as Raytech's Chief Financial Officer. Mr. Canosa serves on the boards of directors of the Marlin Firearms Company and the United Way of Branford and is a trustee of Quinnipiac University, where he received his Bachelor of Science degree in accounting.

Steven B. Zavagli has been a member of our board of directors since 2005. Mr. Zavagli has been Chairman and Chief Executive Officer of Wynn Starr Flavors, a creator and manufacturer of flavoring and other ingredient technologies, since its inception in 1988.

Key Employee

Dennis Smithyman has been our Vice President of Operations since October 2004 when he joined our company. Mr. Smithyman has over 25 years of food industry and general business development experience principally with The BOC Group, a $7 billion global industrial gases company, holding such positions as VP, Global Food Markets and VP, Food Ventures. Previous to BOC, Mr. Smithyman was both a Manager and Director of Finance with PepsiCo International. He received his BS in Chemical Engineering from Northwestern University 1975 and his MBA from Northwestern University’s Kellogg School of Management.

Committees of the Board of Directors

Our board of directors currently has an audit committee and a compensation committee.

Albert A. Canosa is the sole member and the Chairman of the audit committee. Our board of directors has determined that Mr. Canosa meets the Nasdaq Marketplace Rule definition of “independent” for audit committee purposes. Our board of directors has also determined that Mr. Canosa meets the SEC definition of an “audit committee financial expert.” The functions of the Audit Committee are focused on three areas:

•	the adequacy of our internal controls and financial reporting process and the reliability of our financial statements;

•	the appointment, compensation, retention, and oversight of our independent registered public accounting firm; and

•	the Company's compliance with legal and regulatory requirements.

Our compensation committee currently consists of Albert A. Canosa, Gordon O. Davis and Steven Zavagli. The compensation committee is responsible for approving the compensation for our chief executive officer and, in consultation with our chief executive officer, approving the compensation of our other executive officers. The compensation committee will administer our 2006 Stock Plan if it is approved by our stockholders.

Summary Compensation Table

The following table summarizes the compensation paid in 2005, 2004 and 2003 to our Chief Executive Officer and our other executive officers.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options (#)	All Other Compensation

Richard Falcone (1)	2005	—	—	$14,500 (2)	400,000 (3)	—
President and CEO	2004	—	—	—	—	—
	2003	—	—	—	—	—

Robert Appleby (4)	2005	$314,285	$50,000	$24,936 (5)	—	$50,583 (6)
Former President & CEO	2004	$121,000	—	$10,666 (7)	3,000,000	—
	2003	$8,000	—	—	—	—

James Burns	2005	$323,713	$50,000	$32,046(8)	—	—
Executive VP, Business	2004	$121,000	—	$2,819 (9)	3,000,000	—
Development	2003	—	—	—	—	—

Robert Jenkins (10)	2005	$176,041	—	$6,039 (11)	—	—
Former CFO, Treasurer &	2004	—	—	$18,750 (12)	1,000,000	—
Secretary	2003	—	—	—	—	—

(1)	Mr. Falcone was appointed President and Chief Executive Officer of our company on January 26, 2006.

(2)	Represents board of director fees.

(3)	All of these options were awarded to Mr. Falcone while he was serving solely as a member of our board of directors.

(4)	Mr. Appleby was terminated from his employment as President and Chief Executive Officer of our company on November 22, 2005.

(5)
Consists of $22,500 of board of directors fees, a benefit of approximately $1,589 for the personal use of a vehicle leased by us and $847 of life insurance premiums paid on behalf of Mr. Appleby by us.

(6)
Consists of $11,538 of severance payments and approximately $39,045 representing the fair value of a vehicle transferred to Mr. Appleby in January 2006, as a result of the termination of his employment as President and Chief Executive Officer of our company on November 22, 2005.

(7)	Consists of a benefit of approximately $4,131 for the personal use of a vehicle leased by us and $6,535 of life insurance premiums paid on behalf of Mr. Appleby by us.

(8)	Consists of $30,000 of board of director fees, a benefit of approximately $1,199 for the personal use of a vehicle leased by us and $847 of life insurance premiums paid on behalf of Mr. Burns by us.

(9)	Consists of a benefit of approximately $981 for the personal use of a vehicle leased by us and $1,838 of life insurance premiums paid on behalf of Mr. Burns by us.

(10)	Mr. Jenkins was terminated from his employment as Chief Financial Officer, Treasurer and Secretary of our company on February 8, 2006.

(11)	Consists of a benefit of approximately $5,192 for the personal use of a vehicle leased by us and $848 of life insurance premiums paid on behalf of Mr. Jenkins by us.

(12)	Represents consulting fees.

Option Grants in Last Fiscal Year

The following table sets forth information concerning individual grants of stock options made during 2005 to the named executive officers in the Summary Compensation Table.

Option Grants In Last Fiscal Year

Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Names	Granted	Fiscal Year	($/share)	Date	5%	10%
Richard Falcone	100,000 (2) 300,000 (2)	4.2% 12.6%	$2.93 (3) $1.50 (3)	08/05/15 11/17/15	$184,266 $283,003	$466,967 $717,184
Robert Appleby	—	—	—	—	—	—
James Burns	—	—	—	—	—	—
Robert Jenkins	—	—	—	—	—	—

(1)
This column shows the hypothetical appreciation on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

(2)
All of these options were awarded to Mr. Falcone while he was serving solely as a member of our board of directors, prior to his appointment as President and Chief Executive Officer in January 2006. Also see “Employment Agreements” below with respect to the accelerated vesting of options in connection with certain specified corporate events, such as change of control, involving our company.

(3)	Represents the fair market value on the date of grant, based on the closing price per share of our common stock as reported on OTC Bulletin Board.

Fiscal Year-End Option Values

The following table sets forth information at fiscal year-end 2005 concerning stock options held by the named executive officers in the Summary Compensation Table. No options held by such individuals were exercised during 2005.

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options At Fiscal Year-End (1)		Value of Unexercised In-the-Money Options At Fiscal Year-End (2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard Falcone	400,000	—	—	—
Robert Appleby	1,611,111	—	$773,333	—
James Burns	2,611,111	388,889	$1,253,333	$186,667
Robert Jenkins	1,000,000	—	—	—

(1)	All options are exercisable for shares of common stock.

(2)
Based upon the market price of $0.73 per share, which was the closing price per share of our common stock on the OTC Bulletin Board on December 30, 2005, less the option exercise price payable per share.

Directors' Compensation

In 2005, each of our directors (including directors who are also employees of our company) received a cash fee of $2,500 for each meeting of the board of directors attended. In 2005, Mr. Falcone received options to purchase 400,000 shares of our common stock as compensation for serving as a director. No other directors received stock options in 2005. The options granted to Mr. Falcone in 2005 have an exercise price equal to the fair market value determined as of the date of the grant, based on the closing price of a share of our common stock as reported on OTC Bulletin Board.

For 2006, each of our directors will receive compensation for serving on our board of directors. Each director will be paid a $3,000 cash retainer for each fiscal quarter served on the board and a $1,500 cash retainer for each board meeting attended. In addition to the cash retainers, the board may in its discretion determine to grant stock options or other equity compensation to one or more directors. No determination in this respect has been made at this time.

Employment Agreements

Effective January 26, 2006, our Board of Directors appointed Richard D. Falcone as the new President and Chief Executive Officer of our company. On February 9, 2006, we entered into an employment agreement with Mr. Falcone. Under the employment agreement, (i) Mr. Falcone’s base salary is $275,000 per year; (ii) any bonus payments made to Mr. Falcone will be at the discretion of our board; (iii) Mr. Falcone is eligible to participate our existing benefit plans; and (iv) Mr. Falcone has use of a company car. In addition, we have agreed to provide Mr. Falcone with disability benefits, and have agreed to reimburse Mr. Falcone for health insurance coverage if we terminate our group health insurance plan. The employment agreement has a term of three years, with provision for automatic renewal for successive three year terms. If Mr. Falcone is terminated by us for any reason other than cause, as defined in his employment agreement, if he should resign for a good reason, as defined in his employment agreement and which includes a change in control of our company, or if we should not renew his employment agreement after the expiration of the term, Mr. Falcone is entitled to severance. The severance payable to Mr. Falcone is dependant on how long he has been employed at our company, beginning with twenty-four months of base salary (and any bonus to which he would have been entitled during such period) payable upon termination immediately after execution of his employment agreement, decreasing by one month for each month he remains employed at our company, but subject to a minimum severance of twelve months of base salary. The obligation to pay severance is conditioned upon Mr. Falcone’s execution of a mutually agreeable release of claims against us.

In connection with the employment agreement, we also granted Mr. Falcone stock options to purchase 2,200,000 shares of our common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Falcone is terminated by us other than for cause, if Mr. Falcone resigns for good reason, or if termination is caused by Mr. Falcone’s death, the options will continue to vest; otherwise, vesting of the options ceases upon Mr. Falcone’s termination. In addition, if we undergo a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

On February 8, 2006, we appointed Stathis Kouninis as Chief Financial Officer. On February 13, 2006, we entered into an employment agreement with Mr. Kouninis. The principal terms of the employment agreement are as follows: (i) Mr. Kouninis will be paid a base salary of $165,000 per year; (ii) any bonus payment made to Mr. Kouninis will be at the discretion of our board; and (iii) Mr. Kouninis will be eligible to participate in our existing benefit plans. In addition, the employment agreement will have a term of three years with provision for automatic renewal for successive one year terms. If Mr. Kouninis is terminated by us for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Kouninis will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Kouninis’s execution of a mutually agreeable release of claims against us.

In connection with his employment, we granted Mr. Kouninis stock options to purchase 450,000 shares of our common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Kouninis remains employed by us. If we undergo a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

In January 2005, we entered into a three year employment agreement with James Burns to serve as our Chief Operating Officer. Under the terms of this agreement Mr. Burns will (i) earn a base salary of $25,000 per month, modified annually, and increased to $27,083 per month after certain growth objectives of our company are met, and (ii) receive a bonus determined by five percent (5%) of our annual operating earnings, and (iii) be eligible to participate in our Management Incentive Program, and (iv) was granted in August 2004, a non-qualified stock option to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.25 per share, subject to certain vesting provisions. On December 19, 2005, Mr. Burns agreed to reduce his base annual salary to $200,000 per year. Mr. Burns’s title has also changed from Chief Operating Officer to Executive Vice President—Business Development.

Consulting Agreement

On January 26, 2006, we approved a new consulting arrangement with Mr. Gordon Davis, the Chairman of our board of directors. On February 9, 2006, we entered into a consulting agreement with Mr. Davis with an effective date of February 2, 2006. The consulting agreement provides for (i) a consulting fee payable to Mr. Davis of $120,000 per year; and (ii) use of a company car for business of the company. The consulting agreement has a term of three years, with provision for automatic renewal for successive one year terms. If Mr. Davis is terminated for any reason other than by us for cause, as defined in his consulting agreement, including if the consulting agreement is not renewed by us, he will be entitled to termination payments. If Mr. Davis’s termination is caused by his death or disability, then the termination fee is equal to $120,000. If we terminate Mr. Davis for any reason other then for cause, if Mr. Davis terminates the agreement for good reason, or if we do not renew the consulting agreement, then Mr. Davis’s termination fee is dependant on when the termination takes place. If the termination occurs prior to the one year anniversary of the effective date, then Mr. Davis is entitled to the $120,000 annual consulting fee for the remainder of the term of the consulting agreement. If the termination occurs after the one year anniversary of the effective date, Mr. Davis is entitled to the consulting fee then in effect for a period of one year following termination. The obligation to pay the termination fee is conditioned upon Mr. Davis’s execution of a release of claims against us. Mr. Davis will continue to receive remuneration for service on our board of directors.

In connection with the consulting agreement, we also granted to Mr. Davis stock options to purchase 1,750,000 shares of our common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Davis is terminated by us other than for cause, if Mr. Davis terminates for good reason, or if termination is caused by Mr. Davis’s death or disability, or non-renewal of the agreement by us, the options will continue to vest, otherwise, vesting of the options ceases upon Mr. Davis’s termination as a consultant. In addition, if we undergo a change in control, as defined in the consulting agreement, the stock options granted above will fully vest upon the change in control.

Termination of Employment Agreements; Severance Arrangements

In December 2005, Robert Appleby and our company entered into a Separation Agreement and General Release in connection with the termination of Mr. Appleby as our President and Chief Executive Officer. Pursuant to the Separation Agreement and General Release, we have agreed to pay Mr. Appleby a severance package of approximately $50,000. In addition, we agreed that the exercise period for Mr. Appleby’s vested options to purchase 1,611,111 shares of our common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

On February 8, 2006, Robert D. Jenkins and our company entered into a Separation Agreement and General Release in connection with Mr. Jenkins’s resignation as our Chief Financial Officer, Treasurer and Secretary. Pursuant to the Separation Agreement and General Release, we have agreed to continue to pay Mr. Jenkins at his current annual base salary rate of $200,000 through June 28, 2006. Mr. Jenkins will also continue to be eligible to participate in our medical and dental plans until August 31, 2006, with we continuing to pay eighty percent (80%) of the premium for such coverage. In addition, we agreed that the exercise period for Mr. Jenkins’s options to purchase 1,000,000 shares of our common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

Compensation Committee Interlocks and Insider Participation

Currently, the members of the compensation committee of our board of directors are Messrs. Canosa, Davis and Zavagli. Except for James Burns and Richard D. Falcone, no director of our company is a current or former officer or employee of us or any of our subsidiaries. In addition, no employee director or other executive officer of our company serves as a director of a company where a non-employee director of our company is an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Steven Zavagli, one of our directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr Special Products, LLC ("Wynn Starr") and Wynn Starr’s ultimate parent company, Wynn Starr Flavors. We, Wynn Starr, pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, and pHarlo IP, LLC are parties to an Exclusive Field of Use License Agreement and Product Sale Agreement made effective as of September 15, 2004, as amended, which we refer to in this prospectus as the “Wynn Starr Agreement.” We refer to Wynn Starr Special Products, LLC in this prospectus as “Wynn Starr.”

Under the terms of the Wynn Starr Agreement, we have granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. Wynn Starr is also responsible for taking the pHarlo concentrate provided by us and blending it with liquids to create the finished product that is ultimately distributed by Wynn Starr. In return for this license, Wynn Starr has agreed to pay us a royalty of $70.00 per gallon on all net sales (as defined in the Wynn Starr Agreement) sold by Wynn Starr for which payment is received from customers. No such royalties have been received by us to date and the parties are currently renegotiating the terms of the royalty arrangement associated with the Wynn Starr Agreement. Under the Wynn Starr Agreement, if the price for the pHarlo concentrate exceeds a certain threshold amount per gallon, then Wynn Starr is obligated to make certain royalty payments to pHarlo IP. Pursuant to the Sub-License Agreement, commencing within thirty days after December 31, 2005 and within thirty days of each calendar quarter thereafter, pHarlo IP has agreed to pay to us that amount of any royalties that are actually received by pHarlo IP from Wynn Starr during the preceding calendar quarter in an amount up to and not to exceed the amount of any research and development fees actually paid by us to pHarlo IP during the same preceding calendar quarter. Additionally, to the extent that the amount of any royalties actually paid to pHarlo IP by Wynn Starr under the Wynn Starr Agreement exceeds the research and development fees paid by us to pHarlo IP, pHarlo IP has agreed to pay over to us one-third of the amount by which such royalties exceed the research and development fees. In the event that pHarlo IP ceases to receive royalty payments in respect of sales by Wynn Starr of certain products based on technology licensed by pHarlo IP to us, we are obligated to make cash payments to pHarlo IP equal to the royalties pHarlo IP is entitled to receive under the Wynn Starr Agreement with respect to such sales that are not subject to repayment to us.

During the year ended December 31, 2005, we paid Wynn Starr approximately $311,000, consisting of approximately $151,000 for the production of inventory for us, approximately $125,000 in consulting fees and approximately $35,000 as rent for a laboratory.

We paid Mr. Gordon O. Davis, the Chairman of our board of directors, approximately $42,000 for consulting services during the year ended December 31, 2005. In January 2006 we entered into a new consulting agreement with Mr. Davis. See “Management — Executive Compensation — Consulting Agreement” above.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of April 14, 2006 regarding the beneficial ownership of our common stock by (i) each executive officer of our company named in the Summary Compensation Table, (ii) each director of our company, (iii) each stockholder known by us to beneficially own 5% or more of our common stock and (iv) all directors and executive officers, as a group. Except as otherwise indicated, the address of each beneficial holder of our common stock listed below is the same as us.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)

James Burns	2,834,920 (3)	2.7

Albert A. Canosa	85,938 (4)	*

Gordon O. Davis	1,403,943 (5)	1.3

Richard D. Falcone	1,284,820 (6)	1.2

Steven B. Zavagli	612,350 (7)	*

Knoll Capital Management, LP 1203 Egret Avenue Fort Pierce, FL 34982	15,405,000 (8)	14.7

Barry Cummins 1203 Egret Avenue Fort Pierce, FL 34982	4,996,877 (9)	4.8

All directors and executive officers as a group (5 persons)	6,221,971 (10)	5.9
___________

* Less than 1%.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock. The number of shares beneficially owned by each person as of April 14, 2006 includes shares of common stock that such person had the right to acquire on or within 60 days after April 14, 2006, including, but not limited to, upon the exercise of options.

(2)	Holders of common stock are entitled to one vote per share. Percentage of beneficial ownership is based on 104,896,861 shares of common stock issued and outstanding as of April 14, 2006.

(3)	Includes 2,806,349 shares issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan.

(4)	Represents shares issuable upon the exercise of stock options, none of which were issued under the 2006 Stock Plan.

(5)	Includes 1,336,086 shares issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan.

(6)	Includes 1,220,535 shares issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan.

(7)	Includes 558,779 shares issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan.

(8)
Based on information contained in a Schedule 13G jointly filed by Knoll Capital Management, LP, Fred Knoll, Europa International, Inc., Knoll Capital Fund II Master Fund, Ltd., KOM Capital Management, LLC and Patrick O’Neill in February 2006, such shares are beneficially owned by Knoll Capital Management, LP and Fred Knoll.

(9)	Based on information contained in a Schedule 13G filed by Barry Cummins in July 2005, such shares include 255,000 shares issuable upon the exercise of warrants.

(10)	Includes 6,007,687 shares of common stock issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan.

SELLING STOCKHOLDERS

This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 34,138,319 shares of our common stock, including 17,854,849 shares underlying certain of our warrants, pursuant to registration rights granted by us to the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders’ shares of common stock. We have also agreed to indemnify and hold harmless the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933.

The selling stockholders acquired our common stock and/or warrants in one or more of the following transactions:

•	On September 21, 2005, we issued in a private placement 2,947,545 shares of our common stock and warrants to purchase 1,473,769 shares of our common stock;

•
On January 26, 2006, we issued in a private placement 13,335,925 units, each unit consisting of one share of our common stock and a warrant to purchase one share of our common stock, and warrants to purchase 800,155 shares of our common stock to an affiliate of the placement agent of this private placement; and

•	In 2002, we issued in private placements warrants to purchase 2,245,000 shares of our common stock.

Unless otherwise stated in a footnote, we believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

		Common Stock Offered by Selling Stockholder			Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Shares Directly Owned	Shares Underlying Warrants	Total	Number	Percent
305 Investments, L.P. (1)	210,500	100,000	100,000	200,000	10,500	*
Agile Partners LP (2)	6,080,000	200,000	150,000	350,000	5,730,000	5.4
Argosy Capital Group	714,284	357,142	357,142	714,284	—	—
Audrey Berlacher Rev Trust dtd 6/8/94 Audrey E. Berlacher TTEE	30,000	15,000	15,000	30,000	—	—
Bear Stearns Sec Corp Cust FBO Robert Berlacher, IRA	100,000	50,000	50,000	100,000	—	—
Bear Stearns Sec Corp Cust FBO David A. Houghton	70,000	35,000	35,000	70,000	—	—
Bear Stearns Sec Corp Cust FBO Jay D. Seid (26)	42,858	21,429	21,429	42,858	—	—
Broadlawn Master Fund, Ltd (3)	300,000	150,000	150,000	300,000	—	—
Burlingame Equity Investors LP (4)	1,891,992	983,274	908,718	1,891,992	—	—
Burlingame Equity Investors (offshore) Ltd (4)	778,947	403,938	375,009	778,947	—	—
Burlingame Equity Investors II LP (4)	241,395	125,773	115,622	241,395	—	—
Cabernet Partners, L.P. (5)	800,000	400,000	400,000	800,000	—	—
Chardonnay Partners, L.P. (5)	200,000	100,000	100,000	200,000	—	—
Christopher F. Cummings	540,714	242,857	192,857	435,714	105,000	*
Courtney Benham	839,284	357,142	357,142	714,284	125,000	*
David T. DeWitt (6)	250,000	92,000	82,000	174,000	76,000	*
Dale & DeEtte Duncan	138,167	45,454	22,727	68,181	69,986	*
Dale Duncan	506,563 (7)	150,000	150,000	300,000	70,200 (7)	*
Damel Partners L.P. (8)	118,181	45,454	22,727	68,181	50,000	*
David Baratta	344,544	206,363	138,181	344,544	—	—
Emerging Growth Equities PSP dtd 9/1/99 FBO Clifford J. Kalista 401K (9)	300,000	150,000	150,000	300,000	—	—
Emerging Growth Equities PSP dtd 9/1/99 FBO Phyliss D. Kalista 401K (9)	61,000	30,000	30,000	60,000	1,000	*
Eric and Ellen Petersen	200,000	100,000	100,000	200,000	—	—
EDJ Limited (10)	774,000	320,000	280,000	600,000	174,000	*
Europa International Inc	4,300,000	2,150,000	2,150,000	4,300,000	—	—
Express Marine	220,000	100,000	100,000	200,000	20,000	*
Franz Berlacher Rev Trust dtd 6/8/94 Franz J. Berlacher TTEE	60,000	30,000	30,000	60,000	—	—
George A. Long	1,664,000	585,500	471,500	1,057,000	607,000	*

		Common Stock Offered by Selling Stockholder			Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Shares Directly Owned	Shares Underlying Warrants	Total	Number	Percent
Gregory Berlacher (11)	1,462,655(12)	50,000	50,000	100,000	1,378,155 (12)	1.2
Gordon O. Davis (13)	1,403,943	67,857	67,857	135,714	1,268,229	1.2
Harbourview Investments Services Ltd	4,297,318	227,272	113,636	340,908	3,956,410	3.8
Horizon Land I LLC (14)	206,563	90,909	45,454	136,363	70,200	*
Harry Mittelman Revocable Living Trust dtd 10/22/96 Harry Mittleman TTEE	1,731,955	850,648	782,466	1,633,114	98,841	*
Heart Specialist of NW Ohio P/S/Plan/401K FBO Franz Berlacher, MD	60,000	30,000	30,000	60,000	—	—
Insignia Partners, L.P. (5)	2,300,000	1,200,000	1,100,000	2,300,000	—	—
Jacaranda Partners	204,544	136,363	68,181	204,544	—	—
Jack Warner	30,100	20,000	10,000	30,000	100	*
James Burns (15)	2,834,920	28,571	28,571	57,142	2,777,778	2.6
Jay Seid	157,142	78,571	78,571	157,142	—	—
Jeffery Porter	4,349,000 (16)	150,000	150,000	300,000	1,049,000 (16)	1.0
Joseph Kellogg	210,500	100,000	100,000	200,000	10,500	*
Knoll Capital Master Fund	15,405,000	2,150,000	2,150,000	4,300,000	11,105,000	10.6
Lisl Brennan (17)	154,181	45,454	22,727	68,181	86,000	*
Mark Weinstock	450,000	375,000	337,500	712,500	75,000	*
Northwood Capital Partners, L.P. (5)	1,000,000	500,000	500,000	1,000,000	—	—
Paul Berlacher Rev Trust 5/27/93 Paul D. Berlacher TTEE	50,000	25,000	25,000	50,000	—	—
Precept Capital Master Fund, G.P. (18)	238,635	159,090	79,545	238,635	—	—
Peter Brennan (17)	303,081 (19)	45,454	22,727	68,181	234,900 (19)	*
Peter G. and Susan H. Stanley JTWROS (20)	793,750	150,000	150,000	300,000	493,750	*
Porter Partners, LP (10)	3,240,000	1,280,000	1,120,000	2,400,000	840,000	*
Provco Ventures Group	340,920	227,280	113,640	340,920	—	—
Rodger Campbell	100,000	50,000	50,000	100,000	—	—
Ronald Harris	150,000	100,000	50,000	150,000	—	—
Richard and Marie Falcone (21)	1,284,820	64,285	64,285	128,570	1,156,250	1.1
Rich Family Partnership	201,000	100,000	100,000	200,000	1,000	*
Richard Walling Jr.	220,000	100,000	100,000	200,000	20,000	*
Richard Walling Sr.	200,000	100,000	100,000	200,000	—	—
Steven Zavagli Sr. (22)	612,350	53,571	53,571	107,142	505,208	*

		Common Stock Offered by Selling Stockholder			Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Shares Directly Owned	Shares Underlying Warrants	Total	Number	Percent
Walter E. Lang	151,365	90,910	45,455	136,365	15,000	*
Waypoint Partners	136,363	90,909	45,454	136,363	—	—
Arthur P. Bergeron	2,515, 000 (23)	—	212,500	212,500	2,302,500 (23)	2.2
Arthur P. Bergeron - Revised and Restated Profit Sharing Plan	202,500	—	202,500	202,500	—	—
Christine M. Bergeron	50,000	—	50,000	50,000	—	—
Adam P. Bergeron	50,000	—	50,000	50,000	—	—
Edward B. Bergeron	50,000	—	50,000	50,000	—	—
Boston Financial Partners, Inc. (24)	435,000	—	285,000	285,000	150,000	*
Philip Georgas	82,272	—	50,000	50,000	32,272	*
Barry Cummins	5,096,877	—	255,000	255,000	4,841,877	4.6
Richard Brutti	1,801,281	—	1,090,000	1,090,000	711,281	*
VFT Special Ventures, Ltd. (25)	1,362,655	—	800,155	800,155	562,500	*

*	Denotes less than 1%

(1)	Richard Walling Jr. exercises voting and dispositive power with respect to the shares.

(2)	Scott H. Cummings exercises voting and dispositive power with respect to the shares.

(3)	Jon Bloom exercises sole voting and dispositive power with respect to the shares.

(4)	Blair E. Sanford exercises sole voting and dispositive power with respect to the shares.

(5)
Robert A. Berlacher exercises voting and dispositive power with respect to the shares. Robert A. Berlacher holds a minority interest in EGE Holdings, Ltd., which owns Emerging Growth Equities, Ltd., a broker dealer. Robert A. Berlacher shares voting and dispositive power with respect to VFT Special Ventures, Ltd., an affiliate of Emerging Growth Equities, Ltd. VFT Special Ventures, Ltd. owns warrants to purchase 1,362,655 shares of our common stock.

(6)	The Selling Stockholder is a registered representative with Cresap Inc., a broker-dealer.

(7)	Includes shares held of record by Horizon Land I LLC.

(8)	Peter Brennan exercises sole voting and dispositive power with respect to the shares. Mr. Brennan is affiliated with Matrix Capital Market Groups, Inc., a broker-dealer.

(9)	Clifford J. Kalista and Phyliss D. Kalista are registered representatives with Emerging Growth Equities, Ltd., a broker-dealer.

(10)	Jeffrey H. Porter exercises sole voting and dispositive power with respect to the shares.

(11)	Gregory Berlacher is President and Chief Executive Officer of, and has control over, Emerging Growth Equities, Ltd., a broker-dealer.

(12)
Includes 1,362,655 shares of our common stock issuable upon exercise of warrants held by VFT Special Ventures, Ltd., an affiliate of Emerging Growth Equities, Ltd. Gregory Berlacher shares voting and dispositive power with respect to VFT Special Ventures, Ltd. Emerging Growth Equities, Ltd. served as our placement agent for private placements we conducted in December 2004 and January 2006.

(13)	Mr. Davis is Chairman of our board of directors.

(14)	Dale Duncan exercises voting and dispositive power with respect to the shares.

(15)	Mr. Burns is Executive Vice President - Business Development of our company and a member of our board of directors.

(16)	Includes shares held of record by EDJ Limited and Porter Partners, LP.

(17)	Each Selling Stockholder is affiliated with Matrix Capital Market Groups, Inc., a broker-dealer.

(18)	Blair Baker exercises sole voting and dispositive power with respect to the shares.

(19)	Includes shares held of record by Damel Partners L.P. and Lisl Brennan.

(20)	Mr. Stanley is a registered representative with Emerging Growth Equities, Ltd., a broker-dealer.

(21)	Mr. Falcone is President and Chief Executive Officer of our company and a member of our board of directors.

(22)	Mr. Zavagli is a member of our board of directors.

(23)
Includes options to purchase 2,000,000 shares of our common stock, warrants (held by Mr. Bergeron’s Revised and Restated Profit Sharing Plan) to purchase 202,500 shares of our common stock, and warrants (held by members of Mr. Bergeron’s household) to purchase 100,000 shares of our common stock.

(24)	Thomas Brazil voting and dispositive power with respect to the shares.

(25)
Gregory Berlacher and Robert Berlacher share voting and dispositive power with respect to the shares. VFT Special Ventures, Ltd. is an affiliate of Emerging Growth Equities, Ltd., which served as our placement agent for private placements we conducted in December 2004 and January 2006.

(26)	Mr. Seid is affiliated with Emerging Growth Equities, Ltd., a broker-dealer.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any United States stock exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In addition, a Selling Stockholder may transfer shares to its partners, members, stockholders and other equity holders.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF OUR SECURITIES

Common Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value. As of March 31, 2006, 104,773,020 shares of our common stock were issued and outstanding, and held of record by approximately 137 persons. We estimate that there are in excess of 4,700 beneficial owners of our common stock.

The holders of the issued and outstanding shares of common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds lawfully available therefor. The board of directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and non-assessable. Holders of shares of common stock are entitled to vote at all meetings of such stockholders for the election of directors and for other purposes. Such holders have one vote for each share of common stock held by them.

Transfer Agent

The transfer agent of our common stock is Pacific Corporate Trust Company.

LEGAL MATTERS

The validity of the shares of our common stock covered by this prospectus has been passed upon by Hale Lane, Reno, Nevada.

EXPERTS

The consolidated financial statements of Tasker Capital Corp. as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 included in this prospectus, to the extent and for the period indicated in its report, have been audited by Rothstein, Kass & Company, P.C., and are included herein in reliance upon the authority of this firm as experts in accounting and auditing. The consolidated financial statements of Tasker Capital Corp. as of December 31, 2003 and for the year ended December 31, 2003 and for the period from inception, May 13, 1996, to December 31, 2003 included in this prospectus, to the extent and for the period indicated in its report, have been audited by Morgan and Company, Chartered Accountants, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, under that Act, we file reports, proxy statements and other information with the SEC. The registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC can be inspected and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC is publicly available through the SEC’s site on the Internet, located at: http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Tasker Capital Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Tasker Capital Corp. and Subsidiaries (a development stage company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tasker Capital Corp. and Subsidiaries (a development stage company) as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 9, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors of
Tasker Capital Corp.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Tasker Capital Corp. (a development stage company) as at December 31, 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and for the period from inception, May 13, 1996, to December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and the results of its operations and its cash flows for the year ended December 31, 2003 and for the period from inception, May 13, 1996, to December 31, 2003, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and net cash outflows from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Morgan and Company

Vancouver, Canada
March 24, 2004

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,037,250	$14,225,305
Accounts receivable, net of allowance for doubtful accounts of $79,500 and $0 as of December 31, 2005 and 2001, respectively	155,189	-
Notes receivable	653,958	575,961
Inventories, net of reserve of $74,675 and $0 as of December 31, 2005 and 2004, respectively	1,350,963	99,798
Prepaid expenses	27,377	442,332
Prepaid commissions	163,850	125,000
Total current assets	3,388,587	15,468,396
Property and equipment, net	1,525,142	101,377
Prepaid royalties and license costs	-	1,179,862
Investment in equity investee	664,737	-
Intangible assets, net	21,562,292	-
Goodwill	41,677,180	-
Deposit, net	36,081	17,232
Total assets	$68,854,019	$16,766,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible debentures	$194,000	$436,980
Accounts payable	1,740,245	148,651
Notes payable - acquisition of IRL	445,840	-
Other accrued liabilities	1,377,007	548,946
Other current liabilities	234,580	-
Total current liabilities	3,991,672	1,134,577
Long-term liabilities:
Notes payable - shareholders	443,790	458,652
Notes payable - acquisition of IRL	1,077,447	-
Other long term liabilities	52,686	-
Accrued royalties	-	930,000
Total long-term liabilities	1,573,923	1,388,652
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 89,167,095 and 48,863,740 shares issued and outstanding as of December 31, 2005 and 2004, respectively	89,167	48,864
Additional paid-in capital	89,265,154	8,115,298
Common stock subscribed		13,876,745
Deficit accumulated during the development stage	(26,065,897)	(7,797,269)
Total stockholders’ equity	63,288,424	14,243,638
Total liabilities and stockholders’ equity	$68,854,019	$16,766,867

The accompanying notes are an integral part of these consolidated financial statements.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,			INCEPTION May 13, 1996 to December 31,
	2005	2004	2003	2005
Revenues	$705,467	$—	$—	$705,467
Cost of goods sold	1308,111	—	—	$1,308,111
Gross margin	(602,644)	—	—	(602,644)
Expenses
Selling, general & administrative	11,905,205	1,963,867	397,954	12,104,870
Product development	3,356,113	1,374,780	89,124	3,685,662
Depreciation and amortization	1,099,859	28,848	13,638	1,366,066
Total Expenses	16,361,177	3,367,495	500,716	21,331,332
Loss From Operations	(16,963,821)	(3,367,495)	(500,716)	(21,933,976)
Other income (expense):
Interest expense, net	(85,333)	(2,729,890)	(113,252)	(85,333)
Loss on equity investee	(53,263)	—	—	(53,263)
Liquidated damages	(285,706)	—	—	(3,151,197)
Other	(880,505)	25,770	6,888	(842,128)
Total other expense, net	(1,304,807)	(2,704,120)	(106,364)	(4,131,921)
Net loss	$(18,268,628)	$(6,071,615)	$(607,080)	$(26,065,897)
Net loss per common share, basic and diluted	$(0.25)	$(0.26)	$(0.05)	$(1.42)
Weighted average common shares outstanding, basic and diluted	73,549,000	23,597,000	13,003,000	18,329,000

The accompanying notes are an integral part of these consolidated financial statements.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	COMMON STOCK			ACCUMULATED OTHER		DEFICIT ACCUMULATED
	NUMBER OF SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	COMPREHEN-SIVE INCOME (LOSS)	COMMON STOCK SUBSCRIBED	DURING THE DEVELOPMENT STAGE	TOTAL
Issuance of common stock	10	-	$1	$-	$-	$-	$-
Net loss						(14,237)	(14,237)

Balance, December 31, 1996	10		1			(14,237)	(14,236)
Issuance of common stock	17,500,000	17,500	168,407			(157,674)	27,491
Translation adjustment				(743)			(743)
Net loss						(143,437)	(143,437)

Balance, December 31, 1997	17,500,010	17,500	168,408	(743)		(157,674)	27,491

Cancellation of common stock	(7,500,000)	(7,500)	7,500				-
Translation adjustment				(579)			(579)
Net loss						(43,378)	(45,387)

Balance, December 31, 1998	10,000,010	10,000	175,908	(1,322)		(203,061)	(18,475)

Issuance of common stock	1,000,000	1,000	15,844				16,844
Reverse merger transaction	262,000	262	(262)			(295)	(295)
Translation adjustment				(1,116)			(1,116)
Net loss						(34,518)	(34,518)

Balance, December 31, 1999	11,262,010	11,262	191,490	(2,438)		(237,874)	(37,560)

Translation adjustment				2,230			2,230
Net loss						(60,388)	(60,388)

Balance, December 31, 2000	11,262,010	11,262	191,490	(208)		(298,262)	(95,718)

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
	COMMON STOCK			ACCUMULATED OTHER		DEFICIT ACCUMULATED
	NUMBER OF SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	COMPREHEN-SIVE INCOME (LOSS)	COMMON STOCK SUBSCRIBED	DURING THE DEVELOPMENT STAGE	TOTAL
Translation adjustment				7,236			7,236
Net loss						(59,060)	(59,060)

Balance, December 31, 2001	11,262,010	11,262	191,490	7,208		(357,322)	(147,542)

Issuance of common stock	524,850	525	210,193				210,718
Warrants issued for license	—		42,344				42,344
Warrants issued for services	—		558,935				558,935
Warrants issued	—		13,956				13,956
Translation adjustment	—			(7,028)			(7,028)
Net loss	—					(761,252)	(761,252)

Balance, December 31, 2002	11,786,860	11,787	1,016,918			(1,118,574)	(89,869)

Issuance of common stock	660,000	660	164,340				165,000
Issuance of common stock	1,408,940	1,409	350,826				352,235
Shares issued for debt	655,000	655	171,931				172,586
Share subscriptions	—	—	—		27,980		27,980
Net loss	—	—	—			(607,080)	(607,080)

Balance, December 31, 2003	14,510,800	14,511	1,704,015		27,980	(1,725,654)	20,852

Private placement, net of costs	—	—			13,867,370		13,867,370
Warrants and embedded conversion option associated with debentures	—	—	2,184,600				2,184,600
Debentures and accrued interest converted to common stock	18,161,937	18,162	1,998,205				2,016,367
Exercise of warrants	14,491,003	14,491	1,153,059				1,167,550

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

	COMMON STOCK			ACCUMULATED OTHER		DEFICIT ACCUMULATED
	NUMBER OF SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	COMPREHEN-SIVE INCOME (LOSS)	COMMON STOCK SUBSCRIBED	DURING THE DEVELOPMENT STAGE	TOTAL
Stock based compensation	-	-	373,000				373,000
Common stock, warrants and options issued for services	1,700,000	1,700	702,419		(18,605)		685,514
Net loss						(6,071,615)	(6,071,615)

Balance, December 31, 2004	48,863,740	48,864	8,115,298	-	13,876,745	(7,797,269)	14,243,638

Shares issued for prior year private placement	9,406,250	9,406	13,981,113		(13,876,745)		50,774
Private placement, net of costs	2,947,545	2,948	6,431,652				6,434,600
Debentures and accrued interest converted to common stock	4,089,900	4,090	238,890				242,980
Note payable and accrued interest converted to common stock	32,272	32	32,240				32,272
Exercise of warrants and stock options	4,835,000	4,835	229,915				234,750
Stock based compensation	-	-	484,000				484,000
Common stock, warrants and options issued for services	-		3,100,950				3,100,950
Shares issued as part consideration for assets acquired	18,992,388	18,992	56,958,171				56,977,163
Registration rights derivative liability	-	-	(244,075)				(244,075)
Net loss	-	-	-			(18,268,628)	(18,268,628)

Balance, December 31, 2005	89,167,095	$89,167	$89,265,154	$—	$—	$(26,065,897)	$63,288,424

The accompanying notes are an integral part of these consolidated financial statements.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,			INCEPTION May 13, 1996 to December 31,
	2005	2004	2003	2005
Cash flows from operating activities:
Net loss	$(18,268,628)	$(6,071,615)	$(607,080)	$(26,065,897)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,099,859	28,848	13,638	1,142,345
Noncash interest	84,987	2,661,210	78,636	2,832,182
Stock based compensation	484,000	373,000		1,415,935
Allowance for uncollectible accounts receivable	80,000			80,000
Allowance for uncollectible note receivable	890,000			890,000
Loss on equity investee	53,263			53,263
Fair value adjustment for registration rights derivative liability	(9,495)			(9,495)
Common stock, warrants and options for services	3,079,973	685,514		3,765,487
Changes in operating assets and liabilities:
Accounts receivable	(227,211)			(227,211)
Inventories	(1,210,119)	(99,798)		(1,309,917)
Prepaid expenses	(236,763)	(382,191)	(60,140)	(679,095)
Prepaid commissions	(38,850)	(125,000)		(163,850)
Prepaid royalties	-	65,000	(5,000)	-
Accounts payable	1,591,594	62,755	54,223	1,863,667
Accrued royalties		(70,000)		(70,000)
Other accrued liabilities	781,461	493,945	55,000	1,330,407
Net cash used in operating activities	(11,845,929)	(2,378,332)	(470,723)	(15,152,179)
Cash flows from investing activities:
Cash payments made as part consideration for assets acquired	(2,581,808)			(2,581,808)
Purchases of property and equipment	(824,278)	(112,074)	(2,819)	(939,171)
Advances pursuant to notes	(3,510,628)	(400,000)	(127,265)	(4,102,893)
Purchase of license				(160,000)
Investment in equity investee	(718,000)			(718,000)
Payments for deposits and other	(18,849)	(18,220)	(2,750)	(42,569)
Net cash used in investing activities	(7,653,563)	(530,294)	(132,834)	(8,544,441)
Cash flows from financing activities:
Proceeds from private placements, net	6,434,599	13,867,370	545,215	21,049,936
Proceeds from convertible debentures, net	-	2,065,532		2,065,532
Proceeds from other notes payable, net				524,850
Exercise of warrants/options	285,750	1,167,550		1,453,300
Repayments on note payable - IRL	(408,686)			(408,686)
Other	(226)			48,938
Net cash provided by financing activities	6,311,437	17,100,452	545,215	24,733,870
Net increase (decrease) in cash and cash equivalents	(13,188,055)	14,191,826	(58,342)	1,037,250
Cash and cash equivalents, beginning of period	14,225,305	33,479	91,821
Cash and cash equivalents, end of period	$1,037,250	$14,225,305	$33,479	$1,037,250
Supplemental disclosures of cash flow information:
Interest paid	$185,783	$27,242	$-	$185,783
Supplemental disclosures of noncash investing and financing activities:
Conversion of debt and accrued interest into common stock	$291,930	$2,016,367	$172,586	$2,480,883
Warrants issued and embedded conversion feature associated with debt financing	$-	$2,184,600	$-	$2,184,600
Vehicle purchased via note payable	$56,916	$-	$-	$56,916
Warrants issued for license	$-	$-	$-	$42,344

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT’D)

The following schedule summarizes the acquisition of the certain assets of the Selling Companies included in the condensed consolidated statement of cash flows as cash paid for acquisition of the assets of the Selling Companies:

Fair value of assets acquired	$64,929,000
Cash paid	(1,428,000)
Common stock issued	(56,977,164)
Note issued	(1,931,973)
Notes cancelled	(2,542,631)
Acquisition costs	(1,420,840)
Liabilities assumed	$628,392

The accompanying notes are an integral part of these consolidated financial statements.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS

Tasker Capital Corp. and its subsidiaries (collectively, “the Company” or “Tasker”) manufactures, distributes and markets products using a patented process (the “pHarlo technology”) that utilizes a solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets Close Call™, an oral hygiene breath drink, Unifresh® Footbath, a grooming aid for dairy cows, and Tasker Pacific Blue™ Seafood Wash. The Company has begun the in-plant commercial verification process for United States Department of Agriculture approval to use the pHarlo technology in the scalder process of poultry processing. The Company is in the process of conducting tests of the pHarlo technology in other pre- and post-harvest food processing applications including seafood and poultry farming. The Company is also in various stages of developing future product lines using the pHarlo technology in the skin care and pet product industries. On December 7, 2005 the Company announced that it intended to concentrate its efforts on the development of its poultry processing products, its seafood processing products and its Unifresh® Footbath and Unifresh® Pen Spray products. The Company also announced that it intended to seek to license and/or sell the Close Call™ brand and derivative applications. As a result of this refocusing effort, the Company has suspended its development efforts in other areas.

As a result of the acquisition (the “2005 Acquisition”) by the Company of certain assets of pHarlo Citrus Technologies, Inc. (“PCTI”), Indian River Labs, LLC (“IRL”), pHarlo Citrus Properties Partnership, LLLP (“PCPP”), and Coast to Coast Laboratories, LLC (“C2C”, and together with PCTI, PCPP and IRL, the “Selling Companies”) in July 2005 (see Note 12), the Company now owns the utility patent applications and provisional patent applications associated with the pHarlo technology in the Company’s field of use, and has entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

The Company is in the development stage; therefore, recovery of its assets is dependent upon future events, the outcome of which is indeterminable.

2.    SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation:

In March 1999, Tasker, organized as a Nevada corporation in February 1999, and Tanuta Ventures Corp. (“Tanuta”), incorporated under the laws of the Province of British Columbia, Canada in May 1996, entered into a share exchange agreement whereby Tasker agreed to purchase all of the 11,000,010 outstanding common shares of Tanuta in exchange for 11,000,010 common shares of Tasker. Since the former shareholders of Tanuta controlled Tasker after the transaction, the merger was accounted for as reverse acquisition under which, for accounting purposes, Tanuta was deemed the accounting acquirer and Tasker was deemed to be the acquired entity. Under these accounting principles, the post-merger company financial statements represented Tanuta on a historical basis consolidated with the results of operations of Tasker from the March 1999 effective date of the merger.

  Principles of Consolidation:

The consolidated financial statements include the accounts of Tanuta from May 13, 1996 (date of Tanuta’s inception) to December 31, 2005. The consolidated financial statements also include the accounts of Tasker from March 31, 1999 (the effective date of the reverse merger) to December 31, 2005. All significant intercompany balances and transactions have been eliminated in consolidation.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Development Stage Company:

The Company is a development stage company as defined in the Statements of Financial Accounting Standards (“SFAS”) No. 7. The Company is devoting substantially all of its present efforts to establish a new business and with the exceptions of its brands Close Call™, and Unifresh® Footbath, none of its planned principal operations have commenced as of December 31, 2005. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial instruments:

The fair values of the Company’s asset and liabilities that qualify as financial instruments under SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, approximate their carrying amounts presented in the accompanying consolidated balance sheet at December 31, 2005.

Cash and Cash Equivalents:

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash primarily in one financial institution which, at times, exceeds Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not incurred any losses in such accounts and believes it is not exposed to any significant credit risk on cash. As of December 31, 2005 and 2004, the Company had approximately $1.0 million and $14.2 million in cash and cash equivalents, respectively.

Liquidity:

The Company has continued to sustain losses from operations and for the years ended December 31, 2005, 2004 and 2003 it has incurred a loss of approximately $18,269,000, $6,072,000 and $607,000, respectively. In addition, the Company has not generated positive cash flows from operations for the years ended December 31, 2005, 2004 and 2003.

Based upon management’s current twelve month forecast of future revenues from its product lines in conjunction with the January 2006 Private Placement, in which the Company received proceeds of $8.7 million, net of placement agent fees, as described in Note 19(b), the Company believes that cash on hand, cash expected to be generated from operations, and the currently ongoing reductions in administrative costs will provide adequate flexibility for funding the Company’s working capital over the next twelve months. As with all business forecasts, management’s current assessment of future revenues is based upon its assumptions and expectations. Future market trends for its products may not develop as management has predicted, and regulatory approvals required to market products as the Company currently plans may not be obtained, and, in the future, the Company may find that its cash on hand and cash from operations is not sufficient to fund existing operations or new opportunities may present themselves over the course of the next twelve months, in which case the Company may find that its cash on hand and cash from operations is not sufficient. Such changes may, or may not, require it to seek additional outside funding and, if required, there can be no assurance that suitable outside financing will be available to the Company.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Accounts Receivable:

Accounts receivable represent payments due to the Company for previously recognized net sales, reduced by an allowance for doubtful accounts for balances, which are estimated to be uncollectible at December 31, 2005 and 2004. The Company grants credit terms in the normal course of business to its customers. Trade credit is extended based upon periodically updated evaluations of each customer’s ability to perform its obligations. The Company does not normally require collateral or other security to support credit sales. The allowance for doubtful accounts is determined based on historical experience and ongoing evaluations of the Company’s receivables and evaluations of the risks of payment. Accounts receivable balances are recorded against the allowance for doubtful accounts when they are deemed uncollectible. Our allowance for doubtful accounts at December 31, 2005 and 2004 was $79,500 and $0, respectively.

Inventories:

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment and Other Assets:

Property and equipment has been recorded at cost, net of accumulated depreciation. Improvements are capitalized and maintenance, repairs and minor replacements are expensed as incurred. Depreciation is determined using the straight-line method over estimated lives of such assets as follows: machinery & equipment, 3 to 10 years; office furniture and fixtures and capitalized software, 5 to 7 years; vehicles, 5 years; and intangible assets, 11.5 years.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets at their estimated fair values in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which the Company adopted effective July 1, 2002. In connection with prior business and asset acquisitions, the Company recorded goodwill based on the excess of the purchase price over the identifiable tangible and intangible assets acquired and liabilities assumed. Upon adoption of SFAS 142, the Company ceased recognizing recurring amortization of goodwill, and goodwill is now tested at least annually for impairment.

The Company’s specifically identifiable intangible assets, which consist of acquired core technology and customer related intangible assets, are reported at cost, net of accumulated amortization. These intangible assets are being amortized over their estimated useful lives, which is 11.5 years, at amortization rates that are proportional to each asset’s estimated economic benefit to the Company. The carrying value of these intangible assets is reviewed annually by the Company, or more frequently when indicators of impairment are present, in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by these assets are less than the assets’ carrying amount.

In performing its review of the recoverability of goodwill and other intangible assets, the Company considers several factors. These factors include the expected cash flows that an asset is expected to generate over its estimated economic life. The Company also considers whether there have been significant changes in legal factors or the overall business climate that could affect the underlying value of an asset or whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life. In the case of goodwill, the Company must also consider, and estimate, the fair value of the reporting unit to which the goodwill is assigned. If, as a result of examining any of these factors, the Company concludes that the carrying value of its goodwill or other intangible assets exceeds its estimated fair value, the Company will record an impairment charge and reduce the carrying value of the asset to its estimated fair value.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Income Taxes:

The Company complies with SFAS No. 109 “Accounting for Income Taxes”. This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Stock Based Compensation:

As allowed by SFAS No. 123. “Accounting for Stock-Based Compensation” (amended by SFAS No. 148), the Company has elected to measure stock-based compensation expense using the intrinsic value method prescribed by Accounting Principles Board (“APB”) No. 25 and provide disclosure-only provisions of SFAS No. 123. Accordingly, compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company’s common stock at the date of the grant over the exercise price an employee or director must pay to acquire stock. If the Company had determined compensation expense based on the fair value using the Black-Scholes option pricing model at the grant dates consistent with SFAS Nos. 123 and 148, the pro forma effect on the Company’s net loss and net loss per common share would have been the following for the years ended December 31, 2005, 2004 and 2003 and the period of inception, May 13, 1996 to December 31, 2005:

	2005	2004	2003	Since Inception
Net loss, as reported	$(18,268,628)	$(6,071,615)	$(607,080)	$(26,065,897)

Add: Stock based compensation included in net loss, as reported	484,000	373,000		1,415,935

Less: Stock based compensation expense determined under the fair value method	(6,252,300)	(2,670,799)	(115,702)	(9,154,050)

Net loss, pro-forma	$(24,036,928)	$(8,369,414)	$(722,782)	$(33,804,012)

Basic and diluted loss per share, as reported	$(0.25)	$(0.26)	$(0.05)	$(1.42)

Basic and diluted loss per share, pro-forma	$(0.33)	$(0.35)	$(0.06)	$(1.84)

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following assumptions were applied in determining stock based compensation expense under the fair value method:

	2005	2004	2003
Risk-free interest rate	2.10 - 3.80%	2.10 - 3.18%	3.25%
Expected option term	2.5 - 5 years	2.5 - 3 years	2.5 - 3 years
Expected price volatility	140%	197%	122%
Dividend yield	-	-	-

Derivative Instruments

We are a development stage company without significant revenues. To date, we have entered into several debt and equity transactions to fund our operations. A number of these transactions involved the issuance of convertible debt and warrants. These transactions also included registration rights agreements that impose significant penalties on us if certain conditions are not met. As a result of these registration rights agreements, we face a number of unique and complex accounting issues such as the ones discussed below.

The Company has issued and outstanding convertible debt and certain convertible equity instruments with embedded derivative features such as the conversion feature of our convertible debt into the Company’s common stock. The Company analyzes these financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133 and Emerging Issues task Force (“EITF”) Issue Nos. 00−19 and 05−02 to determine if these hybrid contracts have embedded derivatives that must be bifurcated. In addition, free standing warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF Issue No. 00−19.

EITF Issue No. 05−4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00−19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’” addresses financial instruments, such as convertible notes and stock purchase warrants, which are accounted for under EITF 00−19, that are issued with a corresponding right to have these securities registered pursuant to a registration rights agreement that includes a liquidated damages clause. Alternative accounting treatments of registration rights are discussed in EITF Issue No. 05-4. One alternative treatment discussed in EITF Issue No. 05-4 could require the warrants, the convertible debt and the registration rights agreement to be treated as a single financial instrument. If the EITF implements this approach, the convertible debt and the warrants we have issued would need to be recorded as a liability at fair value and changes in the fair value of the liability would need to be recorded in the statement of operations each period. Implementation of this approach may have a material non-cash impact to our consolidated financial statement. Since no consensus on EITF Issue No. 05−4 has been reached, we have given only prospective application to this guidance. Further impact on our consolidated financial statements of adopting the standard, if any, will follow the transition guidance when released.

In April and July 2004, we entered into private placement agreements for convertible debentures, registration rights agreements and warrants (see Note 6). Based on the interpretive guidance in EITF Issue No. 05−4 due to an uncapped liquidated damages provision in the registration rights agreements, we determined that the registration rights are derivative liabilities that should be bifurcated from the related financial instruments. Accordingly, the estimated fair value of the registration rights derivative of approximately $244,000 was recorded as a liability as of October 1, 2005, the beginning of the first fiscal period after September 15, 2005, the date that EITF postponed further deliberations.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the estimated fair value of the registration rights derivative liability are recorded in the consolidated statement of operations. In the fourth quarter of 2005 we recorded a gain on the reduction of the derivative liability of approximately $9,000.

In connection with our examination of past transactions for application of EITF Issue No. 05-4, we noted that for the period from entering into the April 2004 Securities Purchase Agreement until we increased our authorized shares in August 2004, we had insufficient shares to meet all potential obligations to issue shares under our convertible notes and exercisable warrants and options. Under EITF Issue No. 00-19, a liability should be recognized for those financial instruments for that period, with any changes in the fair value of such liabilities recognized in our consolidated statement of operations. Based on our analysis of such liabilities, we determined the effect of any such amounts to be immaterial.

Revenue Recognition:

The Company recognizes revenues from the sale of its products based on the provisions of SEC Staff Accounting Bulletin No. 104, “Revenue Recognition”. The Company recognizes revenue when all of the following conditions are met:

•	There is persuasive evidence of an arrangement;

•	The risk of loss and title to the product transfers to the customer;

•	The collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the customer is fixed or determinable.

The Company’s arrangements do not contain general rights of return. However, in the fourth quarter of 2005, the Company issued approximately $890,000 in credit memos These credit memos were issued to customers for which the Company promised to take back the Unifresh® Footbath that was not as effective due to abnormally high alkaline content in the customers’ water sources. The Company has now reformulated its Unifresh® Footbath product with the addition of a compound that neutralizes alkali.

Cost of sales includes all of the costs to manufacture the Company’s products including raw materials and supplies, direct labor and factory overhead. Cost of sales also includes the write-off of obsolete inventory and inventory that is not expected to be sold before its shelf expiration date. Additionally, cost of sales reflects the costs associated with free sample products. These costs are recognized on the date on which the Company ships the free sample product.

Advertising Costs:

Advertising costs are charged to operations as incurred and were $177,000 for the year ended December 31, 2005 and $0 for the years ended December 31, 2004 and 2003.

Research and Development:

Research and development expenditures are expensed as incurred. The amounts charged against earnings in 2005, 2004 and 2003 for research and development expenditures were $3.4 million, $1.4 million and $89,000, respectively.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Basic and Diluted Loss Per Common Share:

The Company complies with SFAS No. 128, “Earnings Per Share”, which states that basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include common stock equivalents. The Company’s common stock equivalents currently include stock options, convertible debentures and warrants. Unexercised stock options and warrants to purchase common stock and debentures convertible into common stock as of December 31, 2005, 2004 and 2003 are as follows:

	December 31,
	2005	2004	2003
Options	16,540,777	15,650,000	2,400,000
Warrants	7,361,120	10,242,350	4,284,850
Convertible Debentures	2,095,000	6,189,900	-
	25,996,897	32,082,250	6,684,850

The foregoing common stock equivalents were excluded from the calculation of net loss per common share since the inclusion of any additional shares would be antidilutive.

Intangible Assets Related to Businesses Acquired:

Identifiable intangible assets, primarily utility patent applications, are being amortized over the remaining useful life of the patents of approximately 11.5 years. For the year ended December 31, 2005, the Company has amortized approximately $942,000 related to the utility patent applications. Estimated amortization expense for each of the succeeding five years is approximately $2.0 million per annum.

In connection with the 2005 Acquisition, the Company recognized goodwill in the amount of $41.7 million, which represents the excess purchase price over the fair value of assets acquired. The Company accounts for its goodwill and intangible assets in accordance with SFAS No. 142, ‘‘Goodwill and Other Intangible Assets’’, and does not amortize its goodwill. However, goodwill will be amortized over 15 years for tax purposes. The total amount is expected to be deductible for tax purposes. The Company reviews its goodwill for impairment at least annually, or whenever events or changes in circumstances would indicate possible impairment. The Company performs its annual impairment test of goodwill as of December 31 and performed the annual test as of December 31, 2005 and concluded that no impairment existed. The Company operates in one reportable segment, which is also the only reporting unit for purposes of SFAS No. 142. Since the Company currently only has one reporting unit, all of the goodwill has been assigned to the enterprise as a whole. The Company compared its estimated fair value as measured by, among other factors, its projected discounted cash flow to its net book value and since the fair value was substantially greater than the book value, the Company concluded that as of December 31, 2005 there was no impairment of goodwill.

In accordance with SFAS No. 142, the Company’s intangible assets with finite useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances would indicate possible impairment in accordance with SFAS No. 144, ‘‘Accounting for the Impairment or Disposal of Long-Lived Assets.’’

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Reclassifications:

Certain prior period amounts have been reclassified to conform to the 2005 presentation.

Recent Accounting Pronouncements:

In May 2005, the FASB issued SFAS No. 154, ‘‘Accounting Changes and Error Corrections.’’ SFAS No. 154 requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 replaces APB Opinion No. 20, ‘‘Accounting Changes’’ and SFAS No. 3, ‘‘Reporting Accounting Changes in Interim Financial Statements.’’ SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. The Company will adopt the provisions of SFAS No. 154 as of January 1, 2006 and does not expect that its adoption will have a material impact on its consolidated results of operations or financial condition.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Accounting for Stock-Based Compensation (Revised).” SFAS No. 123(R) supersedes APB No. 25 and its related implementation guidance. SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

The Company currently utilizes the Black-Scholes option pricing model to measure the fair value of stock options granted to employees. While SFAS No. 123® permits entities to continue to use such a model, it also permits the use of a “lattice” model. The Company expects to continue using the Black-Scholes option pricing model upon adoption of SFAS No. 123® to measure the fair value of stock options.

The adoption of this statement will have the effect of reducing net income and income per share as compared to what would be reported under the current requirements. These future amounts cannot be precisely estimated because they depend on, among other things, the number of options issued in the future, and accordingly, the Company has not determined the impact of adoption of this statement on its results of operations. However, the Company believes that the adoption of SFAS No. 123(R) will have a material effect on the Company’s consolidated financial statements, in the form of additional compensation expense.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4”. SFAS No. 151 has been issued to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage), which requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires the Company to allocate fixed production overheads to the costs of conversion based on the normal capacity of the production facilities. Management of the Company does not believe the effects of SFAS No. 151 will have a material impact on the consolidated financial statements, as the Company has not incurred any inventory costs that meet the definition of “so abnormal.”

3.    INVENTORIES

	December 31,
	2005	2004
Raw Materials	$955,701	$99,798
Finished Goods	469,936	-
	1,425,637	99,798
Less: Inventory Reserve	(74,675)	-
	$1,350,963	$99,798

 4.    PROPERTY AND EQUIPMENT, NET

	December 31,
	2005	2004
Machinery and Equipment	$1,062,065	$-
Office furniture, fixtures and capitalized software	466,137	38,664
Vehicles	164,688	73,410
	1,692,890	112,074
Less Accumulated Depreciation	(167,748)	(10,697)
	$1,525,142	$101,377

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was approximately $157,000, $29,000 and $14,000, respectively.

5.    OTHER ACCRUED LIABILITIES

	December 31,
	2005	2004
Accrued wages	$161,758	$151,752
Accrued investment	119,147	73,685
Liquidated damages	285,706	-
Accrued legal and accounting fees	322,391	172,118
Accrued consulting	172,500	51,102
Other	315,505	100,289
	$1,377,007	$548,946

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.    STOCKHOLDERS’ EQUITY (DEFICIT):

Reverse merger transaction and prior:

The consolidated statements of stockholders’ equity have been presented to reflect the number of shares received by the stockholders of Tanuta in the business combination (see Note 2 - Basis of Presentation). The 262,000 shares issued in connection with the reverse merger transaction represent the outstanding shares of Tasker prior to the effectuation of the reverse merger transaction.

The historical stockholders’ equity of Tanuta (the accounting acquirer) consisted of approximately 10 common shares (after giving effect to a 10 for 1 stock split) of no par value common stock issued to incorporators. Prior to the March 1999 reverse merger transaction, Tanuta issued 11 million common shares (after giving effect to a 10 for 1 stock split), net of cancellations, in private placements that raised approximately $203,000.

Post reverse merger transaction through December 31, 2005:

In November 2002, the Company closed a private equity financing in which the Company raised approximately $525,000 from several investors. In connection with the private placement, the Company issued 524,850 shares of the Company’s common stock and conditional secured promissory notes. Additionally, the Company issued warrants to purchase 524,850 shares of the Company’s common stock at a price of $2.00 per share up to November 2007. The fair value attributed to the common stock and warrants was approximately $211,000 and $14,000, respectively.

Also during the year ended December 31, 2002, the Company issued warrants (i) to purchase 300,000 shares of the Company’s common stock for a license and (ii) to purchase 3,460,000 shares of the Company’s common stock for services. The values ascribed to these warrants were approximately $42,000 and $559,000, respectively.

In June 2003, the Company closed a private equity financing in which the Company raised an aggregate of $165,000 from several investors in exchange for 660,000 shares of the Company’s common stock.

In July 2003, the Company closed a private equity financing in which the Company raised an aggregate of $352,235 from several investors in exchange for 1,408,940 shares of the Company’s common stock.

During the year ended December 31, 2003, the Company issued 655,000 shares of the Company’s common stock in full satisfaction of certain debts totaling $172,586.

In December 2004, the Company completed the private placement of 9,406,250 shares of its common stock with several accredited investors for an aggregate purchase price of $15,050,000 or $1.60 per share. Emerging Growth Equities LTD. acted as placement agent and received a cash payment of 6% and a warrant to purchase 562,500 shares exercisable at $2.00 per common share, exercisable for three years.

In connection with this private placement, the Company also entered into a Registration Rights Agreement under which the Company is obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) to register for resale, within a specified time period, the shares and the shares underlying the placement agent warrants. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not filed within 30 days of entering into the private placement, the Company is required to pay to the investors, as partial liquidated damages, 1% additional shares per month until the registration statement is filed based on the number acquired in the private placement. The registration statement was filed within the specified time period.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Since the common shares related to this private placement were not issued until 2005, the Company has classified the proceeds of this offering of approximately $13.9 million, net of amounts paid to the placement agent and other closing costs aggregating approximately $1.1 million, as common stock subscribed.

During the year ended December 31, 2004, stockholders’ equity was also increased as a primary result of (i) the allocation of value to the approximate 19.5 million warrants and embedded conversion features associated with the issuance of convertible debentures, (ii) the conversion of approximately $2 million of debentures into approximately 18.2 million shares of common stock (iii) the exercise of approximately 14.5 million warrants generating cash proceeds of approximately $1.2 million, (iv) stock based compensation of approximately $373,000 and (v) the issuance of common stock, warrants and options for services of approximately $685,000 (See Note 11).

In February 2005, a secured promissory note holder exchanged his note in the amount of $49,950, plus interest and services rendered over the past two years for 32,272 restricted common shares at $1.65, or $2.30 less than the market value of the stock on the date of the exchange. In connection with the exchange, the Company recognized approximately $74,000 of consulting fees during the year ended December 31, 2005.

In July 2005, the Company executed an Asset Purchase Agreement whereby the Company issued 18,992,388 shares of its common stock valued at $56,977,164 (see Note 12).

In September 2005, the Company completed the private placement of 2,947,545 shares of its common stock with several accredited investors for an aggregate purchase price of approximately $6,485,000 or $2.20 per share. As part of the private placement, the Company also issued 1,473,769 warrants to purchase the Company’s common stock at $3.00 per share. In connection with the private placement, the Company also entered into a Registration Rights Agreement under which the Company is obligated to file, and make effective, a registration statement with the United States Securities and Exchange Commission (“SEC”) to register for resale, within a specified time period, the shares and the shares underlying the warrants. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not declared effective within 120 days of entering into the private placement, and if the Company is found to not have used its “best efforts”, the Company is required to pay to the investors, as partial liquidated damages, 1% of the cash value of the shares and underlying shares per month for as long as such requirements are not met. The registration statement was not declared effective within the specified time periods. In January 2006 the investors agreed to waive any liquidated damages under this agreement related to the failure to have the first registration statement declared effective within 120 days. The waiver set a new effectiveness deadline at 245 days after the entry into the private placement. In exchange for this waiver the exercise price of the warrants was reduced to $1.00 per share (see Note 18 (b)).

During the year ended December 31, 2005, stockholders’ equity was also increased as a result of (i) the issuance of options for vendor services of approximately $3.1 million, (ii) employee stock-based compensation of approximately $484,000, (iii) the conversion of approximately $243,000 of convertible debentures and accrued interest into approximately 4,090,000 shares of common stock and (iv) the exercise of approximately 4.8 million options and warrants generating cash proceeds of approximately $285,000.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.    WARRANTS AND STOCK OPTIONS

Warrants:

During the year ended December 31, 2002, the Company issued (i) 524,850 warrants in connection with notes payable, (ii) 300,000 warrants to pHarlo in connection with its license agreement (see Note 4) and (iii) 3,460,000 warrants to consultants for services rendered (see Note 6).

During the year ended December 31, 2004, the Company issued (i) 19,461,500 warrants in connection with the Convertible Debentures, of which 16,000,000 and 3,461,500 warrants were issued in connection with the April 2004 and July 2004 Private Placements, respectively, (ii) 562,500 warrants to the placement agent in connection with the Company’s December 2004 private placement and (iii) 400,000 warrants issued to a consultant for services rendered. Of the 19,461,500 warrants issued in connection with the Convertible Debentures, 3,995,000 and 14,491,003 warrants were exercised during 2005 and 2004, respectively, generating proceeds of approximately $200,000 and $1.2 million, respectively to the Company.

During the year ended December 31, 2005, the Company issued 1,473,769 warrants in connection with the Company’s September 2005 Private Placement. The warrants had an exercise price of $3.00 per share.

The following table summarizes the Company’s warrant activity:

	Number of shares	Exercise price per share	Weighted average exercise price per share
Outstanding, January 1, 2002	-0-	$-	$-0-
Granted	4,284,850	$0.25 - $2.00	$0.46
Outstanding, December 31, 2002	4,284,850	$0.25 -$2.00	$0.46
Granted	-0-	$-0-	$-0-
Outstanding, December 31, 2003	4,284,850	$0.25 - $2.00	$0.46
Granted	20,424,000	$0.10 - $2.00	$0.22
Exercised	(14,466,500)	$0.05 - $0.25	$0.08
Outstanding, December 31, 2004	10,242,350	$0.05 - $2.00	$0.37
Granted	1,473,770	$1.00	$1.00
Exercised	(4,355,000)	$0.05 - $0.25	$0.07
Outstanding, December 31, 2005	7,361,120	$0.05 - $2.00	$0.63

The Warrants granted pursuant to the April 2004 Private Placement originally had exercise prices of $0.10 and $0.20. However, the exercise price of all warrants issued in this placement were modified to $0.05 per share in September 2004 and further modified to $0.01 per share in May 2005.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Warrants granted pursuant to the July 2004 Private Placement originally had an exercise price of $0.25. However, the exercise price of all warrants issued in this placement were modified to $0.05 per share in September 2004 and further modified to $0.01 per share in May 2005.

The Warrants granted pursuant to the September 2005 Private Placement originally had an exercise price of $3.00. In January 2006, the exercise price of the warrants was reduced from $3.00 to $1.00 per share.

As of December 31, 2005, the weighted average contractual life of warrants is approximately 2.9 years.

Stock Options:

Stock options issued are as follows:

	Number of shares	Exercise price per share	Weighted average exercise price per share
Outstanding, January 1, 2002	-0-	$-	$-
Granted	1,500,000	$0.25	$0.25
Outstanding, December 31, 2002	1,500,000	$0.25	$0.25
Granted	900,000	$0.25	$0.25
Outstanding, December 31, 2003	2,400,000	$0.25	$0.25
Granted	13,250,000	$0.25 - $2.05	$0.58
Outstanding, December 31, 2004	15,650,000	$0.25 - $2.05	$0.53
Granted	4,084,999	$1.50 - $4.70	$2.30
Exercised	(480,000)	$0.25	$0.25
Cancelled	(2,714,222)	$0.25 - $4.00	$0.97
Outstanding, December 31, 2005	16,540,777	$0.25 - $4.70	$0.91
Options exercisable at December 31, 2003	2,400,000	$0.25	$0.25
Options exercisable at December 31, 2004	9,244,438	$0.25 - $2.05	$0.37
Options exercisable at December 31, 2005	13,774,886	$0.25 - $4.70	$0.82

The following table summarizes additional information about stock options outstanding at December 31, 2005:

	Options Outstanding
Exercise Prices	Number Outstanding at December 31, 2005	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
$0.25	9,497,778	8.25	$0.25
$0.67	1,000,000	8.84	$0.67
$1.45 - 1.75	3,533,333	9.07	$1.52
$2.01 - 2.47	1,316,666	9.15	$2.26
$2.70 - 3.14	1,115,000	9.38	$2.97
$3.32 - 4.70	78,000	9.22	$3.96
	16,540,777

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Options Exercisable
Exercise Prices	Number Exercisable at December 31, 2005	Weighted-Average Exercise Price
$0.25	$8,442,220	$0.25
$0.67	666,667	$0.67
$1.45 - 1.75	3,133,333	$1.52
$2.01 - 2.47	949,999	$2.26
$2.70 - 3.14	504,667	$2.93
$3.32 - 4.70	78,000	$3.96
	$13,774,886

8.    INVESTMENT IN EQUITY INVESTEE

In April 2005, the Company purchased from Electric Aquagenics Unlimited, Inc. 359,000 common shares of Biofilm, representing 27% of Biofilm’s outstanding common stock, for cash consideration of $718,000. Further, the Company advanced a total of $890,000 to the owners of the remaining 73% of Biofilm’s common stock. Biofilm’s proprietary technology is designed to eradicate biofilms, a protective coating that forms on listeria and other pathogens making them resistant to traditional remedies of eradicating bacteria. The Company understands that Biofilm is in the process of obtaining certain regulatory approvals for the use of its product in specified applications. After several months of unsuccessful negotiations, the Company has decided that it will not seek to acquire the remaining 73% of Biofilm’s common stock. The Company originally anticipated that if the acquisition did not close, the Company would seek repayment of the funds advanced. The Company is now negotiating an alternative arrangement with Biofilm, whereby Biofilm would license its technology to the Company, and the $890,000 advanced would be used as a credit against royalty fees due under the license agreement. There can be no assurance that the license agreement will be entered into, or if entered into, that Biofilm would agree to credit the $890,000 advanced toward the royalty fees of such license. The Company believes that recovery of these advances is uncertain, and has set up an allowance for uncollectible accounts for the entire $890,000.

Tasker believes that its 27% equity interest in Biofilm is a significant variable interest, as defined by FIN 46(R) “Consolidation of Variable Interest Entities”, however Tasker believes that it is currently not the primary beneficiary of Biofilm and thus would not be required to consolidate the accounts of Biofilm. Tasker’s management believes that Tasker’s maximum exposure to loss as a result of its involvement with Biofilm is limited to its initial investment of $718,000.

9.    LICENSE

In late 2002, the Company entered into an exclusive license agreement with PCTI to sell, develop, market and distribute consumer deodorant breath products, animal breath products and soft drink products using the patented pHarlo technology. In conjunction with this license agreement, the Company entered into a production agreement with IRL, a privately held manufacturing company affiliated with PCTI, to manufacture and sell to the Company the concentrate for the products licensed by PCTI. Pursuant to the license agreements, the Company agreed to make royalty payments based on 1.5% of product sales and issued warrants to purchase up to 300,000 common shares. Under the terms of the license agreement, the Company is required to prepay $1,000,000 in royalty payments. In September 2004, the Company cancelled the previous license agreement and entered into two separate Exclusive Field of Use License Agreements with PCTI. One of these new license agreements granted the Company the right to use, sell, develop, market and distribute products using the pHarlo technology for consumer deodorant breath product, animal breath products and soft drink products. The second of these new license agreements granted the Company the right to use, sell, develop, market and distribute products using the pHarlo technology as a post-harvesting processing aid in the poultry industry in the United States and Canada.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The financial terms of the exclusive license covering consumer deodorant products, animal breath products and soft drink products were the same as the 2002 license agreement, with the addition of minimum annual payments of $300,000 beginning in 2006 (adjusted annually). Commencing July 1, 2003, an interest payment of 7% per annum on the unpaid balance of the prepaid royalty balance was due. The term of the agreement extends to the life of the patent.

Under the terms of the license covering post-harvesting poultry processing aids, the Company agreed to pay a 5.0% royalty on net sales. In addition, beginning in 2006, a minimum annual payment of $3,750,000 (adjusted annually) was due. PCTI was also granted a right to profit share. The term of the agreement extends to the life of the patent.

Costs to secure the license covering consumer deodorant breath product, animal breath products and soft drink products totaling approximately $202,000 are being amortized over the eighteen year term of the license on a straight-line basis. At December 31, 2004, the carrying amount of the license was approximately $180,000, net of approximately $22,000 of accumulated amortization. Amortization expense for the years ended December 31, 2005, 2004 and 2003 and the period of inception, May 13, 1996, to December 31, 2005 was approximately $6,000, $11,000, $11,000 and $28,000, respectively.

As part of the 2005 Acquisition of the Pharlo assets (see Note 12), both license agreements mentioned above were acquired by Tasker and cancelled. Accordingly, all costs to secure the licenses as well as the prepaid and accrued royalties balances were included as components to the purchase price.

10.    NOTES RECEIVABLE

Advances to PCTI, PCTI-related entities

During 2002, the Company agreed to loan to PCTI and PCTI-related entities, pursuant to a loan agreement and note, up to $200,000 to finance a production facility to produce the products licensed pursuant to the 2002 license agreement with PCTI (See Note 9). The note bore an interest rate at 7% per annum, with principal and interest on the notes evidencing the loan to be repaid in equal monthly installments commencing July 1, 2003, with the last payment due October 1, 2012.

During 2004, pursuant to a series of additional promissory notes, the Company loaned an additional $200,000 to PCTI and $200,000 to PCPP. The notes bore an interest rate at 7% per annum (0% until June 1, 2005) and had terms of 1 year.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2005, pursuant to a series of promissory notes, the Company loaned an additional $2,600,703 (including $136,000 paid to a vendor on behalf of PCTI) to the Selling Companies and principals of the Selling Companies. The loans bore an interest rate at 7% per annum (0% for approximately the first six months) and had terms of 1 year. Certain of these loans represented cash advances against bonus payments to the principals of the Selling Companies (see Note 12). The notes issued by principals of the Selling Companies are as follows: January 10, 2005 note with Barry Cummins-$250,000; January 3, 2005 note with David Creasey-$100,000; March 1, 2005 note with David Creasey-$150,000; January 10, 2005 note with David Dickinson-$100,000; March 4, 2005 note with David Dickinson-$150,000; and March 28, 2005 note with David Creasey-$625,000. Certain of these loans represented working capital to the PCPP to build out and fund the Selling Companies’ manufacturing facilities. The notes issued by PCPP are as follows: January 20, 2005-$100,000; February 15, 2005-$75,000; March 7, 2005-$100,000; March 31, 2005-$100,000; April 20, 2005-$100,000; May 19, 2005-$50,000; June 14, 2005-$50,000; and July 6, 2005-$12,500. Certain of these loans represented working capital to C2C. The notes issued by C2C are as follows: March 3, 2005-$100,000; May 25, 2005-$25,000; June 29, 2005-$15,000. Certain of these loans represented working capital to PCTI. The notes issued by PCTI are as follows: May 11, 2005-$62,114; May 27, 2005-$100,000; June 2, 2005-$20,000; June 14, 2005-$52,816; June 27, 2005-$52,006; and July 12, 2005-$55,269. The Company also advanced $20,000 to IRL for working capital and received a promissory note dated June 29, 2005. All of the above loans issued during 2005 were cancelled on July 15, 2005 upon the completion of the 2005 Acquisition, with the exception of the March 28, 2005 note with David Creasey in the amount of $625,000, which remains due and bears interest at 6% per annum.

11.    CONVERTIBLE DEBENTURES AND NOTES PAYABLE

Convertible Debentures:

In April 2004, the Company entered into a Securities Purchase Agreement with several investors by which the Company issued and sold (i) $800,000 of convertible debentures (the “April 2004 Debentures”); (ii) warrants to purchase 8,000,000 shares of common stock at $0.10 per share and (iii) warrants to purchase 8,000,000 shares of common stock at $0.20 per share. The warrants expire in five years from the date of issuance. In September 2004, as a result of the Company not meeting certain conditions prescribed in the agreement, the exercise price of all the warrants issued in connection with the April 2004 Debentures was modified to $0.05 per share. On April 30, 2005, as a result of failure to properly maintain the registration statement covering these shares, the exercise price of all these warrants was further reduced to $0.01 per share. As of December 31, 2005, 15,250,000 of these warrants were exercised. The April 2004 Debentures are due on the third anniversary of the issuance, bear interest at 7% per annum and are convertible into shares of common stock at a price of $0.05 per share, including interest, for an aggregate of at least 16,000,000 common shares.

In connection with the April 2004 Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement under which the Company is obligated to file, and make effective, a registration statement with the SEC to register for resale, within specified time periods, the shares underlying the Warrants and the shares issuable on conversion of the Convertible Notes, and to keep the registration for such shares effective, and properly maintain such registration statement, until such shares have been issued to, and sold by, the investors. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not filed within 45 days, or does not become effective within 150 days of entering into the Securities Purchase Agreement, or if the registration statement is not properly maintained, the Company is required to pay to the investors, as partial liquidated damages, an amount equal to 1% of the principal amount of the April 2004 Debentures, then 1.5% per month of the principal amount for as long as such requirements are not met (see Note 2, Derivative Liabilities). The registration statement was filed and declared effective within the specified time periods, but the Company did not properly maintain the registration statement, thus triggering liquidated damages.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In July 2004, the Company entered into another Securities Purchase Agreement with several investors under which the Company issued and sold in a private placement (i) $1,647,674 of convertible debentures, at a discount of $263,074, for a net amount of $1,384,600 (the “July 2004 Debentures”) and (ii) warrants to purchase 3,461,500 shares of common stock at a price of $0.20 per share. In September 2004, as a result of the Company not meeting certain conditions prescribed in the agreement, the exercise price of all the warrants issued in connection with the July 2004 Debentures was modified to $0.05 per share. On April 30, 2005, as a result of a failure to properly maintain the registration statement covering these shares, the exercise price of all these warrants was further reduced to $0.01 per share. As of December 31, 2005, 3,211,500 of these warrants were exercised. The July 2004 Debentures are due on the second anniversary of the issue date and are convertible into shares of common stock at a price of $0.20 per share for an aggregate of 8,238,370 common shares.

In connection with the July 2004 Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement under which the Company is obligated to file, and make effective, a registration statement with the SEC to register for resale, within specified time periods, the shares underlying the Warrants and the shares issuable on conversion of the Convertible Notes, and to keep the registration for such shares effective, and properly maintain such registration statement, until such shares have been issued to, and sold by, the investors. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not filed within 5 days, or does not become effective within 90 days of entering into the Securities Purchase Agreement, the Company is required to pay to the investors, as partial liquidated damages, an amount equal to 1% of the principal amount of the July 2004 Debentures, then 1.5% per month of the principal amount for as long as such requirements are not met (see Note 2, Derivative Liabilities). The registration statement was filed and declared effective within the specified time periods, but the Company did not properly maintain the registration statement, thus triggering liquidated damages.

Included in the other accrued liabilities at December 31, 2005 is approximately $119,000 of interest and fees associated with the April 2004 Debentures and the July 2004 Debentures.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize 2005 and 2004 conversion activity and principal outstanding at December 31, 2005 (all of which is classified in current liabilities as a result of the Company being in violation of certain covenants):

	April 2004 Debentures	July 2004 Debentures	Total
Principal amount	$800,000	$1,647,674	$2,447,674
2004 Conversions (excludes accrued interest of $5,673)	(533,000)	(1,477,694)	(2,010,694)
Principal outstanding at December 31, 2004	267,000	169,980	436,980

2005 Conversions	(192,000)	(50,980)	(242,980)
Principal outstanding at December 31, 2005	$75,000	$119,000	$194,000

Total common shares resulting from conversion of principal	14,500,000	7,643,370	22,143,370
Total common shares resulting from conversion of interest	113,467	-	113,467

	14,613,467	7,643,370	22,256,837

The Company determined the initial carrying value of the April 2004 Debentures and the July 2004 Debentures (together, the “Convertible Debentures”) by a two-step allocation process: first to the associated warrants and second, to an embedded conversion option. First, the Company allocated the proceeds from the sale of the of the Convertible Debentures between the Convertible Debentures and the warrants based upon their relative fair values, which resulted in recording a discount on the Convertible Debentures. The value of the warrants was computed using the Black-Scholes option pricing model. Second, in accordance with Emerging Issues Task Force No. 00-27, “Application of Issue 98-5 to Certain Convertible Instruments”, after allocating the Convertible Debenture proceeds as described above, the Company calculated the embedded conversion price and used it to measure the intrinsic value of the embedded conversion option. Since the conversion prices were less than the fair values of the Company’s stock at the closing dates, an embedded conversion option was recorded as additional paid in capital.

As a result of the Company’s allocations above, the entire principal amounts of the Convertible Debentures have allocated to the warrants and embedded conversion options. This amount was to be amortized as additional (non cash) interest expense with a corresponding increase to the Convertible Debentures over the life of the respective notes using the effective interest method until such notes are repaid or converted to common stock. However, as a result of being in violation of certain covenants of the Convertible Debentures, the entire amount was amortized during the year ended December 31, 2004.

On April 30, 2005, the prospectuses relating to resale of the Company’s stock by holders of securities who purchased in the April 2004 and July 2004 private placements became stale. As a result, certain stockholders could not sell their shares pursuant to these registration statements. This caused the Company to be in default of its obligations under the Registration Rights Agreements entered into as part of the April 2004 and July 2004 private placements. This default caused contractual payments to become immediately due and payable to certain stockholders. As of December 31, 2005, the Company accrued a $286,000 liability associated with this event. The Company filed an amendment to these registration statements during the third quarter of 2005. The Securities and Exchange Commission declared the Registration Statements effective on November 2, 2005. However, as a result of a voluntary internal investigation performed by the Company with respect to its quarterly financial statements filed for the period ended September 30, 2005, the Company suspended the use of these registration statements. Upon completion of the investigation, the Company lifted the suspension of use and stockholders were advised that they could sell pursuant to the registration statements on March 10, 2006.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes Payable to Shareholders:

During the year ended December 31, 2002, the Company completed a private placement offering for cash proceeds of $524,850. The Company issued 524,850 shares of common stock, issued share purchase warrants to purchase 524,850 shares of common stock at a price of $2.00 per share up to November 26, 2007, and issued 5% promissory notes, with a face value of $524,325, to the investors. The principal amount and interest on the notes is due no later than November 26, 2007.

	December 31,
	2005	2004
Notes payable, with interest at 5%, fair value	$524,325	$524,325
Less: Discount to record note at fair value	(224,149)	(224,149)

	300,176	300,176

Less: Note converted into equity	(49,950)	-
Amortization of discount to December 31, 2005	193,564	158,476

	$443,790	$458,652

The fair value attributed to the notes is based upon the fair value of the underlying financial instruments.

The discount resulting from recording the notes at fair value will be amortized on the interest rate method over a term of five years.

Note Payable IRL:

As partial consideration for the purchase of the pHarlo assets (see Note 12), Tasker issued a promissory note in the amount of $1,931,973 to IRL. The promissory note bears interest of 3.4% per annum and is payable in equal bi-weekly principal installments of $37,153, plus interest, through July 2007. The following schedule outlines the activity for this note during 2005 and 2004:

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2005	2004
Notes payable, with interest at 3.4%, fair value	$1,931,973	$-
Principal repayments	(408,686)	-
	1,523,287	-

Current portion - Note payable - acquisition of IRL	445,840	-
Non-current portion - Note payable - acquisition of IRL	1,077,447	-

	$1,523,287	$-

12.    ACQUISITION OF PHARLO ASSETS

On July 15, 2005, the Company executed an Asset Purchase Agreement with the Selling Companies (the “Asset Purchase Agreement”) whereby the Company purchased all of the assets of the Selling Companies that relate to the Company’s product applications and fields of use, including, but not limited to, utility patent applications, equipment, inventories and existing contracts. The purchase price of approximately $64.3 million includes (i) 18,992,388 shares of the Company’s common stock valued at approximately $56.98 million (or approximately $3.00 per share which is based upon the average closing market price of the Company’s common stock for the seven day period following the announcement of the completed acquisition), (ii) a promissory note in the amount of $1,931,973 (bearing interest at 3.4% and payable in equal bi-weekly principal installments of $37,153, plus interest, through July 2007), (iii) cash of $1,428,000, (iv) estimated acquisition costs of $1,420,840 and (v) cancelled promissory notes totaling $2,542,631 issued to the Company by the Selling Companies and by certain equity holders of the Selling Companies.

In addition to the sale of the acquired assets, and subject to certain conditions, the Selling Companies also agreed to cause Phitex Ltd. LLLP (“Phitex”) (the direct one hundred percent owner of the sole and exclusive licensee of the base patents) to issue to the Company 19.9% of the then total outstanding equity interests of Phitex on a fully diluted basis. This would allow the Company to share in the monetary benefits derived by Phitex from any transaction between the sole and exclusive licensee of the base patents and an unaffiliated third party pursuant to which that third party acquires rights to exploit the base patents outside the Company’s fields of use. On November 22, 2005 the Board approved the termination of Robert P. Appleby as the Company’s Chief Executive Officer and President. Upon the termination of Mr. Appleby, the Company also became ineligible to receive the 19.9% interest in Phitex, as described above. In the first quarter of 2006, the Company negotiated an amendment with the Selling Companies such that, subject to the satisfaction of certain conditions, the Company will be eligible to receive a 10% interest in Phitex. No effect, if any, related to this potential acquisition has been included in the allocation of the purchase price.

The acquisition was accounted for as a business combination in accordance with SFAS No. 141 “Business Combinations” and accordingly, the tangible and intangible assets acquired have been recorded at their estimated fair values as of the date of the acquisition. The final allocation of the purchase price, including the value and classification of intangible assets and their respective amortization periods, is based upon a retrospective valuation of the assets acquired. This valuation resulted in the adjustment to the fair value of the intangible asset and goodwill that was initially recorded at approximately $57,636,000 and $6,404,000, respectively.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Components of the purchase price and the estimated allocation thereof are approximately as follows:

Property and equipment	$703,000
Other assets	49,000
Other liabilities	(629,000)

Net assets acquired	123,000
Identifiable intangible assets acquired	22,500,000
Goodwill	41,677,000
Total cost of acquisition	$64,300,000

The results of operations of the Selling Companies have been included in the Company’s Consolidated Statements of Operations since July 15, 2005, the acquisition date.

The following unaudited proforma information gives effect to the acquisition as if it had occurred on the first day of each of the periods ended:

	December 31,
	2005	2004
Total revenues	$842,149	$-
Net loss	(18,513,642)	(7,713,589)
Loss per share, basic and diluted	$(0.25)	$(0.33)

13.    INCOME TAXES

A reconciliation of income tax expense to the benefit computed at the statutory rate of 34% for the years ended December 31, 2005, 2004 and 2003 is approximately as follows:

	2005	2004	2003
Benefit at statutory rate	$(6,211,000)	$(2,064,000)	$(206,000)
Noncash interest on Convertible Debentures	-	832,000
Stock based compensation	165,000	188,000
Other	36,000	(100,000)
Losses for which no benefit is recorded	6,010,000	1,144,00	206,000
	$-	$-	$-

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company’s deferred income tax assets and liabilities at December 31, 2005 and 2004 are approximately as follows:

	2005	2004
Deferred tax assets:
Net operating losses	$7,215,000	$1,674,000

Stock based compensation	1,464,000	188,000
Reserves	553,000	-
Valuation allowance	(8,637,000)	(1,862,000)

Net deferred tax assets	$595,000	$-

Deferred tax liabilities:
Depreciation & Amortization	(595,000)	-
Total deferred tax liabilities	(595,000)	-

Net deferred tax assets	$-	$-

As of December 31, 2005, the Company has a U.S. Federal net operating loss carry forward of approximately $17.8 million which will expire commencing 2019 through 2025, if not utilized. Under Internal Revenue Code Section 382, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. The amount of such limitation, if any, has not been determined.

Management of the Company has decided to fully reserve for its deferred tax asset, as it is more likely than not that the Company will not be able to utilize these deferred tax assets against future income, coupled with the possible limitations of the net operating losses due to various changes in ownership over the past year.

14.    COMMITMENTS AND CONTINGENCIES

In connection with the 2005 Acquisition, the Company entered into a Patent and Technology Sub-License Agreement dated as of July 15, 2005 (the “Sub-License Agreement”) with pHarlo IP, LLC (“pHarlo IP”), in which pHarlo IP has agreed to provide to the Company technical assistance necessary to implement, refine and exploit the base patents to the pHarlo technology in the Company’s fields of use. pHarlo IP is the sole and exclusive licensee of the base patents to the pHarlo technology. In consideration for the technical assistance, the Company agreed to pay to pHarlo IP certain research and development fees (“R&D Fees”). The R&D Fees may be subject to recovery by the Company in certain circumstances described below.

On January 26, 2006, the Company entered into a letter agreement with pHarlo IP that amended (i) the Sub-License Agreement and (ii) the Asset Purchase Agreement.

The Sub-License Agreement was amended to restructure the R&D Fees payable to pHarlo IP. Prior to the amendment, the Company had agreed to pay to pHarlo IP, the R&D Fees in advance, prior to the calendar quarter for which they were earned. The R&D Fees were originally set at a fixed amount, and although subject to recovery in certain circumstances, were not dependant on sales of the Company’s products until certain thresholds had been met.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amendment restructured the R&D Fees so that they are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) are based on gross sales of the Company (or its affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. There are no other minimum R&D Fees payable after 2006, although R&D Fees for all subsequent years are capped at specified rates.

The Company, Wynn Starr Special Products, LLC. (“Wynn Starr”), PCTI, IRL and pHarlo IP are parties to an Exclusive Field of Use License Agreement and Product Sale Agreement made effective as of September 15, 2004, as amended (the “Wynn Starr Agreement”). Under the terms of this agreement, including amendments, the Company has granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. Wynn Starr is also responsible for taking the pHarlo concentrate provided by the Company and blending it with liquids to create the finished product that is ultimately distributed by Wynn Starr. In return for this license, Wynn Starr has agreed to pay the Company a royalty of $70.00 per gallon on all net sales (as defined in the Wynn Starr Agreement) sold by Wynn Starr for which payment is received from customers. The Company is currently renegotiating the royalty payments associated with the Wynn Starr Agreement. Under the Wynn Starr Agreement, if the price for the pHarlo concentrate exceeds a certain threshold amount per gallon, then Wynn Starr was obligated to make certain royalty payments to pHarlo IP. Steven Zavagli, one of the Company’s directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors.

Pursuant to the Sub-License Agreement, commencing within thirty days after December 31, 2005 and within thirty days of each calendar quarter thereafter, pHarlo IP has agreed to pay to the Company that amount of any royalties that are actually received by pHarlo IP from Wynn Starr during the preceding calendar quarter in an amount up to and not to exceed the amount of any R&D Fees actually paid by the Company to pHarlo IP during the same preceding calendar quarter.

Additionally, to the extent that the amount of any royalties actually paid to pHarlo IP by Wynn Starr under the Wynn Starr Agreement exceeds the R&D fees paid by the Company to pHarlo IP, pHarlo IP has agreed to pay over to the Company one-third of the amount by which such royalties exceed the R&D fees. In the event that pHarlo IP ceases to receive royalty payments in respect of sales by Wynn Starr of certain products based on technology licensed by pHarlo IP to the Company, the Company is obligated to make cash payments to pHarlo IP equal to the royalties pHarlo IP is entitled to receive under the Wynn Starr Agreement with respect to such sales that are not subject to repayment to the Company.

On December 7, 2004, the Company entered into an agreement to purchase exclusive rights of first refusal to applications of the pHarlo technology from Richard J. Kirby, a developer who had previous purchased the rights on July 19, 2002. Under the terms of the consulting agreement, Mr. Kirby assigned and granted all his rights, titles and interests in his license agreements with pHarlo to Tasker for which Tasker agree to pay Mr. Kirby one half of one percent (0.5%) of net revenues, generated from products using the pHarlo technology, in an amount not to exceed $400,000 in any one calendar year. The agreement continues until the termination of or expiration of pHarlo Citrus’ patent to the licensed technology. The Company recorded prepaid expenses towards this agreement in the amounts of $45,000 and $45,000 for 2005 and 2004, respectively.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2005, the Company entered into a three year employment agreement with Mr. Appleby to serve as our Chief Executive Officer. Under the terms of this agreement, as amended in May and August of 2005, Mr. Appleby (a) will earn a base salary of $25,000 per month, modified annually, and increased to $27,083 per month after certain Company growth objectives are met, (b) at the discretion of the Board, upon the recommendation of the Compensation Committee, will be awarded an annual bonus, (c) was granted in August 2004, a non-qualified stock option to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.25 per share, subject to certain vesting provisions, and (d) receives other benefits.

In December 2005, Robert Appleby and the Company entered into a Separation Agreement and General Release in connection with Mr. Appleby’s resignation as the Company’s Chief Executive Officer. Pursuant to the Separation Agreement and General Release, the Company has agreed to pay Mr. Appleby a severance package of approximately $50,000. In addition, the Company agreed that the exercise period for Mr. Appleby’s vested options to purchase 1,611,111 shares of the Company’s common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

In January 2005, the Company entered into a three year employment agreement with Mr. Burns to serve as our Chief Operating Officer and Executive Vice President. Under the terms of this agreement, as amended in May and August of 2005, Mr. Burns (a) will earn a base salary of $25,000 per month, modified annually, and increased to $27,083 per month after certain Company growth objectives are met, (b) at the discretion of the Board, upon the recommendation of the Compensation Committee, will be awarded an annual bonus, (c) was granted in August 2004, a non-qualified stock option to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.25 per share, subject to certain vesting provisions, and (d) receives other benefits. On December 19, 2005, Mr. James Burns and the Company agreed to reduce his base annual salary from $325,000 per year (as provided for in his employment agreement) to $200,000 per year. Mr. Burns’s title has also changed from Chief Operating Officer to Executive Vice President—Business Development. He remains a member of the Company’s Board of Directors.

On November 14, 2004, the Company entered into a three year employment agreement with Robert D. Jenkins to serve as our Chief Financial Officer. Under the terms of this agreement, as amended in May 2005, Mr. Jenkins (a) is paid a monthly salary of $16,667, modified annually and increased to $20,833 per month after our Company achieves a certain level of annual sales, (b) is eligible to participate in our Company’s Management Incentive Program, (c) was granted a non-qualified stock option to purchase up to 1,000,000 shares of our common stock at an exercise price of $1.45 per share, subject to certain vesting provisions, and (d) receives other benefits.

On February 8, 2006, Robert D. Jenkins and the Company entered into a Separation Agreement and General Release in connection with Mr. Jenkins’s resignation as the Company’s Chief Financial Officer. Pursuant to the Separation Agreement and General Release, the Company has agreed to continue to pay Mr. Jenkins at his current annual base salary rate of $200,000 through June 28, 2006. Mr. Jenkins will also continue to be eligible to participate in the Company’s medical and dental plans until August 31, 2006, with the Company continuing to pay eighty percent (80%) of the premium for such coverage. In addition, the Company agreed that the exercise period for Mr. Jenkins’s options to purchase 1,000,000 shares of the Company’s common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

On October 26, 2005, a civil action captioned “The BOC Group, Inc. v. Tasker Capital Corp., Randy Cable, and Shaun Porter” was filed in the United States District Court for the District of Connecticut. In the complaint, The BOC Group alleges that Mr. Porter and Mr. Cable, employees of the Company, have breached certain restrictive covenants contained in their employment agreements with The BOC Group, and that the Company tortuously interfered with The BOC Group’s agreements with Mr. Porter and Mr. Cable. The BOC Group also claims that the Company, Mr. Porter and Mr. Cable violated Connecticut’s statutes governing trade secrets and unfair trade practices. The BOC Group seeks unspecified monetary damages. The Company believes that the complaint is without merit and plans to vigorously defend itself against such action. In the opinion of the Company’s management, based, in part, upon advice from its counsel handling the litigation and proceedings, adverse outcomes, if any, will not have a material effect on the Company’s consolidated financial condition or results of operations.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 5, 2006, a civil action captioned “Robert L. Mandell, D.M.D., and Anthony M. Broschetti, D.M.D. v. Tasker Capital Corporation, Arthur P. Bergeron and Richard J. Kirby” was filed in the Middlesex Superior Court in Massachusetts. In the complaint, the plaintiffs allege that the Company, its former President, Mr. Bergeron, and its alleged former agent, Mr. Kirby, breached an agreement to pay for a study regarding the Company’s Breath Rephresh product. The plaintiffs seek recovery of $100,000 in connection with the breach of contract claim. The Company believes that the complaint is without merit and plans to vigorously defend itself against such action. In the opinion of the Company’s management, based, in part, upon advice from its counsel handling the litigation and proceedings, adverse outcomes, if any, will not have a material effect on the Company’s consolidated financial condition or results of operations.

On January 17, 2006, the Company received correspondence from Provco Ventures I, LP (“Provco”), an investor in the Company’s September 2005 private placement (the “September 2005 Private Placement”). Provco alleges potential securities law claims in connection with the September 2005 Private Placement. As of March 27, 2006, no legal proceeding has been commenced by Provco or any other party regarding the September 2005 Private Placement. The Company believes that the allegations contained in the letter are without merit and plans to vigorously defend itself against any such action. In the opinion of the Company’s management, based, in part, upon advice from its counsel handling this matter, adverse outcomes, if any, will not have a material effect on the Company’s consolidated financial condition or results of operations.

On January 18, 2006, a civil action captioned “Dallas XXIX Corporate Square, L.P., v. Coast to Coast Laboratories and Tasker Capital Corp.” was filed in the Circuit Court of Pinellas County, Florida. The plaintiff alleges that Coast to Coast Laboratories Corp., a wholly owned subsidiary of the Company, has breached a lease agreement and that the Company has breached a guaranty. The plaintiff seeks recovery of monetary damages of approximately $55,000. The Company intends to vigorously defend itself against such action. In the opinion of the Company’s management, based, in part, upon advice from its counsel handling the litigation and proceedings, adverse outcomes, if any, will not have a material effect on the Company’s consolidated financial condition or results of operations.

15.    EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with certain of its executives, which provide for annual compensation plus, in most cases, stock options, participation in future benefit programs and other benefits. As of December 31, 2005, approximate future minimum annual compensation under these employment agreements, is as follows:

2006	$990,000
2007	882,500
2008	112,500

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to December 31, 2005, the Company terminated employment agreements with some of its executives and entered into new employment agreements with its current executive management (Note 19a). The revised approximate future minimum annual compensation under these employment agreements, including the new and terminated agreements for 2006, 2007, 2008 and 2009 is $1,346,000, $1,128,000, $718,000 and $59,000, respectively.

16.    OPERATING LEASE

On April 19, 2005, the Company entered into a five year lease effective May 1, 2005 to lease executive office space at Corporate Center, 39 Old Ridgebury Road-Suite 14, Danbury, CT 06817 at an annual base rent of $173,660, subject to modest annual increases thereafter. On May 1, 2005, the Company relocated to this address.

As part of the 2005 Acquisition, the Company assumed a 5 year lease for manufacturing, warehousing and office space in Conroe, Texas at an annual base rent of $114,000.

Future aggregate minimum annual rental payments under these lease for the next five years is shown in the schedule below. The schedule below also includes lease expenses for several leased vehicles. The annual lease expense for these vehicles is approximately $66,000, $63,000, $13,000 and $2,000 for the years ended December 31, 2006, 2007, 2008 and 2009, respectively.

Future Minimum Lease payments

2006	$ 387,114
2007	384,953
2008	328,134
2009	274,540
2010	62,228
Total	$1,436,969

Rent expense for the years ended December 31, 2005, 2004 and 2003 was $340,034, $56,927 and $30,000, respectively.

17.    RELATED PARTY TRANSACTIONS

During the year ended December 31, 2005, the Company incurred approximately $353,000 in expenses to certain members of the Company’s Board of Directors excluding fees payable for board service. One Board member received approximately $151,000 for the production of inventory for the Company, $125,000 in consulting and $35,000 as rent for a laboratory facility (also see Note 14 for further discussion on related parties). The Company also incurred consulting expenses of approximately $42,000 from another Board member.

The following table summarizes related party transactions during the years ended December 31, 2005 and 2003 and the period of inception, May 13, 1996, to December 31, 2005. There were no payments to related parties in 2004:

	2005	2004	Since Inception
Remuneration paid and payable to a director	$318,000	$39,040	$380,550
Management fees paid to directors	$-	$-	$123,892
Rent reimbursed to a director	$35,000	$30,000	$80,343

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:

(in thousands, except per share amounts)	Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005 (1)	December 31, 2005
Revenues	$61	$244	$1,128	$(728)
Gross profit	36	160	800	(1,598)
Net (loss)	(3,284)	(3,713)	(4,208)	(1,598)
Net (loss) per share - basic and dilutive	$(0.06)	$(0.06)	$(0.05)	$(0.08)

	Quarter Ended
	March 31, 2004	June 30, 2004(2)	September 30, 2004 (2)	December 31, 2004
Revenues	$-	$-	$-	$-
Gross profit	-	-	-	-
Net (loss)	(258)	(1,763)	(2,553)	(1,497)
Net (loss) per share - basic and dilutive	$(0.02)	$(0.11)	$(0.11)	$(0.06)

(1)
As reported on Form 8-K/A on January 20, 2006, the Company announced on December 7, 2005, that it had initiated an internal investigation of its accounts receivable and revenues for the quarter ended September 30, 2005. The Company originally reported revenues for the three month and nine month periods ended September 30, 2005 of $1,446,285 and $1,751,553, respectively in its quarterly report on Form 10-QSB for the quarter ended September 30, 2005, filed with the SEC on November 14, 2005 (the “Form 10-QSB”). The Company also reported accounts receivable, net as of September 30, 2005 of $1,469,723. As a result of the investigation, the Company discovered that certain sales recognized as revenues and booked as accounts receivable were mischaracterized. The accounting issues relate solely to sales of the Company’s Unifresh® Footbath product, a product the Company acquired in the 2005 Acquisition. The Company’s investigation found no accounting issues associated with the revenues reported with respect to sales of its Close Call™ product.

During its investigation, the Company discovered that revenues for the three and nine months ended September 30, 2005, and the period from inception to September 30, 2005 should have been $1,128,125, $1,433,393, and $1,433,393, respectively, a reduction of $318,160 for each such period as compared to the numbers as reported in the Form 10-QSB.

Net loss for the three and nine months ended September 30, 2005 should have been $4,208,198 and $11,205,184, respectively, an increase of $258,341, respectively to the numbers as reported in the Form 10-QSB. Net Loss for the period from inception to September 30, 2005 should have been $19,002,453, also an increase of $258,341 to the numbers as reported in the Form 10-QSB.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net loss per Common Share for the three and nine months ended September 30, 2005 remained the same as the numbers reported in the Form 10-QSB at $0.05 and $0.16, respectively. Net loss per Common Share for the period since inception to September 30, 2005 should have been $1.13, an increase of $0.02.

Accounts receivable, net, total current assets and total assets at September 30, 2005 should have been $1,126,563, $10,983,997 and $76,139,252, respectively, a reduction of $343,160, $258,341 and $258,341, respectively to the numbers as reported in the Form 10-QSB. The amounts included in the table above reflect the amounts that should have been reported in the Form 10-QSB.

(2) The Quarterly Reports on Form 10-QSB for the periods ended June 30, 2004 and September 30, 2004 were restated to reflect the following adjustments to income: (1) a stock based compensation charge for “in the money” options issued to employees, (2) the recognition of value allocated to warrants and an embedded conversion feature associated with convertible debentures issued in April 2004 and July 2004 (an increase of the debt discount) and the immediate amortization of such discount as a result of the Company’s violation of certain covenants of the April 2004 and July 2004 convertible debentures and (3) a compensation charge to reflect the market value of common stock issued to consultants for services rendered. A full description of the restatement can be found in the Notes to the Unaudited Consolidated Financial Statements for the periods ended June 30, 2004 and September 30, 2004 filed on Form 10-QSB/A on September 30, 2005. The aggregate effect of this restatement had no impact on the December 31, 2004 Audited Consolidated Financial Statements of the Company as reported in its Form 10-KSB filed April 16, 2005. The amounts included in the table above reflect the restated amounts.

19.    SUBSEQUENT EVENTS

(a)	Employment agreements:

On January 26, 2006, effective on the closing of the January 2006 private placement, the Board of Directors of the Company appointed Richard D. Falcone as President and Chief Executive Officer of the Company. On February 9, 2006, the Company entered into an employment agreement with Mr. Falcone. The principal terms of the employment agreement are as follows: (i) Mr. Falcone’s base salary is $275,000 per year; (ii) any bonus payments made to Mr. Falcone will be at the discretion of the Board; (iii) Mr. Falcone is eligible to participate in the Company’s existing benefit plans; and (iv) Mr. Falcone has use of a Company car. In addition, the Company has agreed to provide Mr. Falcone with disability benefits, and has agreed to reimburse Mr. Falcone for health insurance coverage if the Company terminates its group health insurance plan. The employment agreement has a term of three years, with provision for automatic renewal for successive three year terms. If Mr. Falcone is terminated by the Company for any reason other than cause, as defined in his employment agreement, if he should resign for a good reason, as defined in his employment agreement and which includes a change in control of the Company, or if the Company should not renew his employment agreement after the expiration of the term, Mr. Falcone is entitled to severance. The severance payable to Mr. Falcone is dependant on how long he has been employed at the Company, beginning with twenty-four months of base salary (and any bonus to which he would have been entitled during such period) payable upon termination immediately after execution of his employment agreement, decreasing by one month for each month he remains employed at the Company, but subject to a minimum severance of twelve months of base salary. The obligation to pay severance is conditioned upon Mr. Falcone’s execution of a mutually agreeable release of claims against the Company. The Board also granted Mr. Falcone 2,200,000 stock options with an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Falcone is terminated by the Company other than for cause, if Mr. Falcone resigns for good reason, or if termination is caused by Mr. Falcone’s death, the options will continue to vest; otherwise, vesting of the options ceases upon Mr. Falcone’s termination. In addition, if the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 26, 2006, the Company approved a new consulting arrangement with Mr. Gordon Davis, the Company’s Chairman of the Board of Directors. On February 9, 2006, the Company entered into a consulting agreement with Mr. Davis with an effective date of February 2, 2006. The principal terms of the consulting agreement are as follows: (i) Mr. Davis’s consulting fee is $120,000 per year; and (ii) Mr. Davis has use of a company car for company business. The consulting agreement has a term of three years, with provision for automatic renewal for successive one year terms. If Mr. Davis is terminated for any reason other than by the Company for cause, as defined in his consulting agreement, including if the consulting agreement is not renewed by the Company, he will be entitled to termination payments. If Mr. Davis’s termination is caused by his death or disability, then the termination fee is equal to $120,000. If the Company terminates Mr. Davis for any reason other than for cause, if Mr. Davis terminates the agreement for good reason, or if the Company does not renew the consulting agreement, then Mr. Davis’s termination fee is dependant on when the termination takes place. If the termination occurs prior to the one year anniversary of the effective date, then Mr. Davis is entitled to the $120,000 annual consulting fee for the remainder of the term of the consulting agreement. If the termination occurs after the one year anniversary of the effective date, Mr. Davis is entitled to the consulting fee then in effect for a period of one year following termination. The obligation to pay the termination fee is conditioned upon Mr. Davis’s execution of a release of claims against the Company. Mr. Davis will continue to receive remuneration for service on the Board of Directors. The Board also granted Mr. Davis 1,750,000 stock options with an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Davis is terminated by the Company other than for cause, if Mr. Davis terminates for good reason, or if termination is caused by Mr. Davis’s death or disability, or non-renewal of the agreement by the Company, the options will continue to vest, otherwise, vesting of the options ceases upon Mr. Davis’s termination as a consultant. In addition, if the Company undergoes a change in control, as defined in the consulting agreement, the stock options granted above will fully vest upon the change in control.

On February 8, 2006, the Company appointed Stathis Kouninis as Chief Financial Officer. On February 13, 2006 the Company entered into an employment agreement with Mr. Kouninis. The principal terms of the employment agreement are as follows: (i) Mr. Kouninis will be paid a base salary of $165,000 per year; (ii) any bonus payment made to Mr. Kouninis will be at the discretion of the Board; and (iii) Mr. Kouninis will be eligible to participate in the Company’s existing benefit plans. In addition, the employment agreement will have a term of three years with provision for automatic renewal for successive one year terms. If Mr. Kouninis is terminated by the Company for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Kouninis will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Kouninis’ execution of a mutually agreeable release of claims against the Company. The Company also granted Mr. Kouninis stock options to purchase 450,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Kouninis remains employed by the Company. If the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 8, 2006, the Company entered into an employment agreement with Michael Bradley to serve as its Controller. The principal terms of the employment agreement are as follows: (i) Mr. Bradley will be paid a base salary of $140,000 per year; (ii) any bonus payment made to Mr. Bradley will be at the discretion of the CEO; (iii) an automobile allowance in the amount of $7,800 per annum and (iv) Mr. Bradley will be eligible to participate in the Company’s existing benefit plans. In addition, the employment agreement will have a term of three years with provision for automatic renewal for successive one year terms. If Mr. Bradley is terminated by the Company for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Bradley will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Bradley’s execution of a mutually agreeable release of claims against the Company. The Company also granted Mr. Bradley stock options to purchase 350,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Bradley remains employed by the Company. If the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

(b)	Equity Financing:

On January 26, 2006, the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with accredited investors pursuant to which the Company sold 13,335,925 units consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. Emerging Growth Equities, Ltd., a Pennsylvania limited partnership, served as placement agent for the transaction. The gross proceeds to the Company at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,148.

The warrants also include a cashless exercise provision pursuant to which the warrants may be exercised without payment in cash to the Company of the exercise price in the event that, at any time after one year from the date of the issuance of the warrant, there is no effective registration statement registering the resale of the shares of common stock underlying the warrants.

Pursuant to the Purchase Agreement, the Company agreed to several covenants, including the following: (i) the Company has agreed to take all actions necessary, including the preparation of proxy materials and solicitation of the Company’s shareholders, to seek shareholder approval to increase the size of the existing Board of Directors of the Company from five to seven members; (ii) the Company has agreed to update, if necessary, and as soon as reasonably practicable, certain prospectuses filed with the Securities and Exchange Commission; (iii) the Company has agreed to take all action necessary to appoint an individual selected by the purchasers holding a majority of the units purchased in this private placement, and reasonably agreeable to the Company’s existing Board of Directors, to fill the current vacancy on the Company’s Board of Directors, to appoint such person to serve on the Compensation Committee and, if qualified, the Audit Committee, and to take all actions necessary to ensure that such person will be included on the Company’s slate of Board nominees submitted for a shareholder vote at the Company’s next scheduled annual meeting of shareholders; and (iv) the Company has agreed to permit the purchasers in this private placement to designate a person to attend and observe (in person or telephonically) presentations to and matters before the Company’s Board, provided that such observer will remove himself or herself prior to any Board vote or taking of formal Board action, if such removal is requested by the Board.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 26, 2006, the Company also entered into an Escrow Agreement (the “Escrow Agreement”), pursuant to which the subscription amounts from each purchaser were placed into escrow pending release upon the happening of certain specified conditions. All of these conditions were either met or waived at the closing that occurred on January 26, 2006. The escrow conditions included not only the agreements by the Company set forth above, but also several additional covenants including the following: (i) the Company has agreed to use no more that $500,000 of the proceeds raised in the January 2006 private placement as payment for the Company’s past due payables existing as of December 31, 2005; (ii) the Company had to obtain a waiver of claims for liquidated damages relating to the Company’s September 2005 private placement of securities from shareholders representing at least a majority of all outstanding securities issued in connection with the September 2005 private placement, and the Company had to reprice the warrants issued to shareholders providing the waiver such that the exercise price of the warrants issued in connection with the September 2005 private placement was reduced from $3.00 to $1.00; and (iii) all of the current members of the Company’s Board, with the exception of the Board member selected by the purchasers, had to subscribe for, in the aggregate, at least $150,000 worth of common stock and warrants being sold in the private placement.

In addition to the Purchase Agreement and the Escrow Agreement, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement covering the resale of the shares of common stock purchased pursuant to the Purchase Agreement and the shares of common stock receivable upon exercise of the warrants within 90 days after the closing of the private placement, and to have that registration statement declared effective within six months after the filing of the registration statement. The Company is also obligated to use its best efforts to respond to any comments of the SEC within fifteen calendar days of the receipt of comments. The Company is required to pay liquidated damages if the registration statement has not been filed or declared effective on or prior to the applicable deadline specified above, or if the Company fails to use best efforts to respond to SEC comments within fifteen calendar days. The Registration Rights Agreement requires the Company to pay the liquidated damages in additional common stock and warrants.

The Company has covenanted to use the net proceeds from the January 2006 private placement for working capital purposes, including poultry processing, seafood processing, Unifresh® Footbath concentrate, and Unifresh® Pen Spray concentrate and other products and/or businesses the Company deems necessary, and not for the satisfaction of any portion of the Company’s past due payables outstanding as of December 31, 2005 (other than payment of past due payables outstanding as of December 31, 2005 in an amount not to exceed $500,000), to redeem any Company equity or equity-equivalent securities or to settle any outstanding litigation.

As compensation for acting as placement agent, Emerging Growth Equities, Ltd. received a cash payment equal to 6% of the gross proceeds from the private placement, and also received a warrant exercisable for shares of the Company’s common stock in an amount equal to 6% of the gross proceeds from the sale of the shares and warrants divided by $0.70. The warrant to Emerging Growth Equities has an exercise price equal to $1.00 and is exercisable immediately for a term of five years.

  Waivers of Liquidated Damages:

In connection with the private placement described above, the Company also obtained waivers of all claims for liquidated damages relating to the inability of the Company to have the registration statement registering resale of securities purchased in the September 2005 private placement declared effective by the deadline specified in the Registration Rights Agreement. The Company received these waivers from shareholders representing more than a majority of all outstanding securities issued in connection with the September 2005 private placement. In consideration for obtaining the waiver, the Company repriced the warrants issued to shareholders providing the waiver such that the exercise price of the warrants issued in connection with the September 2005 private placement was reduced from $3.00 to $1.00. The Company also agreed to have the registration statement covering resale of the securities purchased in the September 2005 private placement declared effective by May 13, 2006.

TASKER CAPITAL CORP. AND SUBSIDIARIES
(A DEVELOPMENT STATE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(c)	Common stock issuances:

Through March 9, 2006, the Company issued an additional 15.6 million common shares in connection with the following:

January 2006 private placement	13,335,925
Debenture conversions	2,095,000
Option exercises	175,000
15,605,925

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee	$2,447
Legal Fees and Expenses	85,500
Accounting Fees and Expenses	4,500
Printing Expenses	4,000
Miscellaneous Expenses	3,553
Total	$100,000

* Estimated

Item 14.    Indemnification of Directors and Officers

The Registrant’s Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the Nevada Revised Statutes that its directors or officers shall not be personally liable to the Registrant or its stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of the Registrant’s Articles of Incorporation, as amended and restated, is to eliminate the Registrant’s rights and the Registrant’s stockholders (through stockholders’ derivative suits on behalf of the Registrant) to recover damages against a director or officer, except under certain situations defined by statute.

The Registrant’s By-Laws provide that the Registrant will indemnify, to the full extent and in the manner permitted under the Nevada Revised Statutes, or any other applicable laws, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or served any other enterprise as a director or officer at the request of the Registrant.

Item 15.    Recent Sales of Unregistered Securities

In June 2003, the Registrant issued to several accredited investors 660,000 shares of the Registrant’s common stock for an aggregate purchase price of $165,000. The aforementioned securities were issued by the Registrant pursuant to Rule 506 of regulation D as promulgated under the Securities Act of 1933 (the “Securities Act”).

In July 2003, the Registrant issued to several accredited investors 1,383,940 shares of the Registrant’s common stock for an aggregate purchase price of $352,235. The aforementioned securities were issued by the Registrant pursuant to Rule 506 of regulation D as promulgated under the Securities Act.

On September 15, 2003, the Registrant issued to an accredited investor 155,000 shares of the Registrant’s common stock in consideration for the cancellation of an aggregate amount of debt that was due and owing of $123,105. The aforementioned securities were issued by the Registrant pursuant to Rule 506 of regulation D as promulgated under the Securities Act.

On January 10, 2004 the prior management of the Registrant entered into a Consulting agreement with Thomas Brazil to provide advisory services with respect to global strategic planning in connection with the marketing and sale of the Registrant’s products. Under the terms of the agreement, the Registrant issued Mr. Brazil 250,000 shares of the Registrant’s common stock. These securities were issued in a transaction exempt from registration by reason of Section 4(2) of the Securities Act.

On January 20, 2004 the prior management of the Registrant entered into a Consulting agreement with Stuart McPherson to provide advisory services with respect to conducting market research in Canadian markets in connection with the marketing and sale of the Registrant’s products. Under the terms of the agreement, the Registrant issued Mr. McPherson 1,150,000 shares of the Registrant’s common stock. The agreement terminated on September 30, 2004. These securities were issued in a transaction exempt from registration by reason of Section 4(2) of the Securities Act.

In April 2004, the Registrant sold $800,000 of 7% convertible debentures, convertible into common shares at $0.05 per share; warrants to purchase 8,000,000 shares at $0.10 per share (subsequently modified to $0.05 per share), which expire five years from the date of issuance; and 8,000,0000 shares of common stock at $0.20 per share (subsequently modified to $0.05 per share). These securities were issued to accredited investors pursuant to Rule 506 of regulation D as promulgated under the Securities Act and/or Section 4(2) of the Securities Act.

In July 2004, the Registrant completed a private placement of $1,647,674 worth of convertible debentures, which were convertible into 8,238,370 common shares at $0.20 per share, and warrants to purchase 3,461,500 of its common shares at $0.25 per share (subsequently modified to $0.05 per share), which expire five years from the date of issuance. These securities were issued to accredited investors pursuant to Rule 506 of regulation D as promulgated under the Securities Act and/or Section 4(2) of the Securities Act.

On December 27, 2004 the Registrant entered into an agreement with Avanti HR Placement & Consulting, Inc. to provide various human resource functions, including the recruitment of personnel and development of policies and procedures. Under the terms of the agreement, the Registrant shall pay a minimum of $2,000 per month. The Registrant also issued 50,000 stock options vesting over 2 years at an exercise price of $2.01. The agreement terminates on November 30, 2006. These securities were issued in a transaction exempt from registration by reason of Section 4(2) of the Securities Act.

On December 29, 2004 the Registrant closed a transaction pursuant to a securities Purchase Agreement dated as of December 23, 2004 with several accredited investors pursuant to which those accredited investors purchased 9,406,250 shares of the Registrant’s common stock for an aggregate purchase price of $15,050,000. Emerging Growth Equities LTD. as placement agent received a cash payment of 6 % and a warrant to purchase 562,500 shares exercisable at $2.00 per common share. The warrant is exercisable for three years. The aforementioned securities were issued by the Registrant pursuant to Rule 506 of regulation D as promulgated under the Securities Act, as amended, and/or Section 4(2) of the Act. A Form S-2/A was filed with the Securities and Exchange Commission on February 10, 2005 (file number 333-122383) to register these shares for resale.

In connection with our purchase of assets on July 15, 2005 from Indian River Labs, LLC (“IRL”), pHarlo Citrus Technologies, Inc. (“PCTI”), pHarlo Citrus Properties Partnership, LLLP (“PCPP”) and Coast to Coast Laboratories, LLC (“C2C” and together with IRL, PCTI and PCPP, the “Selling Companies”), the Registrant issued 18,792,388 shares of its common stock to the Selling Companies (the “Consideration Shares”) and were obligated to issue an additional 200,000 shares of our common stock (the “Additional Shares”) to a third party designated by PCTI in connection with certain claims against the assets of PCTI. The Additional Shares were issued to White Sales and Marketing Inc. (“WSMI”) on July 21, 2005 pursuant to a Settlement and Registration Rights Agreement dated the same date (the “Settlement Agreement”). The Consideration Shares and the Additional Shares were issued in transactions exempt from registration under the Securities Act, by reason of Section 4(2) and/or Regulation D of the Securities Act. Pursuant to the terms of the Purchase Agreement and the Settlement Agreement, the Registrant was able to rely upon the representations and warranties provided by the Sellers and WSMI contained therein in connection with the issuance of the Consideration Shares and the Additional Shares without registration.

On September 21, 2005, the Registrant entered into a Securities Purchase Agreement with several accredited investors pursuant to which the Registrant sold 2,947,545 shares of its common stock at a purchase price of $2.20 per share together with warrants exercisable for 1,473,769 shares of its common stock at an exercise price of $3.00 per share. The gross proceeds to the Registrant at the closing from the sale of common stock, exclusive of the exercise price of the warrants, were $6,484,599. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. Pursuant to the terms of the Securities Purchase Agreement, the Registrant was able to rely upon the representations and warranties provided by the investors contained therein in connection with the issuance of the aforementioned securities without registration.

On January 26, 2006, the Registrant entered into a Securities Purchase Agreement with several accredited investors pursuant to which the Registrant sold 13,335,925 units, each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. The gross proceeds to us at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,148. Emerging Growth Equities, Ltd. served as placement agent for the transaction. As compensation for serving as placement agent, Emerging Growth Equities, Ltd. received a cash payment equal to 6% of the gross proceeds from the private placement, and also received a warrant exercisable for shares of common stock in an amount equal to 6% of the gross proceeds from the sale of the shares and warrants divided by $0.70. The warrant to Emerging Growth Equities has an exercise price of $1.00 and is exercisable immediately for a term of five years. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. Pursuant to the terms of the Securities Purchase Agreement, the Registrant was able to rely upon the representations and warranties provided by the investors contained therein in connection with the issuance of the aforementioned securities without registration.

Item 16.    Exhibits and Financial Statement Schedules

(a)	The following is a list of Exhibits filed herewith as part of the registration statement:

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2.1
Asset Purchase Agreement by and among Tasker Capital Corp. and Tasker Products IP Holdings Corp. (as “Buyers”) and Indian River Labs, L.L.C., pHarlo Citrus Technologies, Inc., pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC (as “Sellers”) dated July 15, 2005 (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed on July 21, 2005)

3.1	Articles of Incorporation of Tasker Capital Corp, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed August 30, 2005)

3.2	By-Laws of Tasker Capital Corp. (incorporated by reference to Exhibit 2.2 to the Registration Statement of the Registrant on Form 10-SB filed with the SEC on November 27, 2000)

4.1	Cummins Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on July 21, 2005)

4.2	Creasey Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on July 21, 2005)

4.3	Dickinson Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed on July 21, 2005)

4.4	Smith Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 8-K filed on July 21, 2005)

4.5	Form of Warrant from the September 2005 Private Placement (incorporated by reference to Exhibit 4.01 to the Registrant’s Form 8-K filed on September 26, 2005)

5.1*	Opinion of Hale Lane

10.1	April 5, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.2	April 5, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.3	May 11, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-KSB filed on April 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.4	May 11, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.5	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Barbara Longchamp (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.6	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Gordon Davis (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.7	August 25, 2004 Employee Non-Statutory Stock Option Agreement with Robert Appleby (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.8	August 25, 2004 Employee Non-Statutory Stock Option Agreement with James Burns (incorporated by reference to Exhibit 10.8 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.9	January 1, 2005 Executive Employment Agreement with Robert P. Appleby (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.10	January 1, 2005 Executive Employment Agreement with James Burns (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.11	November 1, 2004 Executive Employment Agreement with Dennis Smithyman (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.12	November 15, 2004 Executive Employment Agreement with James Collins (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.13	November 15, 2004 Executive Employment Agreement with Robert D. Jenkins (incorporated by reference to Exhibit 10.13 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.14
Securities Purchase Agreement dated as of April 30, 2004, Registration Rights Agreement dated as of April 30, 2004, Form of Common Stock Purchase Warrant and Form of 7% Convertible Debenture for the April 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on May 5, 2004)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.15
Securities Purchase Agreement dated as of July 21, 2004, Registration Rights Agreement dated as of July 21, 2004, Form of Common Stock Purchase Warrant and Form of Convertible Debenture for the July 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on July 22, 2004)

10.16
Securities Purchase Agreement dated as of December 23, 2004, Registration Rights Agreement dated as of December 23, 2004, and Warrant issued to Emerging Growth Equities, LTD. for the December 2004 private placement (Equity financing that closed on 12/29/04) (incorporated by reference to Exhibits 4.1, 4.2 and 4.3 to the Registrant’s Form 8-K filed on January 5, 2005)

10.17
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 20, 2004 (incorporated by reference to Exhibit 10.17 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.18
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 16, 2004 (incorporated by reference to Exhibit 10.18 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.19
Exclusive Field of Use License Agreement & Product Sale Agreement between Wynn Starr Special Products LLC and Tasker Capital Corp. dated September 16, 2004 (incorporated by reference to Exhibit 10.19 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.20	Promissory note with pHarlo Citrus Technologies dated November 28, 2004 (incorporated by reference to Exhibit 10.20 to the Registrant’s Form 10-KSB filed on April 15, 2005).

10.21	Promissory note with pHarlo Citrus Technologies dated November 12, 2004 (incorporated by reference to Exhibit 10.21 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.22	Promissory note with pHarlo Citrus Properties Partnership LLLP dated December 15, 2004 (incorporated by reference to Exhibit 10.22 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.23	Promissory note with pHarlo Citrus Properties Partnership LLLP dated December 30, 2004 (incorporated by reference to Exhibit 10.23 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.24	January 10, 2004 Consulting Agreement with Thomas Brazil (incorporated by reference to Exhibit 10.24 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.25	January 20, 2004 Consulting Agreement with Stuart McPherson (incorporated by reference to Exhibit 10.25 to the Registrant’s Form 10-KSB filed on April 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.26	May, 2004 Consulting Agreement with Arthur Bergeron (incorporated by reference to Exhibit 10.26 to the Registrants Form 10-KSB filed on April 15, 2005)

10.27	August, 2004 Consulting Agreement with Wall Street Investor Relations (incorporated by reference to Exhibit 10.27 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.28	December 7, 2004 Settlement Agreement with Richard J. Kirby (incorporated by reference to Exhibit 10.28 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.29	December 27, 2004 Consulting Agreement with Avanti HR Placement & Consulting (incorporated by reference to Exhibit 10.29 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.30	Promissory note by Barry Cummins to Tasker Capital Corp., dated January 10, 2005 (incorporated by reference to Exhibit 10.30 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.31	Promissory note by David Creasey to Tasker Capital Corp., dated January 3, 2005 (incorporated by reference to Exhibit 10.31 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.32	Promissory note by David Creasey to Tasker Capital Corp., dated March 1, 2005 (incorporated by reference to Exhibit 10.32 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.33	Promissory note by David Dickinson to Tasker Capital Corp., dated January 10, 2005 (incorporated by reference to Exhibit 10.33 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.34	Promissory note by David Dickinson to Tasker Capital Corp., dated March 4, 2005 (incorporated by reference to Exhibit 10.34 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.35
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated January 20, 2005 (incorporated by reference to Exhibit 10.35 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.36
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated February 15, 2005 (incorporated by reference to Exhibit 10.36 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.37
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated March 7, 2005 (incorporated by reference to Exhibit 10.37 to the Registrant’s Form 10-QSB filed on May 16, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.38
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated March 31, 2005 (incorporated by reference to Exhibit 10.38 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.39	Loan Agreement by and between Coast to Coast and Tasker Capital Corp., dated March 3, 2005 (incorporated by reference to Exhibit 10.39 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.40	Promissory Note by David Creasey to Tasker Capital Corp., dated March 28, 2005 (incorporated by reference to Exhibit 10.40 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.41
February 3, 2005 sale of promissory note by Philip Georgas to Tasker Capital Corp. in the sum of $49,950 plus interest and services for 32,272 restricted common shares at US $1.65 share (incorporated by reference to Exhibit 10.41 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.42	Employment agreement between Tasker Capital Corp. and Mr. Richard Weiner dated April 12, 2005 (incorporated by reference to Exhibit 10.42 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.43
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Capital Corp. and Robert P. Appleby (incorporated by reference to Exhibit 10.43 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.44
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Capital Corp. and James Burns (incorporated by reference to Exhibit 10.44 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.45
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Capital Corp. and Robert D. Jenkins (incorporated by reference to Exhibit 10.45 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.46
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated April 20, 2005 (incorporated by reference to Exhibit 10.46 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.47
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated May 19, 2005 (incorporated by reference to Exhibit 10.47 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.48
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated June 14, 2005 (incorporated by reference to Exhibit 10.48 to the Registrant’s Form 10-QSB filed on August 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.49
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated July 6, 2005 (incorporated by reference to Exhibit 10.49 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.50
Loan Agreement by and between Coast to Coast Laboratories LLC and Tasker Capital Corp., dated May 25, 2005 (incorporated by reference to Exhibit 10.50 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.51
Loan Agreement by and between Coast to Coast Laboratories LLC and Tasker Capital Corp., dated June 29, 2005 (incorporated by reference to Exhibit 10.51 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.52
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated May 11, 2005 (incorporated by reference to Exhibit 10.52 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.53
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated May 27, 2005 (incorporated by reference to Exhibit 10.53 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.54
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated June 2, 2005 (incorporated by reference to Exhibit 10.54 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.55
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated June 14, 2005 (incorporated by reference to Exhibit 10.55 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.56
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated June 27, 2005 (incorporated by reference to Exhibit 10.56 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.57
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated July 12, 2005 (incorporated by reference to Exhibit 10.57 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.58	Loan Agreement by and between Indian River Labs and Tasker Capital Corp., dated June 29, 2005 (incorporated by reference to Exhibit 10.58 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.59
Stock Purchase Agreement between Electric Aquagenics Unlimited, Inc. and Tasker Capital Corp., dated April 22, 2005 (incorporated by reference to Exhibit 10.59 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.60
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between Tasker Capital Corp. and Robert P. Appleby (incorporated by reference to Exhibit 10.60 to the Registrant’s Form 10-QSB filed on August 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.61
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between Tasker Capital Corp. and James Burns (incorporated by reference to Exhibit 10.61 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.62
Patent Technology Sublicense Agreement made as of July 15, 2005 by and among pHarlo IP, LLC, Tasker Capital Corp. and Tasker Products IP Holdings Corp. (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 21, 2005)

10.63	Promissory Note executed by Tasker Capital Corp. to Indian River Labs, L.L.C. dated July 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 21, 2005)

10.64
Securities Purchase Agreement, dated as of September 21, 2005, by and among Tasker Capital Corp. and the Purchaser parties thereto (incorporated by reference to Exhibit 10.01 to the Registrant’s Form 8-K filed on September 26, 2005)

10.65
Registration Rights Agreement, dated as of September 21, 2005, by and among Tasker Capital Corp. and the Purchaser parties thereto (incorporated by reference to Exhibit 10.02 to the Registrant’s Form 8-K filed on September 26, 2005)

10.66
Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement by and between Tasker Capital Corp., Wynn Starr Special Products, LLC, Pharlo Citrus Technologies, Inc., and Indian River Labs, LLC, retroactively effective to March 18, 2005 (incorporated by reference to Exhibit 10.66 to the Registrant’s Form 10-QSB filed on November 14, 2005).

10.67**	Settlement Agreement and General Lease, dated December 23, 2005, between Tasker Capital Corp. and Robert P. Appleby

10.68**	Securities Purchase Agreement, dated as of January 26, 2006, by and among Tasker Capital Corp. and the Purchaser parties thereto

10.69**	Registration Rights Agreement, dated as of January 26, 2006, by and among Tasker Capital Corp. and the Purchaser parties thereto

10.70**	Employment Agreement, dated as of February 9, 2006, between Tasker Capital Corp. and Richard D. Falcone

10.71*	Consultant Agreement, dated as of February 9, 2006, between Tasker Capital Corp. and Gordon Davis

10.72**	Employment Agreement, dated as of February 13, 2006, between Tasker Capital Corp. and Stathis Kouninis

10.73**	Separation Agreement and General Release, dated as of February 8, 2006, between Tasker Capital Corp. and Robert D. Jenkins

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form SB-2 filed on August 30, 2005)

23.1**	Consent of Rothstein, Kass & Company, P.C.

23.2**	Consent of Morgan and Company

23.3*	Consent of Hale Lane (contained in their opinion included under Exhibit 5.1)

* To be filed by amendment
** Filed herewith

(b)	Financial Statement Schedules

Schedule II - Valuation and Qualifying Accounts.

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(4) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant as described in Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on the 26th day of April, 2006.

TASKER CAPITAL CORP

By:	/s/Stathis Kouninis
Stathis Kouninis
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Falcone and Stathis Kouninis, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

Gordon Davis	Chairman of the Board
/s/ Richard Falcone Richard Falcone	President, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2006
/s/ Stathis Kouninis Stathis Kouninis	Chief Financial Officer (Principal Financial and Accounting Officer)	April 26, 2006
/s/ James Burns James Burns	Executive Vice President - Business Development and Director	April 26, 2006
/s/ Albert Canosa Albert Canosa	Director	April 26, 2006
/s/ Steven Zavagli Steven Zavagli	Director	April 26, 2006

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2.1
Asset Purchase Agreement by and among Tasker Capital Corp. and Tasker Products IP Holdings Corp. (as “Buyers”) and Indian River Labs, L.L.C., pHarlo Citrus Technologies, Inc., pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC (as “Sellers”) dated July 15, 2005 (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed on July 21, 2005)

3.1	Articles of Incorporation of Tasker Capital Corp, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed August 30, 2005)

3.2	By-Laws of Tasker Capital Corp. (incorporated by reference to Exhibit 2.2 to the Registration Statement of the Registrant on Form 10-SB filed with the SEC on November 27, 2000)

4.1	Cummins Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on July 21, 2005)

4.2	Creasey Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on July 21, 2005)

4.3	Dickinson Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed on July 21, 2005)

4.4	Smith Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 8-K filed on July 21, 2005)

4.5	Form of Warrant from the September 2005 Private Placement (incorporated by reference to Exhibit 4.01 to the Registrant’s Form 8-K filed on September 26, 2005)

5.1*	Opinion of Hale Lane

10.1	April 5, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.2	April 5, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.3	May 11, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-KSB filed on April 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.4	May 11, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.5	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Barbara Longchamp (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.6	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Gordon Davis (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.7	August 25, 2004 Employee Non-Statutory Stock Option Agreement with Robert Appleby (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.8	August 25, 2004 Employee Non-Statutory Stock Option Agreement with James Burns (incorporated by reference to Exhibit 10.8 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.9	January 1, 2005 Executive Employment Agreement with Robert P. Appleby (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.10	January 1, 2005 Executive Employment Agreement with James Burns (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.11	November 1, 2004 Executive Employment Agreement with Dennis Smithyman (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.12	November 15, 2004 Executive Employment Agreement with James Collins (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.13	November 15, 2004 Executive Employment Agreement with Robert D. Jenkins (incorporated by reference to Exhibit 10.13 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.14
Securities Purchase Agreement dated as of April 30, 2004, Registration Rights Agreement dated as of April 30, 2004, Form of Common Stock Purchase Warrant and Form of 7% Convertible Debenture for the April 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on May 5, 2004)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.15
Securities Purchase Agreement dated as of July 21, 2004, Registration Rights Agreement dated as of July 21, 2004, Form of Common Stock Purchase Warrant and Form of Convertible Debenture for the July 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on July 22, 2004)

10.16
Securities Purchase Agreement dated as of December 23, 2004, Registration Rights Agreement dated as of December 23, 2004, and Warrant issued to Emerging Growth Equities, LTD. for the December 2004 private placement (Equity financing that closed on 12/29/04) (incorporated by reference to Exhibits 4.1, 4.2 and 4.3 to the Registrant’s Form 8-K filed on January 5, 2005)

10.17
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 20, 2004 (incorporated by reference to Exhibit 10.17 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.18
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 16, 2004 (incorporated by reference to Exhibit 10.18 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.19
Exclusive Field of Use License Agreement & Product Sale Agreement between Wynn Starr Special Products LLC and Tasker Capital Corp. dated September 16, 2004 (incorporated by reference to Exhibit 10.19 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.20	Promissory note with pHarlo Citrus Technologies dated November 28, 2004 (incorporated by reference to Exhibit 10.20 to the Registrant’s Form 10-KSB filed on April 15, 2005).

10.21	Promissory note with pHarlo Citrus Technologies dated November 12, 2004 (incorporated by reference to Exhibit 10.21 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.22	Promissory note with pHarlo Citrus Properties Partnership LLLP dated December 15, 2004 (incorporated by reference to Exhibit 10.22 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.23	Promissory note with pHarlo Citrus Properties Partnership LLLP dated December 30, 2004 (incorporated by reference to Exhibit 10.23 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.24	January 10, 2004 Consulting Agreement with Thomas Brazil (incorporated by reference to Exhibit 10.24 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.25	January 20, 2004 Consulting Agreement with Stuart McPherson (incorporated by reference to Exhibit 10.25 to the Registrant’s Form 10-KSB filed on April 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.26	May, 2004 Consulting Agreement with Arthur Bergeron (incorporated by reference to Exhibit 10.26 to the Registrants Form 10-KSB filed on April 15, 2005)

10.27	August, 2004 Consulting Agreement with Wall Street Investor Relations (incorporated by reference to Exhibit 10.27 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.28	December 7, 2004 Settlement Agreement with Richard J. Kirby (incorporated by reference to Exhibit 10.28 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.29	December 27, 2004 Consulting Agreement with Avanti HR Placement & Consulting (incorporated by reference to Exhibit 10.29 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.30	Promissory note by Barry Cummins to Tasker Capital Corp., dated January 10, 2005 (incorporated by reference to Exhibit 10.30 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.31	Promissory note by David Creasey to Tasker Capital Corp., dated January 3, 2005 (incorporated by reference to Exhibit 10.31 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.32	Promissory note by David Creasey to Tasker Capital Corp., dated March 1, 2005 (incorporated by reference to Exhibit 10.32 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.33	Promissory note by David Dickinson to Tasker Capital Corp., dated January 10, 2005 (incorporated by reference to Exhibit 10.33 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.34	Promissory note by David Dickinson to Tasker Capital Corp., dated March 4, 2005 (incorporated by reference to Exhibit 10.34 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.35
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated January 20, 2005 (incorporated by reference to Exhibit 10.35 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.36
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated February 15, 2005 (incorporated by reference to Exhibit 10.36 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.37
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated March 7, 2005 (incorporated by reference to Exhibit 10.37 to the Registrant’s Form 10-QSB filed on May 16, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.38
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated March 31, 2005 (incorporated by reference to Exhibit 10.38 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.39	Loan Agreement by and between Coast to Coast and Tasker Capital Corp., dated March 3, 2005 (incorporated by reference to Exhibit 10.39 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.40	Promissory Note by David Creasey to Tasker Capital Corp., dated March 28, 2005 (incorporated by reference to Exhibit 10.40 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.41
February 3, 2005 sale of promissory note by Philip Georgas to Tasker Capital Corp. in the sum of $49,950 plus interest and services for 32,272 restricted common shares at US $1.65 share (incorporated by reference to Exhibit 10.41 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.42	Employment agreement between Tasker Capital Corp. and Mr. Richard Weiner dated April 12, 2005 (incorporated by reference to Exhibit 10.42 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.43
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Capital Corp. and Robert P. Appleby (incorporated by reference to Exhibit 10.43 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.44
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Capital Corp. and James Burns (incorporated by reference to Exhibit 10.44 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.45
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between Tasker Capital Corp. and Robert D. Jenkins (incorporated by reference to Exhibit 10.45 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.46
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated April 20, 2005 (incorporated by reference to Exhibit 10.46 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.47
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated May 19, 2005 (incorporated by reference to Exhibit 10.47 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.48
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated June 14, 2005 (incorporated by reference to Exhibit 10.48 to the Registrant’s Form 10-QSB filed on August 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.49
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and Tasker Capital Corp., dated July 6, 2005 (incorporated by reference to Exhibit 10.49 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.50
Loan Agreement by and between Coast to Coast Laboratories LLC and Tasker Capital Corp., dated May 25, 2005 (incorporated by reference to Exhibit 10.50 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.51
Loan Agreement by and between Coast to Coast Laboratories LLC and Tasker Capital Corp., dated June 29, 2005 (incorporated by reference to Exhibit 10.51 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.52
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated May 11, 2005 (incorporated by reference to Exhibit 10.52 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.53
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated May 27, 2005 (incorporated by reference to Exhibit 10.53 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.54
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated June 2, 2005 (incorporated by reference to Exhibit 10.54 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.55
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated June 14, 2005 (incorporated by reference to Exhibit 10.55 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.56
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated June 27, 2005 (incorporated by reference to Exhibit 10.56 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.57
Loan Agreement by and between Pharlo Citrus Technologies and Tasker Capital Corp., dated July 12, 2005 (incorporated by reference to Exhibit 10.57 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.58	Loan Agreement by and between Indian River Labs and Tasker Capital Corp., dated June 29, 2005 (incorporated by reference to Exhibit 10.58 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.59
Stock Purchase Agreement between Electric Aquagenics Unlimited, Inc. and Tasker Capital Corp., dated April 22, 2005 (incorporated by reference to Exhibit 10.59 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.60
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between Tasker Capital Corp. and Robert P. Appleby (incorporated by reference to Exhibit 10.60 to the Registrant’s Form 10-QSB filed on August 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.61
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between Tasker Capital Corp. and James Burns (incorporated by reference to Exhibit 10.61 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.62
Patent Technology Sublicense Agreement made as of July 15, 2005 by and among pHarlo IP, LLC, Tasker Capital Corp. and Tasker Products IP Holdings Corp. (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 21, 2005)

10.63	Promissory Note executed by Tasker Capital Corp. to Indian River Labs, L.L.C. dated July 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 21, 2005)

10.64
Securities Purchase Agreement, dated as of September 21, 2005, by and among Tasker Capital Corp. and the Purchaser parties thereto (incorporated by reference to Exhibit 10.01 to the Registrant’s Form 8-K filed on September 26, 2005)

10.65
Registration Rights Agreement, dated as of September 21, 2005, by and among Tasker Capital Corp. and the Purchaser parties thereto (incorporated by reference to Exhibit 10.02 to the Registrant’s Form 8-K filed on September 26, 2005)

10.66
Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement by and between Tasker Capital Corp., Wynn Starr Special Products, LLC, Pharlo Citrus Technologies, Inc., and Indian River Labs, LLC, retroactively effective to March 18, 2005 (incorporated by reference to Exhibit 10.66 to the Registrant’s Form 10-QSB filed on November 14, 2005).

10.67**	Settlement Agreement and General Lease, dated December 23, 2005, between Tasker Capital Corp. and Robert P. Appleby

10.68**	Securities Purchase Agreement, dated as of January 26, 2006, by and among Tasker Capital Corp. and the Purchaser parties thereto

10.69**	Registration Rights Agreement, dated as of January 26, 2006, by and among Tasker Capital Corp. and the Purchaser parties thereto

10.70**	Employment Agreement, dated as of February 9, 2006, between Tasker Capital Corp. and Richard D. Falcone

10.71*	Consultant Agreement, dated as of February 9, 2006, between Tasker Capital Corp. and Gordon Davis

10.72**	Employment Agreement, dated as of February 13, 2006, between Tasker Capital Corp. and Stathis Kouninis

10.73**	Separation Agreement and General Release, dated as of February 8, 2006, between Tasker Capital Corp. and Robert D. Jenkins

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form SB-2 filed on August 30, 2005)

23.1**	Consent of Rothstein, Kass & Company, P.C.

23.2**	Consent of Morgan and Company

23.3*	Consent of Hale Lane (contained in their opinion included under Exhibit 5.1)

* To be filed by amendment
** Filed herewith